    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 9, 2001
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                           PACKARD BIOSCIENCE COMPANY
             (Exact name of Registrant as specified in its charter)

           DELAWARE                                   3826                                   06-0676652
 (State or other jurisdiction             (Primary Standard Industrial                    (I.R.S. Employer
              of                           Classification Code Number)                 Identification Number)
incorporation or organization)

                              800 RESEARCH PARKWAY
                           MERIDEN, CONNECTICUT 06450
                                 (203) 238-2351
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 BEN D. KAPLAN
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                           PACKARD BIOSCIENCE COMPANY
                              800 RESEARCH PARKWAY
                           MERIDEN, CONNECTICUT 06450
                                 (203) 238-2351

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------
                                   COPIES TO:

       ANDREW R. BROWNSTEIN, ESQ.                ROHAN S. WEERASINGHE, ESQ.
     WACHTELL, LIPTON, ROSEN & KATZ                 SHEARMAN & STERLING
          51 WEST 52ND STREET                       599 LEXINGTON AVENUE
        NEW YORK, NY 10019-6150                      NEW YORK, NY 10022
             (212) 403-1000                            (212) 848-4000

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                   Amount          Proposed Maximum      Proposed Maximum
  Title of Each Class of            To Be         Aggregate Offering        Aggregate             Amount of
Securities to be Registered      Registered        Price Per Unit(2)   Offering Price(1)(2)   Registration Fee
Common stock, par value of
  $.002 per share........        11,500,000            $14.1562           $162,796,300             $40,700

(1) Includes shares of Common Stock that may be sold pursuant to Underwriters' over-allotment options, if any, and any shares offered and sold outside the U.S. in transactions that are not subject to registration under the Securities Act of 1933 but that may be resold from time to time in the U.S. in transactions subject to registration under the Securities Act. Offers and sales of shares outside the U.S. are being made pursuant to Regulation S under the Securities Act and are not covered by this Registration Statement.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices for the Common Stock reported on the Nasdaq National Market as of February 5, 2001, a date within five business days prior to the date of filing of this registration statement.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED FEBRUARY 9, 2001

PROSPECTUS

                               10,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                               ------------------

    Packard BioScience Company is selling 3,000,000 shares and Packard BioScience Company stockholders are selling 7,000,000 shares. The U.S. underwriters are offering 8,000,000 shares in the U.S. and Canada and the international managers are offering 2,000,000 shares outside the U.S. and Canada.

    The shares are quoted on the Nasdaq National Market under the symbol "PBSC." On February 7, 2001, the last sale price of the shares as reported on the Nasdaq National Market was $15.00 per share.

    INVESTING IN THE COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

                               ------------------

                                                              PER SHARE            TOTAL
                                                              ---------            -----
Public offering price.......................................     $                   $
Underwriting discount.......................................     $                   $
Proceeds, before expenses, to Packard BioScience............     $                   $
Proceeds to the selling stockholders........................     $                   $

    The U.S. underwriters may also purchase up to an additional 1,200,000 shares from the selling stockholders at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The international managers may similarly purchase up to an additional 300,000 shares from the selling stockholders.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares will be ready for delivery on or about       , 2001.

                               ------------------

MERRILL LYNCH & CO.

        CREDIT SUISSE FIRST BOSTON

                JPMORGAN

                         BANC OF AMERICA SECURITIES LLC

                                 ROBERT W. BAIRD & CO.

                               ------------------

                  The date of this prospectus is       , 2001.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Summary.....................................................      1
Risk Factors................................................      8
Forward-Looking Statements..................................     17
Use of Proceeds.............................................     18
Price Range of Common Stock.................................     18
Dividend Policy.............................................     18
Capitalization..............................................     19
Dilution....................................................     20
Selected Consolidated Financial Data........................     21
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     23
Business....................................................     36
Management..................................................     66
Related Party Transactions..................................     79
Principal and Selling Stockholders..........................     81
Description of Capital Stock................................     84
Description of Indebtedness.................................     86
Shares Eligible for Future Sale.............................     88
Material United States Federal Tax Considerations for
  Non-U.S. Holders..........................................     90
Underwriting................................................     93
Legal Matters...............................................     97
Experts.....................................................     97
Where You Can Find Additional Information...................     97
Index to Financial Statements...............................    F-1
Index to Pro Forma Consolidated Financial Statements........    P-1

                            ------------------------

    You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or other date stated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                            ------------------------

    Packard, BioSignal, HTRF, TopCount, MultiPROBE, FlashPlate, Discovery, Tri-Carb, Auto-Gamma, Radiomatic, SignalScreen, Cyclone (in the EU only), LucLite, PlateTrak, QuantArray, ScanArray, SpotArray and BioChip Arrayer (in the EU only) are registered trademarks, and ALPHA, AlphaScreen, AlphaQuest, BRET(2), Fusion, HydroGel, DNATrak, GenomeTrak, MiniTrak, AlphaGenomics, Talon, ArrayInformatics and ImageTrak are trademarks, of Packard BioScience Company or its subsidiaries. MassPrep is a registered trademark of Waters Corporation, SPA is a registered trademark of Amersham-Pharmacia Biotech AB, and SPRI is a trademark of Agencourt Bioscience Corporation.

                                    SUMMARY

    THE FOLLOWING SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. IT IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES.

OUR COMPANY

    We are a leading global developer, manufacturer and marketer of instruments and related consumables and services for use in drug discovery and other life sciences research. We are primarily focused on the rapidly growing areas of drug screening, functional genomics and proteomics. Our broad technology portfolio and our experience working in more than 60 countries with market-leading customers have allowed us to establish a worldwide leadership position in many of our primary product categories, including bioanalytical instrumentation, liquid handling and sample preparation robotics and integrated screening systems for drug discovery. In addition, we have developed advanced microarray technologies through substantial investments in research and development and intellectual property, as well as through acquisitions and strategic alliances. Our products are intended to meet the rapidly growing experimentation needs of a diverse customer base, including pharmaceutical, biotechnology, agricultural and diagnostics companies, as well as academic institutions and government agencies. For the year ended December 31, 2000, we generated revenues of $165.4 million.

    Established on a strong lineage of bioanalytical instrumentation and recognized brand names, Packard has for many years been a leading producer of bioanalytical instruments and related consumables. Over time, this leadership position has given us capital resources and expertise to pursue new opportunities and develop scalable platforms in the fast growing fields of the post-genomic era: drug screening, functional genomics and proteomics.

    Today, we believe we provide the most comprehensive integrated solutions for drug screening applications that allow our customers to increase speed, reduce cost, improve data accuracy and enhance productivity. As a leading company in laboratory automation and liquid handling, we have integrated our products to form platforms that support the industrialization of drug discovery by bringing the benefits of miniaturization, automation and ultra-high throughput analysis to drug screening. To further accelerate our growth, we are leveraging our strength in drug screening into the fields of functional genomics and proteomics. For example, through our acquisition of the life sciences division of GSI Lumonics, Inc. in October 2000, according to independent research reports, we have become the leading provider of microarray imaging and software analysis tools, allowing us to combine the benefits of this acquisition with our existing biochip production technologies to strengthen our proteomics platform.

    Pharmaceutical and biotechnology companies have recognized that understanding genetic variation and gene and protein function is critical to the advancement of the drug discovery process. This, along with the accelerated completion of the sequencing of various genomes, is expected to result in significantly greater investments in functional genomics and proteomics research and more advanced downstream drug screening. The ability of researchers to apply genomic and proteomic information to the discovery and development of new drugs is currently subject to the limitations of the analytical processes and instrumentation that provide the information. These shortcomings result from insufficient speed of analysis due to the lack of integrated automation in moving samples through the process, limitations in the ability to miniaturize assays and the high cost of failures late in the drug development process. Automation, high throughput rates and parallel sample analysis will be required to meet the demands of researchers who need to process the billions of tests necessary to convert raw genetic data into medically valuable information. Industry experts predict that in the year 2001 the life sciences research industry will invest more than $80 billion in basic life sciences research and drug discovery and development, approximately $4.6 billion of which will be in the areas we serve with our platforms, products and services.

    Whereas many technology companies offer a solution for one or more of the shortcomings affecting the drug discovery process, we are integrating numerous proven products and innovative technologies into our platforms so that the entire process can operate with greater efficiency. Our solutions feature automation, miniaturization, and high sample throughput to achieve these efficiencies. In addition, our technologies are available in modular formats to address specific market needs, such as those of academic research laboratories.

    Our rich portfolio of proprietary technologies is embodied in our products, consumables and services. We own approximately 65 U.S. and foreign patents and have over 40 patent applications pending in the United States and abroad. According to a recent independent market study, we provide the broadest range of products and services to the pharmaceutical drug screening industry. Our primary products include:

    - automated liquid handling and sample preparation systems;

    - microwell plate readers and plate imaging systems;

    - drug screening and detection reagents;

    - biochip systems and related microarray analysis software; and

    - bioanalytical scintillation instruments, our "legacy products".

    We intend to expand our current leadership position in drug screening into other growth areas of the life sciences research industry. As part of our strategy we plan to:

    - FOCUS ON HIGH GROWTH OPPORTUNITIES--continue the development of existing and new industrial-strength analysis platforms to address the large-scale experimental needs of the post-genomic era in drug screening, functional genomics and proteomics;

    - CONTINUE TECHNOLOGICAL INNOVATION--accelerate investments in technologies associated with our products and services through research and development, collaborations, licensing arrangements and acquisitions;

    - MAXIMIZE THE BENEFITS OF OUR LEADERSHIP POSITIONS AND GLOBAL PRESENCE--leverage our high brand recognition, established customer base and well-developed sales and marketing infrastructure to commercialize new products and platform technologies; and

    - GROW RECURRING REVENUE STREAM--continue to develop and increase sales of consumables, outsourcing and other services.

    We have strong long-term relationships with a broad customer base that includes substantially all of the 50 largest pharmaceutical and biotechnology companies. We also have one of the largest installed bases in the life sciences research industry with over 27,000 instruments. Our broad and well-developed customer relationships and extensive installed base not only allow us to generate a recurring revenue stream from services and sales of related consumables, but also provide us with customer insights that are invaluable for the development and commercialization of new products and technologies. Through our worldwide sales, marketing and service organization of approximately 400 individuals, we distribute our instruments and other products and provide services to many of the leading pharmaceutical, biotechnology and agrochemical companies, as well as to prominent academic, government and medical laboratories.

RECENT DEVELOPMENTS

    ACQUISITIONS AND STRATEGIC INITIATIVES

    In November 2000, we established our new subsidiary, Packard Pacific Limited, in Hong Kong to increase the presence and support of our products in China and the Pacific Rim. The subsidiary is intended to complement the existing base of representative offices currently under contract with us, and we believe that a direct presence with factory-trained personnel will improve our ability to meet the emerging needs for drug discovery research in that region.

    In October 2000, we completed the acquisition of the life sciences division of GSI Lumonics, Inc. for approximately $40 million in cash and approximately
4.5 million shares of our common stock. The business we acquired is now a part of our subsidiary Packard BioChip Technologies, LLC, an entity formed to consolidate our various technologies in the area of biochips. Packard BioChip Technologies is a leading provider of imaging equipment and software for biochip and microarray applications. Its products are used in applications including single nucleotide polymorphism (SNP) detection, gene expression analysis, protein studies and drug discovery. For the nine months ended September 30, 2000, the acquired business generated revenues of $13.1 million.

    Also in October 2000, we entered into a co-marketing agreement with Agencourt Bioscience Corporation, a company formed by former employees of the Whitehead Institute for Biomedical Research, for the commercialization of DNA extraction and purification chemistry developed by and licensed from the MIT Center for Genome Research. Applications of this chemistry exploit the high throughput capabilities of our industrialized genomics platform for the preparation of DNA samples. Two of our products, the DNATrak used for high throughput DNA preparations and the GenomeTrak used for ultra-high throughput DNA preparations, have been released to the market using our equipment and Agencourt's chemistry. As part of the arrangement, we also made an equity investment in Agencourt of $1.25 million, representing approximately 8% of the outstanding equity of Agencourt.

    In September 2000, we obtained the fifth U.S. patent for our inkjet printing biochip and microarray manufacturing technology. The issuance of these important biochip production patents further strengthens our intellectual property portfolio, a vital asset in the biochip field. We have completed the delivery of ten core microarray inkjet printing modules to Motorola, Inc., for its industrial-scale gene chip production facility, and we established a collaboration with Oxford GlycoSciences plc to evaluate and develop protein chips, in each case using this patented technology. In addition, in November 2000, we introduced our second generation BioChip Arrayer product. This system will provide high throughput biochip manufacturing capabilities to companies interested in producing value-added biochips and microarrays to serve the pharmaceutical, biotechnology and diagnostics industries. We expect to begin delivery of this product in mid-2001.

    DISCONTINUED OPERATIONS

    On November 29, 2000, we announced an agreement to sell our Canberra Industries division to COGEMA, S.A., a France-based industrial group with worldwide operations in the nuclear energy sector, for $170 million. We anticipate completing this sale by the end of the first quarter of 2001. We expect net proceeds, after the provision for income taxes and cash expenses directly related to the sale and after the repurchase of options held by Canberra employees, to be in the range of $120 million to $130 million, an amount we intend to use for debt repayment, research and development and general working capital. We believe the sale of Canberra will allow us to further focus and build on our global presence in the life sciences research industry, and to continue our accelerated research and development efforts with a significantly strengthened balance sheet. This transaction is subject to federal regulatory approval and other customary closing conditions.

    Canberra manufactures analytical instruments and systems used to detect, identify, quantify and monitor radioactive materials for the nuclear industry and related markets. Canberra's primary products and services include: hardware and software for the detection, analysis and containment of nuclear materials; and services related to the analysis of nuclear materials, including measurement, expert data review, site management, consulting services and after-sale support, service and applications training. Canberra's customers include government institutions, utilities, research laboratories, commercial analytical laboratories, and local, national and international regulatory agencies.

    RECENT FINANCIAL RESULTS

    On February 8, 2001, we announced our results for the quarter and year ended December 31, 2000. For the year ended December 31, 2000, we had revenues of $165.4 million, a loss from continuing operations before extraordinary items of $10.8 million and a loss per share from continuing operations before extraordinary items of $0.19. This represents a 4% increase in revenues, a 36% increase in the loss from continuing operations before extraordinary items and a 12% increase in the loss per share from continuing operations before extraordinary items. For the three months ended December 31, 2000, we had revenues of $49.9 million, a loss from continuing operations before extraordinary items of $5.0 million and a loss per share from continuing operations before extraordinary items of $0.08. The above results include the following:

    - a $4.7 million charge in the first quarter of 2000 related to stock compensation costs;

    - a $12.1 million charge in the fourth quarter of 2000 to write off the value assigned to acquired in-process research and development;

    - a $1.9 million charge in the fourth quarter of 2000 primarily to write off long-lived assets which have become impaired;

    - a $2.3 million income tax benefit from the reversal of certain valuation allowances resulting from the expected gain from the sale of Canberra;

    - a $2.7 million charge in the fourth quarter of 1999 to write off costs associated with terminating a certain product line and modifying a license agreement; and

    - a $1.0 million charge in the fourth quarter of 1999 related to stock compensation costs.

    Excluding the above items, and their effect on income taxes, for the year ended December 31, 2000, income from continuing operations would have been $18,000 compared to $294,000 in the comparable 1999 period, and income per share from continuing operations before extraordinary items would have been $0.00 during the year ended December 31, 2000 as compared to $0.01 in the comparable 1999 period. Excluding the above items, and their effect on income taxes, for the three months ended December 31, 2000, income from continuing operations before extraordinary items would have been $1.4 million compared to
$1.5 million in the comparable 1999 period, and income per share from continuing operations before extraordinary items would have been $0.02 for the three months ended December 31, 2000 as compared to $0.03 in the comparable 1999 period.
                            ------------------------

    Our principal executive offices are located at 800 Research Parkway, Meriden, Connecticut 06450. Our telephone number is (203) 238-2351. We maintain a website at www.packardbioscience.com. Information contained in our website does not constitute a part of this prospectus. The reference above to our website is intended to be an inactive textual reference only.

                                  THE OFFERING

Common stock offered:
    By Packard BioScience Company
        U.S. offering...........................  2,400,000 shares
        International offering..................  600,000 shares
                                                  ----------------
              Total.............................  3,000,000 shares

    By the selling stockholders
      U.S. offering.............................  5,600,000 shares
      International offering....................  1,400,000 shares
                                                  ----------------
              Total.............................  7,000,000 shares

Shares outstanding after the offering...........  70,700,340 shares

Use of proceeds.................................  We estimate that our net proceeds from this offering will be approximately $41.25 million. We intend to
                                                  use these proceeds for general corporate purposes.

                                                  We will not receive any proceeds from the sale of
                                                  shares by the selling stockholders. Our use of
                                                  proceeds is more fully described under "Use of
                                                  Proceeds."

Risk factors....................................  See "Risk Factors" and other information included in this prospectus for a discussion of factors you
                                                  should carefully consider before deciding to invest
                                                  in shares of the common stock.

Nasdaq National Market symbol...................  PBSC

    The number of shares outstanding after the offering above is based on actual shares outstanding as of December 31, 2000 and excludes 12,960,600 shares reserved for issuance under our stock option, stock incentive, non-employee director compensation and employee stock purchase plans, as described under "Management", of which options to purchase 7,277,600 shares at an average option price of $4.07 have been issued and are outstanding.

    The underwriters may purchase up to 1,500,000 additional shares of common stock from the selling stockholders to cover over-allotments. Unless otherwise noted, all share information in this prospectus does not give effect to the exercise of the underwriters' over-allotment options.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The following table sets forth our summary consolidated financial data for the periods ended and as of the dates indicated. The summary historical consolidated financial data for the years ended December 31, 1997, 1998 and 1999 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial data as of September 30, 2000 and for the nine months ended September 30, 1999 and 2000 are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial data have been reclassified to give effect to the accounting for Canberra as a discontinued operation for the periods presented. The pro forma consolidated financial information gives effect to the acquisition of the life sciences division of GSI Lumonics, Inc. in October 2000. Since the information in these tables is only a summary and does not provide all of the information in our financial statements, you should read this information in conjunction with our consolidated financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

    We have provided the pro forma consolidated financial information for informational purposes only and you should not assume that our results would actually have been as shown if we had acquired the life sciences division of GSI Lumonics, Inc. on the assumed dates or that the information projects what our results will be as a result of the acquisition. The pro forma consolidated statement of operations information assumes that the acquisition occurred on January 1, 1999, and the pro forma consolidated balance sheet information assumes that the acquisition occurred on September 30, 2000. See our pro forma consolidated financial statements and accompanying notes appearing elsewhere in this prospectus.

                                                                  YEAR ENDED                           NINE MONTHS ENDED
                                                                 DECEMBER 31,                            SEPTEMBER 30,
                                                  -------------------------------------------   --------------------------------
                                                            HISTORICAL                              HISTORICAL
                                                  ------------------------------      1999      -------------------      2000
                                                    1997       1998       1999     PRO FORMA      1999       2000     PRO FORMA
                                                  --------   --------   --------   ----------   --------   --------   ----------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING STATEMENT DATA:
Revenues........................................  $120,286   $146,235   $158,890    $172,680    $112,360   $115,446    $128,532
Gross profit(1).................................    65,918     77,145     80,580      88,279      58,439     64,708      70,301
Income (loss) from operations(2)................    (3,017)    20,774     15,764      12,944      12,389      5,430         (24)
Income (loss) from continuing operations........   (21,620)       855     (7,950)    (10,840)     (4,145)    (5,385)     (9,629)
Income from discontinued operations, net........     2,865      1,050      7,752       7,752       6,655        954         954
Net income (loss)(3)............................   (18,755)     1,905       (198)     (3,088)      2,510     (4,479)     (8,675)
Diluted weighted average shares
  outstanding(4)................................    62,318     47,683     45,803      50,299      45,745     55,785      60,281
Diluted earnings (loss) per share from
  continuing operations(4)......................  $  (0.35)  $   0.02   $  (0.17)   $  (0.22)   $  (0.09)  $  (0.10)   $  (0.16)
Dividends declared and paid per share...........        --         --         --          --          --         --          --

                                                                      AS OF
                                                               SEPTEMBER 30, 2000
                                                              ---------------------
                                                               ACTUAL    PRO FORMA
                                                              --------   ----------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 52,828    $ 31,697
Working capital.............................................   103,128      85,431
Total assets................................................   221,072     297,158
Long-term debt, less current portion........................   171,397     191,397
Stockholders' equity........................................    11,721      69,403

------------------------

(1) Includes the following pre-tax items:

    - the expensing of fair market value adjustments associated with acquired inventories totaling $1.5 million in 1998; and

    - a $2.7 million charge in 1999 in connection with modifying an existing license agreement and terminating the production of an OEM clinical product.

(2) Includes the items in (1) above and the following pre-tax items:

    - a charge totaling $18.4 million in 1997, associated with our 1997 recapitalization;

    - charges in 1998 of $6.1 million for purchased in-process research and development and a gain in 1998 of $10.8 million we recognized in connection with the sale of our gas generation product line; and

    - non-cash stock compensation charges of $1.0 million in 1999 and $4.7 million in 2000.

(3) Includes interest income and a gain of $3.2 million recognized on the sale of equity securities in 1998.

(4) Based upon the average shares outstanding during each period presented, including the impact of outstanding options, except when such options are anti-dilutive.

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW, TOGETHER WITH ALL OF THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION.

WE EXPECT TO ENCOUNTER INTENSE COMPETITION IN THE MARKETS WE TARGET. THIS COMPETITION COULD RENDER OUR PRODUCTS OBSOLETE OR SUBSTANTIALLY LIMIT THE VOLUME OF PRODUCTS THAT WE SELL.

    The life sciences research industry is highly competitive, and we encounter competition from several manufacturers in both domestic and foreign markets. Some of our competitors, such as Bio-Tek Instruments, Inc. and Zymark Corporation, compete with us in only one of our product lines. Others, such as Applied Biosystems (formerly PE Biosystems), Amersham Pharmacia Biotech AB, Tecan AG, PerkinElmer, Inc. (formerly EG&G, Inc.), Thermo Instruments Corporation and Beckman Coulter, Inc. compete with us in a number of our product lines. In addition, we have various competitors that are focusing on the areas that are being addressed by our integrated platforms. The principal competitors in these areas are, in alphabetical order:

    - for drug screening: Aurora Biosciences Corporation, Caliper Technologies Corporation, Carl Zeiss Jena GmbH, Cellomics, Inc., CyBio AG, Evotec BioSystems AG and Molecular Devices Corporation (including the recently acquired LJL BioSystems, Inc.);

    - for functional genomics: Affymetrix, Inc., Agilent Technologies, Inc., Illumina, Inc., Incyte Genomics, Inc., Orchid Biosciences, Inc., QIAGEN NV and Sequenom, Inc.; and

    - for proteomics: Biacore, Inc., Ciphergen Biosystems, Inc., Genomic Solutions, Inc., Luminex Corporation and Zyomyx, Inc.

    Some competitors are significantly larger and have greater resources than we do. Companies that, like us, design, manufacture and market analytical instruments for use in the life sciences research industry, face competition in these areas from genomic, pharmaceutical, biotechnology and diagnostics companies, and also from academic and research institutions and government or other publicly-funded agencies, both in the United States and abroad. We may not be able to compete effectively with all of these competitors.

    We believe that competition within the markets we serve is primarily driven by the need for innovative products that address the needs of customers. We attempt to counter competition by seeking to develop differentiated new products and provide quality products and services that meet customers' needs. We cannot assure you, however, that we will be able to successfully develop new products or that our existing or new products and services will adequately meet our customers' needs. For example, if demand for biochips grows rapidly, our production capabilities may be inadequate to meet such high demand. We compete primarily on the basis of:

    - technology and innovation;

    - quality, features, price and performance of our products; and

    - service and applications support.

    Rapidly changing technology, evolving industry standards, changes in customer needs, emerging competition, and frequent new product and service introductions characterize the markets for our products. To remain competitive, we will be required to develop new products and periodically enhance our existing products in a timely manner. We are facing increased competition as new companies enter the market with new technologies that compete, or will compete, with our products and future products. One or more of our competitors may succeed in developing or marketing technologies or products that are more effective or commercially attractive than our products or future products, or that would render our technologies and products obsolete or uneconomical. Our future success will depend in large part on our ability to maintain a competitive position with respect to our current and future technologies, which we may not be able to do. In addition, delays in the launch of our new products may result in decreased revenues from sales of instruments, together with related sales of biochemicals, other consumables and services, during the period of the delay. Such delays may also result in decreased revenues in subsequent periods due to the longer period needed to establish an installed base and any loss of market share due to our customers' purchases of competitors' products during the delay.

OUR SUCCESS WILL DEPEND PARTLY ON OUR ABILITY TO SUCCESSFULLY INTRODUCE NEW PRODUCTS AND PLATFORMS AND EXPAND THE RANGE OF APPLICATIONS FOR OUR CURRENT PRODUCTS.

    We intend to develop and commercialize new technologies to meet customers' expanding needs and demands. Our new technology platforms require state-of-the-art or even pioneering know-how in the areas of biochemistry, fluidics and physics. Our revenue growth will depend on overcoming various technological challenges to successfully introduce new products and platforms into the marketplace. Market acceptance of these new products and platforms will depend on many factors, including demonstrating to existing and potential customers that our technologies are superior to other technologies and products that are available now or may become available in the future. For example, there are a variety of approaches to the fabrication of biochips and our design may not be the most widely accepted. If our new products or platforms do not gain market acceptance, it could materially adversely affect our business, financial condition, results of operations and future growth prospects.

    In addition, we must continue to develop new applications for our existing products. If we are not able to complete the development of these applications, or if we experience difficulties or delays, we may lose our current customers and may not be able to attract new customers, which could seriously harm our business and our future growth prospects.

    Some of our licensed technology is subject to contractual restrictions which may limit our ability to develop or commercialize products for certain of our applications. We also may be unable to obtain licenses to new or existing technologies needed to introduce new products.

IF WE ARE UNABLE TO EFFECTIVELY PROTECT OUR INTELLECTUAL PROPERTY, WE MAY BE UNABLE TO PREVENT THIRD PARTIES FROM USING OUR TECHNOLOGY, WHICH COULD IMPAIR OUR ABILITY TO COMPETE EFFECTIVELY IN THE MARKET.

    In addition to patents, we rely on a combination of trade secrets, copyright and trademark laws, nondisclosure agreements, licensing arrangements and other contractual provisions and technical measures to establish and protect our intellectual property rights. We own approximately 65 U.S. and foreign patents and have over 40 patent applications pending in the United States and abroad. We also own numerous U.S. and foreign registered trademarks and trade names and have applications for the registration of trademarks and trade names pending in the United States and abroad.

    Our success will depend in part on our ability, and the ability of our collaborators and licensors, to obtain and maintain meaningful patent protection for the technology underlying our products, both in the United States and in other countries. We cannot assure you that any of the presently pending or future patent applications will result in issued patents, or that any patents issued to us or licensed by us will not be challenged, invalidated or held unenforceable. Further, we cannot guarantee that any patents issued to us will provide a basis for commercially viable products or provide us with a significant competitive advantage.

    In order to protect or enforce our patent rights, we may initiate actions against third parties, such as patent infringement suits or interference proceedings. Any actions regarding patents could be costly and time-consuming, and divert our management and key personnel from our business operations. Additionally, they could put our patents at risk of being invalidated or interpreted narrowly or our patent applications at risk of not issuing.

    In addition to our patents, we possess a wide array of unpatented proprietary technology and know-how and license certain intellectual property rights to and from third parties. Such measures may not be adequate to safeguard the technology underlying our products. Moreover, certain of our licenses can be terminated or converted to non-exclusive by the licensor if we fail to meet certain specified performance targets.

    If we fail to successfully enforce our proprietary technology or otherwise maintain the proprietary nature of our intellectual property with respect to our significant current or proposed products, our competitive position could suffer, which could have a material adverse effect on our business, operating results, financial condition and future growth prospects.

    Notwithstanding our efforts to protect our intellectual property, our competitors may independently develop similar or alternative technologies or products that are equal or superior to our technology and products without infringing on any of our intellectual property rights or design around our proprietary technologies, which may also have a material adverse effect on our business, operating results, financial condition and future growth prospects.

OUR PRODUCTS COULD INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, CAUSING COSTLY LITIGATION AND SERIOUSLY HARMING OUR BUSINESS.

    Third parties may assert infringement or other intellectual property claims against us or our collaborators or licensors. Even if such claims are without merit, defending a lawsuit may result in substantial expense to us and divert the efforts of our technical and management personnel. In addition, we may have to pay substantial damages, including treble damages, for past infringement if it is ultimately determined that our products infringe a third party's proprietary rights. As a result, assertions of infringement by third parties could seriously harm our business.

    There are a significant number of U.S. and foreign patents and patent applications in the industries in which we operate, and we believe that there is a significant risk of litigation in these industries regarding patent and other intellectual property rights. Although we are taking actions to minimize the likelihood of infringing on third-party proprietary rights, we cannot assure you that we or our collaborators will not in the future be subject to patent infringement proceedings or that we or our collaborators will not infringe on patents or proprietary rights of third parties. Further, we cannot assure you that we would prevail in any of these suits or that the damages or other remedies, if any, awarded against us would not be substantive. Claims of intellectual property infringement may require us to enter into royalty or license agreements with third parties. However, we may not be able to obtain royalty or license agreements on commercially acceptable terms, if at all. We also may be subject to significant damages or injunctions against development and sale of certain of our products, which could have a material adverse effect on our business, financial condition, results of operations and future growth prospects.

RADIOISOTOPIC PROCESSES AND INSTRUMENTS REPRESENT A SIGNIFICANT PORTION OF OUR REVENUES. A DECLINE IN THE USE OF RADIOISOTOPIC PROCESSES AND INSTRUMENTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR REVENUES.

    Radioisotopic methods, such as our traditional bioanalytical spectrometer product lines, allow a researcher to recognize the activity of a particular molecule or compound by labeling it with a radioactive molecule. These traditional product lines, our legacy products, have historically been a significant portion of our total revenues, although declining from an estimated 80% of our total product revenues from continuing operations in 1995 to approximately 35%, after giving effect to the acquisition of the life sciences division of GSI Lumonics, Inc. in October 2000. Because of their radioactivity, isotopic labels are environmentally unfriendly and difficult and potentially harmful to handle. Their by-products create waste disposal problems for our customers that are becoming increasingly more expensive. As a result, we believe that the trend in the life sciences research industry is toward the use of nonisotopic instrumentation. Accordingly, we have shifted our focus to nonisotopic methodologies, including fluorescent and chemiluminescent instruments. However, we cannot assure you that any decline in traditional radioisotopic methods will not have a material adverse impact on our business, results of operations or financial condition.

OUR TECHNOLOGY COLLABORATIONS AND ACADEMIC ARRANGEMENTS ARE AN IMPORTANT PART OF OUR BUSINESS, AND FAILURE TO MAINTAIN AND ENHANCE EXISTING RELATIONSHIPS OR ESTABLISH ADDITIONAL RELATIONSHIPS MAY ADVERSELY AFFECT OUR RESEARCH AND PRODUCT DEVELOPMENT EFFORTS AND HINDER OUR GROWTH.

    In order to further the development of our technology platforms, we have formed and intend to continue to form collaborative relationships with certain companies. For example, we have arrangements with Agencourt Bioscience Corporation and Dade Behring, Inc. in the area of genomics analysis and Boston University, Motorola, Inc. and Oxford GlycoSciences plc in the area of biochips and microarrays. Our success in developing and commercializing new products and in expanding the applications for our current technologies rests in part on our ability to broaden our relationship with existing partners and identify and establish similar relationships with new strategic partners to address changing customer needs. If we are unable to broaden our existing collaborative relationships or enter into relationships with additional collaborative partners on commercially reasonable terms, our business, financial condition, results of operations and future growth prospects may be harmed. Additionally, if our collaborators breach or terminate their agreements with us or otherwise fail to perform their collaborative activities successfully, our business may suffer. From time to time, we may also need to modify existing collaborative arrangements for strategic or other business reasons. We may not be able to negotiate acceptable changes to these arrangements, even if we believe such modifications would benefit both parties.

    In addition to our commercial alliances, we have relationships with scientists and consultants at academic and other institutions who conduct research at our request. These researchers are not employed by us and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to work on our projects. As a result, we have limited control over their activities and, except as otherwise required by our agreements with these individuals, we can expect only limited amounts of their time to be dedicated to our projects. Our ability to make new discoveries and to commercialize products based on those discoveries may depend in part on continued arrangements with researchers at academic and other institutions. We may not be able to negotiate acceptable arrangements with academic or other institutions or researchers.

    We cannot assure you that any revenues or profits will be derived from any of the above collaborations or arrangements, that any of our current strategic alliances will be continued or will not be terminated early, or that we will be able to enter into any future collaborations or arrangements.

A COMPONENT OF OUR GROWTH STRATEGY IS TO PURSUE STRATEGIC ACQUISITIONS THAT ADD VALUE TO OUR PLATFORMS. AS WE GROW IN SIZE, HOWEVER, OUR CONTINUED GROWTH THROUGH ACQUISITIONS MAY BECOME MORE DIFFICULT AND INVOLVE GREATER COSTS AND UNCERTAINTIES.

    We intend to pursue strategic acquisitions to add value to our platforms. As we grow in size, however, the following factors may affect our ability to continue to pursue this strategy effectively.

    - The life sciences research industry has been consolidating, and this may adversely affect our ability to find suitable candidates for purchase. We are also likely to face increased competition from other life sciences research companies for the companies or assets we wish to purchase. This consolidation and increased competition may each lead to higher prices for life sciences research companies or assets and therefore reduce the number of potential acquisitions available at price ranges that would be attractive to us. In addition, expanding our operations will put us in competition with larger competitors with more diversified operations and who may have a more established market presence and greater financial resources than we do.

    - We do not know if we will have sufficient capital resources to make purchases, obtain any required consents from our lenders, or find acquisition opportunities with acceptable terms. Our ability to issue stock to finance acquisitions may also be limited by contractual arrangements we may have entered into with lenders or other third parties and by the volatility of our stock price.

    - In 2000, we completed three acquisitions for aggregate consideration of approximately $131 million, the most significant of which was the acquisition in October 2000 of the life sciences division of GSI
      Lumonics, Inc., for approximately $40 million in cash and approximately
      4.5 million shares of our common stock. During the same period, we looked at other acquisition opportunities and we expect to continue doing so in the future. As we complete these acquisitions, we must then integrate the acquired assets and businesses into our existing operations. This process of integration may result in unforeseen difficulties and could require significant time and attention from our management that would otherwise be directed at developing our existing business. Further, we cannot be certain that the benefits that we anticipate from these acquisitions will develop.

    We continuously evaluate acquisition opportunities and, at any given time, may be engaged in discussions with respect to possible acquisitions or other business combinations. In addition, from time to time, we may enter into letters of intent with potential acquisition targets. Although we have discussions with various companies to assess opportunities on an ongoing basis, we currently are not a party to any letter of intent or agreement with respect to any material acquisition.

PURCHASES OF OUR PRODUCTS ARE SIGNIFICANTLY AFFECTED BY CAPITAL SPENDING POLICIES OF OUR CUSTOMERS, AND GOVERNMENT FUNDING. ANY DECREASE IN CUSTOMER CAPITAL SPENDING OR GOVERNMENT FUNDING COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. IN ADDITION, OUR CURRENT AND POTENTIAL CUSTOMERS ARE PRIMARILY FROM THE PHARMACEUTICAL AND BIOTECHNOLOGY INDUSTRIES AND ARE SUBJECT TO RISKS FACED BY THOSE INDUSTRIES.

    Our customers include pharmaceutical, biotechnology and agrochemical companies and clinical diagnostics laboratories and companies. The capital spending policies of these companies have a significant effect on the demand for our products. Those policies are based on a wide variety of factors, including resources available to make these purchases, spending priorities among various types of equipment and policies regarding capital expenditures during industry downturns or recessionary periods. Any decrease in capital spending by our customers resulting from any of these factors could have a material adverse effect on our business and results of operations.

    Many of our customers, including universities, government research laboratories, private foundations and other institutions, obtain funding for the purchase of our products from grants by governments or government agencies. If government funding necessary to purchase our products were to decrease, our business, financial condition and results of operations could be materially adversely affected.

    We derive a substantial portion of our revenues from continuing operations from pharmaceutical and biotechnology companies. These companies represented in total approximately 45% of our 2000 revenue from continuing operations. We expect that pharmaceutical and biotechnology companies will continue to be our primary source of revenues for the foreseeable future. As a result, we are subject to risks and uncertainties that affect the pharmaceutical and biotechnology industries, such as pricing pressures as third-party payors continue challenging the pricing of medical products and services, government regulation and uncertainty of technological change, and reduction and delays in research and development expenditures by companies in these industries.

    In addition, our future revenues may be adversely affected by the ongoing consolidation in the pharmaceutical and biotechnology industries, which will reduce the number of our potential customers. Furthermore, we cannot assure you that the pharmaceutical and biotechnology companies that are our customers and our strategic partners will not develop their own competing products.

OUR BUSINESS IS SUBJECT TO ECONOMIC, POLITICAL AND OTHER RISKS ASSOCIATED WITH INTERNATIONAL SALES AND OPERATIONS.

    Since we sell our products worldwide, our business is subject to risks associated with doing business internationally. Revenues originating outside the United States represented 44% of our total revenues from continuing operations in 2000. We anticipate that revenue from international operations will continue to represent a substantial portion of our total revenue. In addition, a number of our manufacturing facilities and suppliers are located outside the United States. Accordingly, our future results could be harmed by a variety of factors, including:

    - changes in foreign currency exchange rates;

    - changes in a specific country's or region's political or economic conditions;

    - trade protection measures and import or export licensing requirements or other restrictive actions by foreign governments;

    - potentially negative consequences from changes in tax laws;

    - difficulty in staffing and managing widespread operations;

    - differing labor regulations;

    - differing protection of intellectual property; and

    - unexpected changes in regulatory requirements.

WE DEPEND ON KEY MEMBERS OF OUR SENIOR MANAGEMENT TEAM. IN ADDITION, THE CURRENT TECHNOLOGY LABOR MARKET IS VERY COMPETITIVE, AND OUR BUSINESS MAY SUFFER IF WE ARE NOT ABLE TO HIRE AND RETAIN SUFFICIENT PERSONNEL.

    Our success depends largely on the skills, experience and performance of key members of our senior management team. If we were to lose one or more of these key employees our ability to successfully implement our business plan and the price of our common stock could be materially adversely affected. We generally do not maintain significant key-person life insurance on our employees. We currently have employment agreements with, among others, Mr. Olcott, our Chairman and Chief Executive Officer, Dr. Witney, our President and Chief Operating Officer, Mr. McKernan, our Senior Vice President, Mr. Kaplan, our Chief Financial Officer and Mr. van Cauter, our Vice President, Business Development.

    Our future success also depends on the continued service of our key technical, sales, marketing, manufacturing, executive and administrative personnel. The loss of the services of any of these individuals could have a material adverse effect on our product development and commercialization efforts. In addition, research, product development and commercialization will require additional skilled personnel. Competition for qualified personnel in the technology area is intense, and we operate in several geographic locations where labor markets are particularly competitive, including New Haven, Connecticut, Chicago, Illinois, Boston, Massachusetts and Los Angeles, California, where key product development laboratories are located. If we are unable to attract and retain a sufficient number of qualified employees on acceptable terms, our business, financial condition and results of operations could be seriously harmed. The inability to retain and hire qualified personnel could also hinder the future expansion of our business.

OUR OPERATING RESULTS HAVE FLUCTUATED SIGNIFICANTLY IN THE PAST AND MAY CONTINUE TO FLUCTUATE IN THE FUTURE AND ANY FAILURE TO MEET FINANCIAL EXPECTATIONS MAY DISAPPOINT SECURITIES ANALYSTS OR INVESTORS AND RESULT IN A DECLINE IN OUR COMMON STOCK PRICE.

    Our operating results have fluctuated in the past and we expect they will fluctuate in the future. These fluctuations could cause our common stock price to decline. Some of the factors that could cause our operating results to fluctuate include:

    - demand for and market acceptance of our products;

    - the timing, release and competitiveness of our products;

    - our competitors' announcements of new products, services or technological innovations;

    - the cost and integration of acquisitions;

    - adverse changes in the level of economic activity in the United States and other major regions in which we do business; and

    - general and industry-specific economic conditions, which may affect our customers' research and development expenditures and use of our products.

    If revenue declines in a period, whether due to a delay in recognizing expected revenue or otherwise, our earnings will decline because many of our expenses are relatively fixed in the short term. In particular, research and development and selling, general and administrative expenses are not directly affected by variations in revenue in a period.

    Due to volatile and unpredictable revenues and operating expenses, we believe that period-to-period comparisons of our results of operations are not a good indication of our future performance. It is possible that, in some future periods, our operating results will be below the expectations of securities analysts or investors. In such event, the market price of our common stock could fluctuate significantly or decline, preventing you from selling your shares at or above the offering price. In addition, the stock market recently has experienced significant volatility that often has been unrelated or disproportionate to the operating performance of particular companies, such as ours. These broad market and industry fluctuations may also adversely affect the market price of our common stock, regardless of our actual operating performance. Furthermore, our stock price may fluctuate based on developments concerning proprietary rights, including patents, by us or our competitors.

YOUR INTERESTS AS HOLDERS OF OUR COMMON STOCK MAY CONFLICT WITH THOSE OF OUR CONTROLLING STOCKHOLDER.

    As of December 31, 2000, Stonington Capital Appreciation 1994 Fund, L.P. beneficially owned 59.4% of the outstanding shares of our voting capital stock and, after the offering, will continue to own approximately 53.9%, in each case, without giving effect to the conversion of outstanding options and to the exercise of the underwriters' over-allotment options. Stonington benefits from an agreement with the other parties to the Stockholders' Agreement described under "Related Party Transactions," pursuant to which these parties will vote with Stonington in favor of nominations and removals of directors by Stonington. In addition, under that agreement Stonington has the right to direct the voting with respect to shares of our common stock owned by certain institutional holders. As a result, Stonington has and will continue to have control over the outcome of matters requiring stockholder approval, including the power to:

    - elect all of our directors and the directors of our subsidiaries;

    - amend our charter or by-laws; and

    - adopt or prevent mergers, consolidations or the sale of all or substantially all of our assets or our subsidiaries' assets or other purchases of our common stock that could give holders of our common stock the opportunity to realize a premium over the then-prevailing market price of their shares of common stock.

    Stonington will therefore be able to prevent or cause a change of control relating to us. Stonington's control over us and our subsidiaries, and its ability to prevent or cause a change in control relating to us, may delay or prevent a change in control of us, which could adversely affect the market price of the common stock.

YOU WILL NOT RECEIVE CASH DIVIDENDS ON YOUR INVESTMENT IN OUR COMMON STOCK.

    Since we became a public company, in April 2000, we have never declared or paid any cash dividends on our capital stock. In addition, we intend to retain all of our earnings to finance the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Moreover, our ability to declare and pay cash dividends on our common stock is restricted by covenants in our senior credit facility and in the indenture governing our senior subordinated notes. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR COMMON STOCK IF YOU PURCHASE COMMON STOCK IN THE OFFERING.

    Our tangible assets are readily identified assets like property, equipment, cash, securities and accounts receivable. As of December 31, 2000, the value of these assets on our balance sheet minus the value of our liabilities was $(0.85) per share. The assumed offering price of $15.00 per share exceeds this amount by $15.85. Therefore, you will be paying more for a share of stock than the value reflected in our accounts of tangible assets for that share. If we were forced to sell all our assets and distribute all the proceeds, you would not recover the amount you paid for shares unless we can sell the assets for more than the value we report for our tangible assets. We also have outstanding a large number of stock options to purchase common stock with exercise prices significantly below the offering price per share assumed in this offering. You will experience further dilution to the extent these options are exercised.

OUR SHARE PRICE MAY DECLINE DUE TO THE LARGE NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE.

    Sales of substantial amounts of our common stock after the offering, or the possibility of such sales, could adversely affect the market price of our common stock and impede our ability to raise capital through the issuance of equity securities.

    After this offering, we will have 70,700,340 outstanding shares of common stock, 53.9% of which, without giving effect to the exercise of the underwriters' over-allotment options, will be beneficially owned by Stonington, our controlling stockholder, and we will have reserved 12,960,000 shares of our common stock for issuance pursuant to stock plans, of which 5,960,600 shares will be subject to vested options. All of the shares of common stock to be sold in the offering and shares of our common stock that are already publicly traded or that are tradable pursuant to Rule 144(k) under the Securities Act of 1933 will be freely tradable without restriction or further registration under the Securities Act. Approximately 35.2 million of the remaining shares of outstanding common stock, representing approximately 49.7% of our outstanding common stock upon completion of the offering, without giving effect to the exercise of the underwriters' over-allotment options, will be available for future sale subject to restrictions on the timing, manner and volume of sales imposed by the Securities Act, or otherwise generally, upon expiration of lockup agreements with the underwriters 90 days after the date of this prospectus. In addition, after the offering we will have an obligation to register the resale of up to approximately 31.2 million shares upon certain conditions described under "Related Party Transactions--Registration Rights."

    We have filed registration statements on Form S-8 to register approximately
9.2 million shares of our common stock that were issuable under our stock plans as of December 31, 2000, as described under "Management." All of these shares are freely tradable without restriction or further registration under the federal securities laws except to the extent purchased by one of our affiliates.

IF WE CANNOT DISPOSE OF OUR CANBERRA DIVISION IN A TIMELY AND ORDERLY FASHION, OUR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED. IN ADDITION, DURING THE TIME NEEDED TO COMPLETE A SALE OF THE DIVISION, WE WILL CONTINUE TO BE EXPOSED TO THE RISKS AFFECTING CANBERRA'S BUSINESS.

    In November 2000, we entered into an agreement with COGEMA, S.A., a France-based industrial group with worldwide operations in the nuclear energy sector, for the sale of our Canberra division. We expect to complete the sale by the end of the first quarter of 2001. This transaction is subject to federal regulatory approval and other customary closing conditions.

    We cannot be sure that we will actually be able to sell Canberra, or that we will be able to do so in a timely and orderly fashion or at a price that we deem adequate. A delayed sale of Canberra or a sale at a price below what we expect to realize from that sale could adversely affect our financial condition. In addition, even in the event of a sale of Canberra, we may continue to be responsible for some of the liabilities preceding the sale, such as environmental and other legal and regulatory liabilities, associated with Canberra's business. Furthermore, during the time needed to complete a sale, significant management resources will be devoted to that process that would otherwise be used to manage our business, and we will continue to be exposed to the risks affecting Canberra's business, including those described below.

    - Purchases of Canberra's products are significantly affected by capital spending policies of its customers, including the U.S. government. The U.S. Department of Energy represented a significant portion of Canberra's revenues in 2000. Any decrease in customer capital spending by Canberra's customers, including the U.S. government, could have a material adverse effect on Canberra's business, financial condition and results of operations.

    - The worldwide nuclear cleanup market is dependent on the availability of nuclear waste repositories. Failure to open or the sudden closure of an operating site could have a material adverse impact on Canberra's business or hinder its growth.

    - Changes in environmental regulations, in the U.S. and abroad, could increase the costs of manufacturing Canberra's products or providing its services, or otherwise adversely affect the demand for Canberra's products or services.

    - Germanium detectors and related products represent a significant portion of Canberra's total sales. Limited sources of supply for germanium and/or process difficulties may adversely affect Canberra's radiation detector business and results of operations.

    - Because a substantial portion of Canberra's revenues is originated outside the U.S., its business is subject to economic, political and other risks associated with doing business internationally.

    - The nuclear industry is highly competitive and Canberra encounters competition from a number of large domestic and foreign manufacturers, as well as from governmental entities. In addition, the recent trend toward consolidation in the nuclear instrumentation market may lead to a smaller number of larger suppliers with greater resources to compete with Canberra.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "should" or "will" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the following:

    - intense competition in our product market;

    - our inability to successfully introduce new products or to expand the application range for our current products;

    - our inability to effectively protect our intellectual property;

    - the possibility that our products may infringe on the intellectual property rights of others;

    - a decline in the use of radioisotopic processes and instruments;

    - our failure to maintain, enhance or establish technology collaborations and academic arrangements;

    - our inability to pursue or complete strategic acquisitions;

    - a decrease in capital spending by our customers or in government funding;

    - economic, political and other risks affecting our foreign operations;

    - the loss of our senior management and competition in the technology labor market;

    - fluctuations in our operating results;

    - conflict with the interests of our controlling stockholder;

    - our declared intention not to pay cash dividends;

    - the dilutive effect of the offering on purchasers of our common stock in the offering;

    - the large number of shares eligible for future sale; and

    - our inability to complete the sale of Canberra.

    Any of these factors may cause our or our industries' actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are not under any duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by law.

    We use market data and industry forecasts and projections throughout this prospectus, which we have obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. The forecasts and projections are based on industry surveys and the preparers' experience in the industry and there is no assurance that any of the projected amounts will be achieved. Similarly, we believe that the surveys and market research we or others have performed are reliable, but we have not independently verified the information derived from surveys and market research performed by others. Neither we nor any of the underwriters represent that any such information is accurate.

                                USE OF PROCEEDS

    This prospectus relates to shares of our common stock being offered and sold for our account and for the accounts of the selling stockholders named in this prospectus. We will not receive any proceeds from the 7 million shares sold by the selling stockholders in the offering. At the assumed public offering price of $15.00 per share, we will receive net proceeds from the offering of $41,250,000, after deducting underwriting discounts and estimated offering expenses of $3,750,000. We intend to use these net proceeds for general corporate purposes.

                          PRICE RANGE OF COMMON STOCK

    Our common stock has been quoted on the Nasdaq National Market under the symbol "PBSC" since our initial public offering on April 19, 2000. Prior to that time, there was no public market for the common stock. The following table sets forth, for the periods indicated, the high and low prices per share of the common stock as reported on the Nasdaq National Market.

                                                                HIGH       LOW
                                                              --------   --------
2000
  Second Quarter (since April 19, 2000).....................   $19.25     $ 8.75
  Third Quarter.............................................   $28.00     $12.63
  Fourth Quarter............................................   $19.50     $ 8.91
2001
  First Quarter (through February 7, 2001)..................   $16.00     $10.50

    On February 7, 2001 the reported last sale price of the common stock on the Nasdaq National Market was $15.00 per share.

                                DIVIDEND POLICY

    Since we became a public company in April 2000, we have never declared or paid any cash dividends on our capital stock. We intend to retain all of our earnings in the foreseeable future to finance the expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our future dividend policy will depend on our earnings, capital requirements and financial condition and the requirements of the financing agreements to which we may be a party, and on other factors considered relevant by our board of directors. In addition, covenants in our senior credit facility and the indenture governing our senior subordinated notes limit our ability to declare and pay cash dividends on our common stock.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of September 30, 2000:

    - on an actual basis;

    - on a pro forma basis to give effect to the acquisition of the life sciences division of GSI Lumonics, Inc. as if the transaction had occurred on September 30, 2000; and

    - on a pro forma basis as adjusted for the offering.

    You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and accompanying notes, our condensed consolidated financial statements and accompanying notes and our pro forma consolidated financial statements and accompanying notes included elsewhere in this prospectus.

                                                                   AS OF SEPTEMBER 30, 2000
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                                        (IN THOUSANDS)
Cash and cash equivalents...................................  $ 52,828   $ 31,697      $ 72,947
                                                              ========   ========      ========
Notes payable and current portion of long-term debt.........  $  3,691   $  3,691      $  3,691
                                                              --------   --------      --------
Long-term debt, less current portion:
  Senior credit facility....................................    51,116     71,116        71,116
  9 3/8% Senior subordinated notes due 2007.................   118,145    118,145       118,145
  Other.....................................................     2,136      2,136         2,136
                                                              --------   --------      --------
Total long-term debt........................................   171,397    191,397       191,397
                                                              --------   --------      --------
Stockholders' deficit:
  Common stock(1)...........................................       164        164           170
  Paid-in capital...........................................   117,835    163,460       204,704
  Accumulated other comprehensive income....................       813        813           813
  Accumulated deficit.......................................   (20,579)   (28,081)      (28,081)
                                                              --------   --------      --------
                                                                98,233    136,356       177,606
Treasury stock, at cost.....................................   (86,083)   (66,524)      (66,524)
Deferred compensation.......................................      (429)      (429)         (429)
                                                              --------   --------      --------
  Total stockholders' equity (deficit)......................    11,721     69,403       110,653
                                                              --------   --------      --------
  Total capitalization......................................  $186,809   $264,491      $305,741
                                                              ========   ========      ========

------------------------

(1) Based on 200,000,000 authorized shares of common stock, par value $0.002 per share, 82,004,715 of which were issued and 67,700,340 of which were outstanding as of December 31, 2000. The number of shares outstanding before and after the offering does not include 7,277,600 shares of common stock issuable, as of December 31, 2000, upon exercise of outstanding options granted under our stock plans described under "Management."

                                    DILUTION

    Our net tangible book deficit as of December 31, 2000 was $57.3 million, or $0.85 per share of common stock, based on an aggregate of 67,700,340 shares of common stock outstanding. The number of shares outstanding as of December 31, 2000 excludes 7,277,600 shares of our common stock issuable upon exercise of outstanding options granted to our directors, officers and employees under our stock option and management stock incentive plans as of such date. "Net tangible book value" per share is equal to our total consolidated tangible assets less our total consolidated liabilities, divided by the number of shares of our common stock outstanding, before giving effect to the sale of the shares of our common stock in the offering. On a pro forma basis, after giving effect to the sale by us of shares of 3 million shares of our common stock in the offering at the assumed public offering price of $15.00 per share, and after deducting estimated underwriting discounts and offering expenses of $3.75 million, our net tangible book deficit as of December 31, 2000 would have been approximately $16.3 million, or approximately $0.23 per share of common stock. This represents an immediate increase in net tangible book value of $0.62 per share of common stock to existing stockholders and an immediate dilution in net tangible book value of $15.23 per share of common stock to new investors purchasing common stock in the offering at the assumed public offering price. The following table illustrates this per share dilution:

Assumed offering price per share............................              $   15.00
                                                                          ---------
  Net tangible book deficit per share as of December 31,
    2000....................................................  $   (0.85)
                                                              ---------
  Increase in net tangible book value per share attibutable
    to the offering.........................................  $    0.62
                                                              ---------
Pro forma net tangible book value per share after the
  offering..................................................              $   (0.23)
                                                                          ---------
Dilution per share to new investors.........................              $   15.23
                                                                          =========

    Dilution per share to new investors is determined by subtracting pro forma net tangible book deficit per share after the offering from the assumed public offering price per share paid by a new investor.

    As of December 31, 2000, we had outstanding options to purchase 7,277,600 shares under our stock plans at a weighted average exercise price of $4.07 per share. If any shares are issued in connection with outstanding options, you will experience further dilution.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth our selected consolidated financial data for the periods ended and as of the dates indicated. The selected historical consolidated financial data as of December 31, 1998 and 1999 and for the years ended December 31, 1997, 1998 and 1999 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial data as of December 31, 1995, 1996 and 1997 and for the years ended December 31, 1995 and 1996 are derived from our audited consolidated financial statements that are not included in this prospectus. The selected consolidated financial data as of September 30, 2000 and for the nine months ended September 30, 1999 and 2000 are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial data have been reclassified to give effect to the accounting of Canberra as a discontinued operation for the periods presented. This information should be read in conjunction with the consolidated financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                                                                                                                NINE MONTHS
                                                                                                                   ENDED
                                                                   YEARS ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                     ----------------------------------------------------   -------------------
                                                       1995       1996       1997       1998       1999       1999       2000
                                                     --------   --------   --------   --------   --------   --------   --------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING STATEMENT DATA:
Revenues...........................................  $107,672   $122,676   $120,286   $146,235   $158,890   $112,360   $115,446
Cost of revenues (1)...............................    50,631     54,518     54,368     69,090     78,310     53,921     50,738
                                                     --------   --------   --------   --------   --------   --------   --------
Gross profit.......................................    57,041     68,158     65,918     77,145     80,580     58,439     64,708
Research and development expenses..................     9,372     12,801     17,667     23,160     22,796     16,693     19,950
Selling, general and administrative expenses (2)...    29,985     31,809     32,839     37,844     42,020     29,357     39,328
Other charges, net (3).............................        --        837     18,429     (4,633)        --         --         --
                                                     --------   --------   --------   --------   --------   --------   --------
Income (loss) from operations......................    17,684     22,711     (3,017)    20,774     15,764     12,389      5,430
Interest expense...................................      (616)      (192)   (18,079)   (21,097)   (22,425)   (15,828)   (14,804)
Other income (4)...................................     1,153      1,149        790      3,615        331        136      1,089
                                                     --------   --------   --------   --------   --------   --------   --------
Income (loss) from continuing operations before
  provision for income taxes, minority interest and
  extraordinary items..............................    18,221     23,668    (20,306)     3,292     (6,330)    (3,303)    (8,285)
(Provision for) benefit from income taxes..........    (7,074)    (8,394)    (1,096)    (2,437)    (1,620)      (842)     2,900
Minority interest in income of subsidiaries........      (800)    (1,346)      (218)        --         --         --         --
                                                     --------   --------   --------   --------   --------   --------   --------
Income (loss) from operations......................    10,347     13,928    (21,620)       855     (7,950)    (4,145)    (5,385)

Income from discontinued operations, net of
  taxes............................................     4,258      5,308      2,865      1,050      7,752      6,655        954
                                                     --------   --------   --------   --------   --------   --------   --------
Income (loss) before extraordinary items, net of
  income taxes.....................................    14,605     19,236    (18,755)     1,905       (198)     2,510     (4,431)
Extraordinary items, net of income taxes...........        --         --         --         --         --         --        (48)
                                                     --------   --------   --------   --------   --------   --------   --------
    Net income (loss)..............................  $ 14,605   $ 19,236   $(18,755)  $  1,905   $   (198)  $  2,510   $ (4,479)
                                                     ========   ========   ========   ========   ========   ========   ========
Weighted average diluted shares outstanding (5)....   129,412    125,697     62,318     47,683     45,803     45,745     55,785
Diluted earnings (loss) per share from continuing
  operations.......................................  $   0.08   $   0.11   $  (0.35)  $   0.02   $  (0.17)  $  (0.09)  $  (0.10)
Diluted earnings (loss) per share from discontinued
  operations, net..................................      0.03       0.04       0.05       0.02       0.17       0.15       0.02
                                                     --------   --------   --------   --------   --------   --------   --------
Diluted earnings (loss) per share (5)..............  $   0.11   $   0.15   $  (0.30)  $   0.04   $   0.00   $   0.06   $  (0.08)
                                                     ========   ========   ========   ========   ========   ========   ========
Dividends declared and paid per share..............  $   0.03   $   0.04   $     --   $     --   $     --   $     --   $     --

                                                                           AS OF DECEMBER 31,                        AS OF
                                                          ----------------------------------------------------   SEPTEMBER 30,
                                                            1995       1996       1997       1998       1999          2000
                                                          --------   --------   --------   --------   --------   --------------
BALANCE SHEET DATA:
Cash and cash equivalents...............................  $ 20,849   $ 36,243   $  9,129   $  6,607   $  4,432      $ 52,828
Working capital.........................................    51,341     59,216     32,265     24,734     38,566       103,128
Total assets............................................   107,537    126,966    124,954    141,435    182,558       221,072
Long-term debt, less current portion....................     1,489      1,877    192,194    190,093    225,710       171,397
Stockholders' equity (deficit)..........................    72,429     80,593   (112,014)  (108,563)  (107,890)       11,721

------------------------------

(1) Includes a charge to expense the fair market value adjustment associated with acquired inventories totaling $1.5 million in 1998. Includes a charge of $2.7 million in 1999 associated with modifying an existing license agreement and terminating the production of an OEM clinical product.

(2) Includes non-cash stock compensation charges of $1.0 million in 1999 and $4.7 million in 2000.

(3) Other charges, net in 1996 and 1997 represents expenses incurred in connection with our 1997 recapitalization. 1998 includes $6.1 million of charges associated with purchased in-process research and development and a $10.8 million gain we recognized in connection with the sale of our gas generation product line.

(4) Includes interest income and a gain of $3.2 million recognized on the sale of equity securities in 1998.

(5) Based upon the average shares outstanding during each period presented, including the impact of outstanding options, except when such options are anti-dilutive.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT REFLECT OUR PLANS, ESTIMATES AND BELIEFS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN FORWARD-LOOKING STATEMENTS, AS DESCRIBED UNDER "RISK FACTORS."

OVERVIEW

    We are a leading global developer, manufacturer and marketer of instruments and related consumables and services for use in drug discovery and other life sciences research. We are a leader in laboratory automation and have developed scalable platforms built on our worldwide leadership in the manufacturing and marketing of bioanalytical instruments for use in the life sciences research industry.

    Our revenues are derived primarily from sales of instruments and consumables with additional sales from services. We are marketing our instruments as parts of integrated platforms, which we expect will generate increasing instrument and consumable sales at higher gross margins than our service business.

    On November 29, 2000, we announced an agreement to sell our Canberra division to COGEMA, S.A. for $170 million. The estimated net proceeds, after the provision for income taxes and cash expenses directly related to the sale and after the repurchase of options held by Canberra employees, are expected to be in the range of $120 million to $130 million. We expect to complete the sale by the end of the first quarter of 2001. The sale is subject to federal regulatory approval and other customary closing conditions. Our financial statements have been reclassified to reflect the net assets and operating results of the Canberra operating segment as a discontinued operation. The amounts below relate only to our continuing operations unless otherwise noted.

RESULTS OF OPERATIONS

    NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO NINE MONTHS ENDED
     SEPTEMBER 30, 1999

    REVENUES

    Revenues increased $3.0 million, or 2.7%, to $115.4 million during the nine months ended September 30, 2000 as compared to $112.4 million during the comparable 1999 period. Major factors causing the fluctuations between the periods were:

    - the nine month period of 1999 includes approximately $3.9 million of revenues associated with certain of our product lines that were either sold or terminated in 1999 and, therefore, did not contribute to revenues in the 2000 period; and

    - foreign currency exchange rate fluctuations had an unfavorable effect on 2000 consolidated revenues. Had exchange rates remained the same during the nine months ended September 30, 2000, as in the comparable 1999 period, revenues would have been $3.0 million higher.

    Excluding the effect of these items, revenues would have increased 9.1% during the nine months ended September 30, 2000 over the comparable 1999 period. We have experienced strong instrumentation sales growth in some of our major product lines including automated liquid handling and sample preparation where revenues have increased from $24.4 million during the nine months ended September 30, 1999, to $33.0 million during the nine months ended September 30, 2000, representing a 35.2% increase. This growth has been substantially offset by a decline in revenues related to our radioactive-based or legacy products.

    We used a portion of the proceeds from our initial public offering to increase our spending associated with research and development, new product development, enhancement of existing products and strategic collaborations and acquisitions. We have identified several key areas of focus where we have begun to increase spending to accelerate new product development and market introduction. If we are successful in these areas, we expect to generate incremental revenues from instruments and consumables; however, we cannot assure you that we will be successful in executing our strategy and that those increased revenues will be achieved.

    GROSS PROFIT

    Gross profit increased $6.3 million, or 10.8%, to $64.7 million during the nine months ended September 30, 2000 as compared to $58.4 million during the comparable 1999 period. Excluding the effect of the sold and terminated product lines, our gross profit increased 12.7% during the 2000 period as compared to the 1999 period, and as a percentage of revenues was 56.1% and 52.9%, respectively. The improvement was primarily attributable to increased high margin sales by Packard Japan KK and CCS Packard, Inc. Service margins also grew during the period, increasing from 22.1% in the 1999 period to 24.6% in the 2000 period.

    OPERATING EXPENSES

    RESEARCH AND DEVELOPMENT.  Research and development expenses increased
$3.3 million, or 19.8%, to $20.0 million during the nine months ended
September 30, 2000 as compared to $16.7 million during the comparable 1999 period. The majority of research and development spending, as well as the current year increase, was in the areas of new product development and enhancement. We used a portion of the proceeds from our initial public offering to increase funding of our research and development programs in order to accelerate the development and market introduction of key products and platforms. The increased spending during the 2000 period was a reflection of this strategic initiative in the area of research and development.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased $9.9 million, or 33.7%, to $39.3 million for the nine month period ended September 30, 2000 as compared to $29.4 million during the comparable 1999 period. The increase over the 1999 period was primarily due to a $4.1 million compensation charge recorded in the first quarter of 2000 associated with certain stock options granted to employees in December 1999, and a $0.6 million compensation charge associated with shares of our common stock that certain members of our senior management gifted to certain of our employees in March 2000 in connection with our initial public offering. Both of these charges represent non-cash charges to us. Excluding these charges, selling, general and administrative expenses increased 17.7% during the nine months ended September 30, 2000, versus the 1999 period, due primarily to additional corporate expenses incurred as a result of our initial public offering as well as higher goodwill amortization expense resulting from contingent earnout payments earned as of December 31, 1999 and paid in the first quarter of 2000. In addition, the increase is a result of additional spending for applications specialists and strengthening of our sales and marketing organization. Continuing operations for all periods presented includes the costs we will incur as a result of Canberra no longer absorbing certain corporate overhead expenses.

    INTEREST EXPENSE

    Interest expense decreased $1.0 million, or 6.3%, to $14.8 million during the nine months ended September 30, 2000 as compared to $15.8 million during the comparable 1999 period. The lower interest expense was attributable to lower average borrowings during the 2000 period as a result of our repayment of the outstanding balance, or $37.3 million, on our term loan facility and $30.9 million of our revolving credit facility, and the repurchase of $22.5 million of our senior subordinated notes during the nine months ended September 30, 2000. We repurchased an additonal $9.3 million of our senior notes in December 2000. In addition, we had a higher average invested cash balance during the 2000 period, generating a higher level of interest income. The debt repayments and invested cash balances were a direct result of our initial public offering. These factors were partially offset by higher average interest rates, which were approximately 1% to 1.5% higher, on our variable rate indebtedness during the 2000 period.

    For purposes of presenting operating results of our continuing operations, all corporate interest expense and interest income has been charged or credited to continuing operations. Corporate interest expense consists of all interest associated with our subordinated notes, term loan facility and revolving credit facility. Corporate interest income represents income earned on corporate invested funds.

    OTHER INCOME

    Other income consists of interest income earned on invested funds. The increase in interest income, from $0.1 million during the nine months ended September 30, 1999 to $1.1 million during the comparable 2000 period, is due to the higher average invested funds balance during the 2000 period as a result of the proceeds received from our initial public offering.

    EFFECTIVE TAX RATES

    Our effective tax rate was 35.0% during the nine months ended September 30, 2000 as compared to 25.5% (representing a provision on a pre-tax loss) during the comparable 1999 period. Both periods reflect the effect of nondeductible goodwill. The 1999 effective tax rate reflects the provision of additional valuation reserves on foreign tax credit carryforwards due to uncertainty of realization.

    DISCONTINUED OPERATIONS, NET OF INCOME TAXES

    Income from discontinued operations is as follows (in thousands):

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
Revenues....................................................  $67,817    $72,838
Total costs and expenses....................................  (66,227)   (64,554)
Provision for income taxes..................................     (636)    (1,629)
                                                              -------    -------
  Income from discontinued operations.......................  $   954    $ 6,655
                                                              =======    =======

    Discontinued operations for the nine-month period ended September 30, 2000 included charges associated with accelerated option vesting and gifted shares of our common stock totaling $3.5 million. The nine-month period ended
September 30, 1999 included a $1.0 million charge associated with the write-off of the step-up in inventory acquired in connection with our April 1, 1999 acquisition of the net operating assets of Tennelec, Inc.

    EXTRAORDINARY ITEMS, NET OF INCOME TAXES

    During the nine months ended September 30, 2000, we repaid the outstanding balance, or $37.3 million, on our term loan facility and $30.9 million of our revolving credit facility, which we repaid in full in connection with entering into an amended and restated credit agreement in August 2000. In addition, we repurchased $22.5 million of our senior subordinated notes, at a discount from par, during May 2000. The repurchase of our senior subordinated notes resulted in a pre-tax gain of approximately $2.3 million. This gain was offset by the write-off of unamortized deferred financing costs associated with the partial repayment of the term loan, the repurchase of a portion of our senior subordinated notes and the repayment of the original revolving credit facility. The gain, net of the deferred financing fees writeoff and income taxes, is reflected as extraordinary items, net of income taxes.

    NET INCOME (LOSS)

    We incurred a net loss of $4.5 million during the nine months ended September 30, 2000 as compared to net income of $2.5 million in the comparable 1999 period. The 2000 loss is attributable primarily to the compensation charges discussed above.

    YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    REVENUES

    Revenues increased $12.7 million, or 8.7%, to $158.9 million in 1999 from $146.2 million in 1998. The 1999 period reflects a full year of operations of CCS Packard, Inc. and BioSignal Packard, Inc., subsidiaries that we acquired effective March 31, 1998 and July 1, 1998. Had CCS Packard and BioSignal Packard been included for all of the prior year, 1998 revenue would have been $3.5 million higher. The 1999 increase in revenues was also attributable in part to strong growth in our bioanalytical spectrometer business, particularly the Liquid Scintillation Counter product line where sales increased by approximately $2.9 million, or 28.7%, to $13.0 million in 1999 from $10.1 million in 1998. In addition, the 1999 revenue increase was due in large part to service revenue, which increased $7.5 million, or 29.4%, to $33.0 million in 1999 from $25.5 million in 1998. This increase was due primarily to the provision of Y2K compliance services to our customers. These services, and the corresponding revenue, will not recur at the same level as in 1999. These revenue increases were partially offset by the loss of revenues from the sale of our gas generation product line at the end of 1998 and a reduction of $4.8 million in revenues of our OEM clinical instruments due to our customer exiting the marketplace.

    GROSS PROFIT

    Gross profit increased $3.5 million, or 4.5%, to $80.6 million in 1999 from $77.1 million in 1998. Excluding the effects of other costs of product sales and expensing the fair market value adjustment associated with acquired inventories included in our cost of sales, gross profit would have been $83.3 million in 1999 and $78.6 million in 1998. As a percentage of revenues, and excluding these charges, gross profit was 52.4% for 1999 and 53.8% for 1998. The reduced margin percentage is due primarily to the increase in service revenues which generate lower margins than product sales. The increase in gross profit dollars over the last two years is due primarily to the CCS Packard and BioSignal Packard acquisitions. These dollar increases have been partially offset by foreign currency fluctuations and the effect of the stronger U.S. dollar on our U.S. reported operating results.

    During 1999, we terminated our relationship with CIS bio international for the production of an OEM clinical instrument and modified an existing license agreement with CIS bio international. This termination and modification resulted in a $2.7 million charge to excess inventory reserve to write-off equipment used to manufacture the terminated product and the remaining license fees which had been capitalized. During 1998, in connection with the acquisitions of CCS Packard and BioSignal Packard, we expensed $1.5 million, representing the fair market value adjustment associated with acquired inventories.

    OPERATING EXPENSES

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development spending decreased $0.4 million, or 1.7%, to $22.8 million in 1999 from $23.2 million in 1998. The 1998 amount includes charges totaling $3.8 million associated with terminating certain collaborative agreements. Excluding these charges, the 1999 spending represents a 17.5% increase over the 1998 level. The increased spending represents investments in the areas of product enhancement, new product development and other collaborative arrangements.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expenses increased $4.2 million, or 11.1%, to $42.0 million in 1999 from $37.8 million in 1998. The 1999 amount includes a compensation charge of $1.0 million associated with options granted to certain of our employees in December 1999. Excluding this charge, selling, general and administrative costs increased 8.5% in 1999. As a percentage of revenues, and excluding the compensation charge from 1999, selling general and administrative expenses were flat at approximately 25.8% each year. There was an additional charge when the options were fully vested in the first quarter of 2000 totaling $4.1 million, as well as a $0.6 million charge associated with shares of our common stock that certain members of our senior management gifted to certain of our employees in connection with our initial public offering.

    OTHER CHARGES, NET. In 1998, other net charges consisted of $6.1 million of charges associated with purchased in-process research and development in connection with the acquisitions of CCS Packard and BioSignal Packard and a $10.8 million gain recognized in connection with the sale of our gas generation product line. There were no comparable charges in 1999.

    INTEREST EXPENSE

    Interest expense increased $1.3 million, or 6.2%, to $22.4 million in 1999 from $21.1 million in 1998. Interest expense has increased significantly over the past three years due to the debt incurred in connection with our 1997 recapitalization as well as borrowings on our revolving credit facility to effect the CCS Packard and BioSignal Packard acquisitions. We used a portion of the proceeds from our initial public offering to repay approximately
$68.8 million of outstanding indebtedness under our senior credit facility and to repurchase $31.9 million of our senior subordinated notes, including the $9.3 million which were repurchased in December 2000. This resulted in an immediate reduction in interest expense.

    For purposes of presenting operating results of our continuing operations, all corporate interest expense has been charged to continuing operations. Corporate interest expense consists of all interest associated with our senior subordinated notes, term loan facility and revolving credit facility.

    OTHER INCOME

    Other income in 1999 consisted of interest income earned on invested funds. In 1998, other income consisted of $0.4 million of interest income and a $3.2 million gain recognized on the sale of equity securities.

    EFFECTIVE TAX RATES

    Our consolidated effective tax rate was 25.6% in 1999, representing a tax provision on a pre-tax loss, and 74.0% in 1998. These effective tax rates are a result of the following:

    - the 1999 effective tax rate reflects an increase in the valuation allowance for foreign tax credit carryforwards resulting from the reduced likelihood of their utilization primarily as a result of estimated future deductions associated with anticipated stock option exercises. As the stock options are exercised, we will benefit through reduced cash income tax payments;

    - the 1998 effective tax rate reflects the non-deductibility for tax purposes of purchased in-process research and development charges and goodwill amortization associated with the acquisitions of CCS Packard and BioSignal Packard; and

    - the income tax provision for 1998 and 1999 reflects taxes on income generated in foreign countries where the statutory rates are higher than the statutory rate in the United States, particularly Japan.

    INCOME FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES

    Summary information relating to the discontinued operations for the years ended December 31, 1997, 1998 and 1999 is as follows (in thousands):

                                                                1997       1998       1999
                                                              --------   --------   --------
Revenues....................................................  $63,827    $81,929    $106,003
Total costs and expenses....................................  (56,127)   (79,526)    (92,435)
Provision for income taxes..................................   (4,835)    (1,353)     (5,816)
                                                              -------    -------    --------
Income from discontinued operations.........................  $ 2,865    $ 1,050    $  7,752
                                                              =======    =======    ========

    For purposes of presenting operating results of our continuing operations, all corporate interest expense has been charged, and all corporate interest income has been credited, to continuing operations. Discontinued operations includes interest expense on local borrowings related to the applicable foreign subsidiaries of $0.1 million, $0.1 million and $0.6 million for the years ended December 31, 1997, 1998 and 1999, respectively.

    Results of discontinued operations for the year ended December 31, 1999 includes both a charge associated with accelerated option vesting totaling
$0.8 million and a $1.0 million charge associated with writing-off the step-up in inventory acquired in connection with Canberra's April 1, 1999 acquisition of the net operating assets of Tennelec, Inc. Results of discontinued operations for the year ended December 31, 1997 included a $0.8 million charge associated with writing-off the step-up in inventory acquired in connection with Canberra's September 1, 1997 acquisition of the net operating assets of Aquila Technologies Group, Inc.

    NET INCOME (LOSS)

    We incurred a net loss of $0.2 million in 1999 compared to net income of $1.9 million in 1998.

    YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    REVENUES

    Revenues increased $25.9 million, or 21.5%, to $146.2 million in 1998 from $120.3 million in 1997. Fluctuations in foreign currency exchange rates negatively affected 1998 revenues by approximately $1.0 million when compared to what they would have been if translated at 1997 exchange rates. This consisted primarily of a decrease in revenues at our Japanese subsidiary, Packard Japan KK, of approximately $1.7 million in 1998 due to the stronger U.S. dollar and poor economic conditions in Japan. The 1998 increase was primarily due to the 1998 acquisitions of CCS Packard, which contributed approximately $12.0 million of revenues in 1998, and BioSignal Packard, which contributed $1.4 million of revenues in 1998. In addition, we generated increased third party shipments from our Illinois production facility.

    GROSS PROFIT

    Gross profit increased $11.2 million, or 17.0%, to $77.1 million in 1998 from $65.9 million in 1997. Excluding the effect of expensing the 1998 fair market value adjustment associated with acquired inventories, consolidated gross profit was $78.6 million in 1998, an increase of 19.3% over 1997, and, as a percentage of revenues, 53.8% and 54.8%, respectively. The increase in gross profit dollars is due primarily to the CCS Packard and BioSignal Packard acquisitions. The reduction in the gross profit percentage from 1997 to 1998 is due primarily to an increase in our service revenue, which generates a lower gross margin percentage.

    OPERATING EXPENSES

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development spending increased $5.5 million, or 31.1%, to $23.2 million in 1998 from $17.7 million in 1997. The 1998 amount includes charges of $3.8 million associated with terminating certain collaborative agreements. Excluding these charges, research and development spending increased 9.6% in 1998. This increase in research and development spending represents investments in the areas of product enhancement, new product development and other collaborative arrangements.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $5.0 million, or 15.2%, to $37.8 million in 1998 from $32.8 million in 1997. Although overall selling, general and administrative spending increased, primarily due to the CCS Packard and BioSignal Packard acquisitions, as a percentage of revenues, selling, general and administrative expenses declined from 27.3% of revenues in 1997 to 25.9% of revenues in 1998. This decrease is due primarily to fixed selling, general and administrative costs being spread over a greater revenue base.

    OTHER CHARGES, NET

    Other net charges in 1997 represented costs associated with our 1997 recapitalization. Refer to the 1999 comparison to 1998 discussion above for a description of the 1998 other net charges.

    INTEREST EXPENSE

    Interest expense increased $3.0 million to $21.1 million in 1998, from $18.1 million in 1997. The 1998 increase reflects additional borrowings required in connection with the acquisitions of CCS Packard and BioSignal Packard, as well as our recapitalization indebtedness being outstanding for a full year in 1998 versus only a portion of the 1997 year.

    OTHER INCOME

    In 1998, other income consisted of $0.4 million of interest income and a $3.2 million gain recognized on the sale of equity securities. Other income in 1997 consisted of interest income earned on invested funds.

    INCOME FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES

    Refer to the 1998 comparison to 1999 discussion above for a description of income from discontinued operations, net of income taxes.

    EFFECTIVE TAX RATES

    Our consolidated effective tax rate was 74.0% in 1998 and 5.4% in 1997. The 1997 effective tax rate represents the effect of an income tax provision (rather than a benefit) on the loss before income taxes reflected in the accompanying consolidated statements of income (loss). These effective tax rates are due to the following:

    - the 1998 effective tax rate reflects the non-deductibility for tax purposes of the charges for purchased in-process research and development and goodwill amortization associated with the acquisitions of CCS Packard and BioSignal Packard;

    - the 1997 effective tax rate reflects the valuation allowance recorded for the 1997 state net operating loss carryforward. This allowance was recorded due to the uncertainty of realization of the carryforward; and

    - the consolidated income tax provision for 1997 and 1998 reflects taxes on income generated in foreign countries where the statutory rates are higher than the statutory rate in the United States, particularly Japan.

    MINORITY INTEREST IN INCOME OF SUBSIDIARIES

    In 1997, the minority interest pertained to the 40% of Packard Japan KK we did not own prior to acquiring it in March 1997.

    NET INCOME (LOSS)

    We had net income of $1.9 million in 1998 as compared to a loss of $18.8 million in 1997.

LIQUIDITY AND FINANCIAL RESOURCES

    Our liquidity requirements arise from cash used for operations, including research and development expenditures, payments on outstanding indebtedness and funding of acquisitions and other collaborations. We met our 2000 and 1999 cash requirements primarily through cash generated from operations and borrowings through our revolving credit facility and overseas bank facilities. In addition, the 2000 period reflects the receipt of net proceeds totaling approximately
$110 million from our initial public offering. We used approximately
$90.7 million of such proceeds to repay our outstanding term loan indebtedness and a portion of our revolving credit facility balance, and to repurchase a portion of our outstanding senior subordinated notes. The balance of those net proceeds is available for our general corporate requirements.

    Approximately half of our revenues are generated from foreign sources, most of which are denominated in currencies other than the U.S. dollar. As a result, our reported earnings and financial position are affected by changes in foreign currency exchange rates. A strengthening U.S. dollar against the foreign currencies through which we conduct our business has had, and may continue to have, a negative impact on our U.S. dollar denominated operating results. To manage the exposure of foreign currency exchange rates, we engage in hedging strategies. We purchase various foreign currency forward contracts, at specified levels of coverage, generally for the purpose of hedging firm intercompany inventory purchase commitments.

    Net cash used by continuing operating activities was $7.6 million during the first nine months of 2000 as compared to $3.1 million during the comparable 1999 period. The increase resulted primarily from a greater reduction in trade accounts payable and accrued liabilities during the 2000 period.

    Net cash used for investing activities of continuing operations during the nine months ended September 30, 2000 consisted primarily of $0.5 million to acquire a 51% interest in Carl Consumable Products, LLC, $1.4 million to acquire certain net operating assets of Cambridge Imaging Limited and $5.0 million of contingent earnout payments related to the year ended December 31, 1999 associated with the CCS Packard acquisition. In addition, we spent approximately $4.6 million on capital equipment and improvements. During the nine months ended September 30, 1999, investing activities consisted primarily of earnout payments associated with the CCS Packard acquisition. During the 1999 period, capital expenditures totaled $4.4 million.

    We expect the net proceeds from the sale of our Canberra operating segment, after provision for income taxes and cash expenses directly related to the sale and after the repurchase of options held by Canberra employees, to be in the range of $120 million to $130 million, an amount we intend to use for debt repayment, research and development and general working capital.

    Financing activities during the first nine months of 2000 consisted primarily of our receipt of the net proceeds from our initial public offering and our use of a substantial portion of such proceeds, combined with available invested cash, to pay down $90.7 million of indebtedness. We used additional borrowings under our revolving credit facility to fund $5.0 million of contingent earnout payments related to the year ended December 31, 1999, and the $7.0 million semi-annual interest payment due in March 2000 associated with our outstanding subordinated notes. We also used the borrowings to fund operating requirements, as needed. In addition, proceeds from the exercise of stock options totaled $5.0 million during the first nine months of 2000. During the comparable prior year period, financing activities consisted primarily of borrowings under the revolving credit facility to fund contingent earnout payments associated with the CCS Packard acquisition. In addition, borrowings during this period were used to make the semi-annual subordinated notes interest payment and to fund operating requirements, as needed.

    In connection with amending and restating our credit agreement in August 2000, we terminated our term loan and increased our revolving credit facility from $75 million to $100 million. Based upon a stipulated formula in the credit agreement, the revolving credit facility will be decreased by $35 million upon completion of the sale of Canberra. The revolving credit facility prohibits us from paying cash dividends on our common stock. In addition, pursuant to the guarantee and collateral agreement supporting the revolving credit facility we have pledged substantially all of our assets.

    Net cash provided by (used for) continuing operations was $0.9 million for 1999, $5.8 million for 1998 and ($4.1) million for 1997. The 1999 operating cash flow is primarily a result of that year's operating results prior to non-cash charges, including the favorable effect of a full year of operations of the CCS Packard and BioSignal Packard acquisitions. These increases were partially offset by an increase in working capital, primarily accounts receivable and inventories. The 1998 operating cash flow is also a result of that year's operating performance prior to non-cash charges, as well as the addition of CCS Packard and BioSignal Packard during that year. The 1998 operating cash flow also includes $10.8 million from the sale of our gas generation product line. Operating cash flow for 1997 reflects the cash portion of the charge recorded in connection with our recapitalization in 1997, which amounted to approximately $9.4 million. Operating cash flow for each of 1997, 1998 and 1999 reflects the negative effect of the interest portion of our debt service requirements on our operating cash flow.

    Net cash used for investing activities of continuing operations was $11.8 million in 1999, $14.9 million in 1998 and $13.2 million in 1997. From 1997 to 1999, our use of cash for investing purposes increased in accordance with our strategic plan and direction. The cash used to acquire businesses consists of the following transactions:

    - the purchase of the 40% interest held by Packard Japan's minority stockholder in 1997 for approximately $7.5 million;

    - the acquisition of CCS Packard, which we initially purchased in 1998 for approximately $1.5 million of our common stock and $6.3 million in cash, with aggregate contingent earnout payments of $9.4 million made or accrued as of December 31, 1999; and

    - the acquisition of BioSignal Packard, which we invested in initially in 1997 and purchased the remaining interest of 81% in 1998 for approximately $100,000 of our common stock and $8.6 million in cash.

    We have also invested significant amounts of cash in our infrastructure to provide for the needs of our growing business. We acquired a new building and CCS Packard leased a facility requiring leasehold and other improvements. Related to our growth strategy is our investment of available cash in collaborations and other ventures that we believe will bring future financial benefits. There was a reduction in this area of technology investment during 1999, as compared to prior years, as a result of directing available cash to other requirements.

    Net cash provided by (used for) financing activities was $34.9 million in 1999, $0.2 million in 1998 and ($4.7) million in 1997. Financing cash flows consisted primarily of recapitalization activity in 1997 including the issuance of our senior subordinated notes and borrowings under our term facility to effect the recapitalization and pay for related fees. During 1998 and 1999, financing cash flow proceeds consisted primarily of borrowings under our revolving credit facility to fund strategic acquisitions as well as to fund working capital requirements, as needed. We repaid such borrowings to the extent possible, from operating cash flows and other sources.

    We had historically generated sufficient cash flow from operations to meet our working capital requirements and to fund capital expenditures, debt service and equity transactions such as dividend payments and stock repurchases. In 1997, in connection with our recapitalization, we increased our long-term indebtedness by approximately $190.0 million and, as a result, debt service requirements were increased significantly as compared to historical levels. The recapitalization and concurrent stock dividend had a significant impact on our consolidated stockholders' equity by reducing our retained earnings to an accumulated deficit and increasing our treasury stock by approximately
$195.0 million in the aggregate. As of December 31, 2000, we had approximately $48.9 million of funds available under our $100 million revolving credit facility, as amended and restated. Monies available under this credit facility are subject to certain restrictions and provisions.

    Our senior subordinated notes are redeemable after March 1, 2002, starting at 104.688%, through March 1, 2004, at which time they are redeemable at 100%. Certain circumstances may occur that would accelerate the notes' redemption. As of December 31, 2000, we have repurchased an aggregate of $31.8 million of the $150 million original outstanding amount of our notes.

    Our senior credit facility, as amended and restated, consists of a $100 million revolving credit facility. The revolving credit facility matures in 2005 and bears interest at the Eurodollar rate plus 1.25% to 2.75% or the cost of funds rate, as defined in the revolving credit facility, plus 0.25% to 1.75%. The revolving credit facility contains certain customary financial covenants. We were in compliance with all covenants as of September 30, 2000.

SEASONALITY

    The following table summarizes the seasonality of our revenues and income from operations by quarter for the last three years:

                                                                        1999
                                           ---------------------------------------------------------------
                                           FIRST QUARTER   SECOND QUARTER   THIRD QUARTER   FOURTH QUARTER
                                           -------------   --------------   -------------   --------------
Revenues.................................       24%              23%              23%             29%
Income from operations...................       29%              21%              11%             39%

                                                                        1998
                                           ---------------------------------------------------------------
                                           FIRST QUARTER   SECOND QUARTER   THIRD QUARTER   FOURTH QUARTER
                                           -------------   --------------   -------------   --------------
Revenues.................................       20%              24%              25%             30%
Income from operations...................       20%              35%              28%             17%

                                                                        1997
                                           ---------------------------------------------------------------
                                           FIRST QUARTER   SECOND QUARTER   THIRD QUARTER   FOURTH QUARTER
                                           -------------   --------------   -------------   --------------
Revenues.................................       24%              26%              23%             27%
Income from operations...................       33%              36%              14%             17%

    Income from operations percentages exclude the effect of:

    - charges of $18.4 million associated with our 1997 recapitalization;

    - charges of $6.1 million related to purchased in-process research and development in 1998;

    - a charge of $1.5 million in 1998 to expense the fair market value adjustment associated with acquired inventories;

    - a gain of $10.8 million recognized in 1998 in connection with the sale of our gas generation product line;

    - charges of $2.7 million associated with the termination of a product line and the modification of a license in 1999; and

    - a compensation charge of $1.0 million associated with stock options granted in December 1999.

    Revenues and income from operations are traditionally the highest in the fourth quarter.

BACKLOG

    As of September 30, 2000 and 1999, our net third-party order backlog was approximately $24.9 million and $22.2 million, respectively. We include in backlog only those orders for which we have received purchase orders, and do not include orders for service. Our backlog as of any particular date may not be representative of actual sales for any succeeding period.

NEW ACCOUNTING STANDARDS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes the accounting and reporting standards for derivative instruments and for hedging activities. SFAS No. 133 was amended by SFAS No. 138. We purchase forward contracts to cover foreign exchange fluctuation risks on intercompany sales to certain of our foreign operations which are not designated as hedging instruments under SFAS No. 133, as amended. Effective January 1, 2001, we will reflect such forward contracts in our financial statement at their current market values based upon the actual exchange rates in effect as compared to the forward contract rates. Any resulting gains and losses will be reflected in our consolidated statements of income. We do not anticipate that the adoption of this statement will have a material effect on our consolidated operating results or financial position upon adoption.

    In December 1999, the SEC issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements". SAB No. 101, among other things, provides guidance on revenue recognition when customer acceptance and installation provisions exist. We are required to adopt SAB No. 101 as of January 1, 2000 no later than the fourth quarter of 2000. We have quantified the impact of adopting SAB No. 101 and the effect on our consolidated financial position and results of operations is immaterial. Accordingly, we will not record any cumulative catch-up adjustment.

SUBSEQUENT EVENTS

    ACQUISITIONS AND STRATEGIC INITIATIVES

    In November 2000, we established our new subsidiary, Packard Pacific Limited, in Hong Kong to increase the presence and support of our products in China and the Pacific Rim. The subsidiary is intended to complement the existing base of representative offices currently under contract with us, and we believe that a direct presence with factory-trained personnel will improve our ability to meet the emerging needs for drug discovery research in that region.

    On October 1, 2000, we completed the acquisition of the life sciences division of GSI Lumonics, Inc., for approximately $40 million in cash and approximately 4.5 million shares of our common stock. The business we acquired is now a part of our subsidiary Packard BioChip Technologies, LLC, an entity formed to consolidate our various technologies in the area of biochips. Packard BioChip Technologies is a leading provider of imaging equipment and software for biochip and microarray applications. Its products are used in applications including single nucleotide polymorphism (SNP) detection, gene expression analysis, protein studies and drug discovery. For the nine months ended September 30, 2000, the acquired business generated revenues of $13.1 million. The acquisition has been accounted for using the purchase method and resulted in a charge in October 2000 totaling $12.1 million (before the related income tax benefit) to write off the value assigned to acquired in-process research and development, which had not yet reached technological feasibility.

    Also in October 2000, we entered into a co-marketing agreement with Agencourt Bioscience Corporation, a company formed by former employees of the Whitehead Institute for Biomedical Research, for the commercialization of DNA extraction and purification chemistry developed by and licensed from the MIT Center for Genome Research. Applications of this chemistry exploit the high throughput capabilities of our industrialized genomics platform for the preparation of DNA samples. Two of our products, the DNATrak used for high throughput DNA preparations and the GenomeTrak used for ultra-high throughput DNA preparations, have been released to the market using our equipment and Agencourt's chemistry. As part of the arrangement, we also made an equity investment in Agencourt of $1.25 million, representing approximately 8% of the outstanding equity of Agencourt. Agencourt is controlled by three sons of our Senior Vice President.

    In September 2000, we obtained the fifth U.S. patent for our inkjet printing biochip and microarray manufacturing technology. The issuance of these important biochip production patents further strengthens our intellectual property portfolio, a vital asset in the biochip field. We have completed the delivery of ten core microarray inkjet printing modules to Motorola, Inc., for its industrial-scale gene chip production facility, and we established a collaboration with Oxford GlycoSciences plc to evaluate and develop protein chips, in each case using this patented technology. In addition, in November 2000, we introduced our second generation BioChip Arrayer product. This system will provide high throughput biochip manufacturing capabilities to companies interested in producing value-added biochips and microarrays to serve the pharmaceutical, biotechnology and diagnostics industries. We expect to begin delivery of this product in mid-2001.

    DISCONTINUED OPERATIONS

    On November 29, 2000, we announced an agreement to sell our Canberra division to COGEMA S.A., a France-based industrial group operating worldwide in the nuclear energy sector, for $170 million. We anticipate completing this sale by the end of the first quarter of 2001. We expect net proceeds, after the provision for income taxes and cash expenses directly related to the sale and after the repurchase of options held by Canberra employees, to be in the range of $120 million to $130 million, an amount we intend to use for debt repayment, research and development and general working capital. We believe the sale of Canberra will allow us to further focus and build on our global presence in the life sciences research industry, and to continue our accelerated research and development efforts with a significantly strengthened balance sheet. This transaction is subject to federal regulatory approval and other customary closing conditions.

    Canberra manufactures analytical instruments and systems used to detect, identify, quantify and monitor radioactive materials for the nuclear industry and related markets. Canberra's primary products and services include: hardware and software for the detection, analysis and containment of nuclear materials; and services related to the analysis of nuclear materials, including measurement, expert data review, site management, consulting services and after-sale support, service and applications training. Canberra's customers include government institutions, utilities, research laboratories, commercial analytical laboratories, and local, national and international regulatory agencies.

    RECENT FINANCIAL RESULTS

    On February 8, 2001, we announced our results for the quarter and year ended December 31, 2000. For the year ended December 31, 2000, we had revenues of $165.4 million, a loss from continuing operations before extraordinary items of $10.8 million and a loss per share from continuing operations before extraordinary items of $0.19. This represents a 4% increase in revenues, a 36% increase in the loss from continuing operations before extraordinary items and a 12% increase in the

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loss per share from continuing operations before extraordinary items. For the three months ended December 31, 2000, we had revenues of $49.9 million, a loss from continuing operations before extraordinary items of $5.0 million and a loss per share from continuing operations before extraordinary items of $0.08. The above results include the following:

    - a $4.7 million charge in the first quarter of 2000 related to stock compensation costs;

    - a $12.1 million charge in the fourth quarter of 2000 to write off the value assigned to acquired in-process research and development;

    - a $1.9 million charge in the fourth quarter of 2000 primarily to write off long-lived assets which have become impaired;

    - a $2.3 million income tax benefit from the reversal of certain valuation allowances resulting from the expected gain from the sale of Canberra;

    - a $2.7 million charge in the fourth quarter of 1999 to write off costs associated with terminating a certain product line and modifying a license agreement; and

    - a $1.0 million charge in the fourth quarter of 1999 related to stock compensation costs.

    Excluding the above items, net of their effect on income taxes, for the year ended December 31, 2000, income from continuing operations would have been $18,000 compared to $294,000 in the comparable 1999 period, and income per share from continuing operations before extraordinary items would have been $0.00 during the year ended December 31, 2000 as compared to $0.01 in the comparable 1999 period. Excluding the above items, net of their effect on income taxes, for the three months ended December 31, 2000, income from continuing operations before extraordinary items would have been $1.4 million compared to $1.5 million in the comparable 1999 period, and income per share from continuing operations before extraordinary items would have been $0.02 for the three months ended December 31, 2000 as compared to $0.03 in the comparable 1999 period.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Foreign currency risk and interest rate risk are the primary sources of market risk to our operations. We manage exposure on certain foreign currency risks through the use of foreign currency forward contracts primarily for the purpose of hedging firm inventory purchase commitments. We do not enter into contracts for trading purposes. Outstanding foreign currency forward contracts as of December 31, 1999 included $2.0 million denominated in Japanese Yen and $0.3 million denominated in other currencies. As of December 31, 1999, unrealized gains (losses) on foreign currency contracts were not significant.

    As of December 31, 1999, we had aggregate variable rate long-term debt of approximately $77.5 million, including borrowings outstanding on our term loan of $37.4 million and on our revolving credit facility of $36.9 million. A 10% change in interest rates would have changed the annual interest expense on our long-term debt as of December 31, 1999 by approximately $580,000. As of December 31, 1999, $28.5 million of the borrowings on our revolving credit facility were denominated in currencies other than the U.S. dollar, primarily the Eurodollar. To the extent such borrowings remain outstanding, we will be subject to risks associated with future foreign exchange fluctuations.

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
                                    BUSINESS

    We are a leading global developer, manufacturer and marketer of instruments and related consumables and services for use in drug discovery and other life sciences research. We are primarily focused on the rapidly growing areas of drug screening, functional genomics and proteomics. Our broad technology portfolio and our experience working in more than 60 countries with market-leading customers have allowed us to establish a worldwide leadership position in many of our primary product categories, including bioanalytical instrumentation, liquid handling and sample preparation robotics and integrated screening systems for drug discovery. In addition, we have developed advanced microarray technologies through substantial investments in research and development and intellectual property, as well as through acquisitions and strategic alliances. Our products are intended to meet the rapidly growing experimentation needs of a diverse customer base, including pharmaceutical, biotechnology, agricultural and diagnostics companies, as well as academic institutions and government agencies. For the year ended December 31, 2000, we generated revenues of $165.4 million.

    Established on a strong lineage of bioanalytical instrumentation and recognized brand names, Packard has for many years been a leading producer of bioanalytical instruments and related consumables. Over time, this leadership position has given us capital resources and expertise to pursue new opportunities and develop scalable platforms in the fast growing fields of the post-genomic era: drug screening, functional genomics and proteomics.

    Today, we believe we provide the most comprehensive integrated solutions for drug screening applications that allow our customers to increase speed, reduce cost, improve data accuracy and enhance productivity. As a leading company in laboratory automation and liquid handling, we have integrated our products to form platforms that support the industrialization of drug discovery by bringing the benefits of miniaturization, automation and ultra-high throughput analysis to drug screening. To further accelerate our growth, we are leveraging our strength in drug screening into the fields of functional genomics and proteomics. For example, through our acquisition of the life sciences division of GSI Lumonics, Inc. in October 2000, according to independent research reports, we have become the leading provider of microarray imaging and software analysis tools, allowing us to combine the benefits of this acquisition with our existing biochip production technologies to strengthen our proteomics platform.

    Our rich portfolio of proprietary technologies is embodied in our products, consumables and services. We own approximately 65 U.S. and foreign patents and have over 40 patent applications pending in the United States and abroad. According to a recent independent market study, we provide the broadest range of products and services to the pharmaceutical drug screening industry. Our primary products include:

    - automated liquid handling and sample preparation systems;

    - microwell plate readers and plate imaging systems;

    - drug screening and detection reagents;

    - biochip systems and related microarray analysis software; and

    - bioanalytical scintillation instruments, our "legacy products".

    We have strong long-term relationships with a broad customer base that includes substantially all of the 50 largest pharmaceutical and biotechnology companies. We also have one of the largest installed bases in the life sciences research industry with over 27,000 instruments. Our broad and well-developed customer relationships and extensive installed base not only allow us to generate a recurring revenue stream from services and sales of related consumables, but also provide us with customer insights that are invaluable for the development and commercialization of new products and technologies. Through our worldwide sales, marketing and service organization of approximately 400 individuals, we distribute our instruments and other products and provide services to many of the

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leading pharmaceutical, biotechnology and agrochemical companies, as well as to prominent academic, government and medical laboratories.

INDUSTRY OVERVIEW--LIFE SCIENCES RESEARCH AND DRUG DISCOVERY

    The life sciences research industry is undergoing fundamental change and growth resulting principally from the rapid growth in gene discovery and the increasing demand for greater efficiency in the drug discovery process. Industry experts estimate that in the year 2001 the life sciences research industry will invest more than $80 billion in basic life sciences research and drug discovery and development, approximately $4.6 billion of which will be in the areas we serve with our platforms, products and services. Traditionally, chemists laboriously synthesized new compounds with potential therapeutic activity one at a time or painstakingly isolated them from natural sources. Today, combinatorial chemistry techniques are used to greatly increase the supply and diversity of such compounds. Libraries of hundreds of thousands, or even millions, of compounds are now available for testing in biological assays against disease targets.

    Until recently, life sciences researchers had identified only a few hundred targets. Driven by large-scale DNA sequencing projects, such as the Human Genome Project, life sciences researchers expect to identify tens of thousands of new gene targets as they decipher the genomes of both humans and disease-causing organisms. Sifting through these massive gene pools to identify disease-causing genes will require large-scale experimentation. Determining which gene variations cause or play a role in diseases will be an even greater challenge. Once potential targets are identified, they need to be screened against hundreds of thousands, if not millions, of compounds, a process known as "drug candidate screening." As a result of this dramatic increase in the need for drug candidate screening, industry experts agree that new bioanalytical tools and optimized processes will be required to improve the overall efficiency of the drug discovery process. It is generally accepted that industrialization and automation of repetitive activities will be required to streamline the drug discovery process.

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
                             THE DRUG DISCOVERY PROCESS
[A flow chart describes the drug discovery process as follows: "Compounds" derived from "Compound Libraries" in a process known as "Combinatorial Chemistry," on the one hand, and "Targets" derived from processes known as "Structural Genomics" and "Functional Genomics" (collectively "Genomics") and "Protein Function" (or "Proteomics") lead to "Assays," "Screening" and "Lead Optimization" (the "Drug Candidate Screening"), then to "Early ADME/Tox," "Pre-clinical Testing" and "Clinical Trials" (the "Drug Development") and then to "Commercialization."]

    GENOMICS

    STRUCTURAL GENOMICS

    Interest in understanding the relationships between genes and diseases has generated a worldwide effort to identify the structure and sequence of the genes of many organisms, including the approximately 3 billion DNA base pairs comprising the approximately 50,000 to 100,000 genes within the human genome. Known as the Human Genome Project, this project is expected to identify most of the human genes within the next couple of years. While the portfolio of existing drugs is believed to act only on approximately 500 gene products or targets, scientists believe that 5,000 to 10,000 gene products represent the majority of the important drug targets from which therapeutic products may be developed. In addition to human-related genomics, the sequencing of the genome of disease-causing organisms is producing numerous potential targets for drugs to treat infectious diseases.

    FUNCTIONAL GENOMICS

    We anticipate that, once researchers identify the structure of a gene and sequence of its base pairs, the identification and validation of new drug targets will require an understanding of the specific function and role of that gene in diseases. This effort will require many years of additional research and large-scale bioanalytical experimentation with millions of samples. Single nucleotide polymorphism, or SNP, genotyping and gene expression analysis, described below, are considered essential techniques to determine the function and association of genes with specific diseases.

    SINGLE NUCLEOTIDE POLYMORPHISM (SNP) GENOTYPING. SNP genotyping is the process of analyzing locations within a genome where variations in a gene sequence, or genetic polymorphisms, are known to exist. Genetic polymorphisms may play a role in an individual's susceptibility to disease and response to drugs. SNPs are the most common type of genetic variation. There are an estimated 3 to 10 million SNPs in the human genome, but only a small fraction have been identified to date. This number is

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
expected to increase dramatically as both public efforts, such as the SNP Consortium, and numerous individual companies that have initiated programs, attempt to identify hundreds of thousands of human SNPs.

    The identification of a SNP does not indicate whether or how it may relate to human health. To relate SNPs to disease or drug response, SNPs must be measured, or typed, in hundreds of thousands of people and correlated with clinical data describing the health of those individuals. These studies will require hundreds of millions of measurements. As more and more SNPs are identified, a new market is quickly emerging for high throughput detection of SNP genotypes. A portion of the need for this high throughput will be created in the clinical trials and commercialization stages through pharmacogenomics, which is an approach to drug development that utilizes genotypic information to develop highly specific drugs.

    GENE EXPRESSION ANALYSIS. Gene expression is the process by which a gene's coded information is ultimately translated into the production of proteins within a cell. While all cells contain the full set of genomic DNA, different cells express different sets of genes depending on cell type and environmental conditions. Certain diseases also arise from the over or under expression of genes. Gene expression levels are measured by detecting differences in messenger RNA, or mRNA, patterns. mRNA serves as a template for the production of proteins. A primary application of this process is differential gene expression analysis, where researchers compare the genes expressed in healthy and diseased samples to identify specific genes involved in a particular disease process. Another common application involves measuring a change in expression of certain genes when researchers add drug candidates to cells.

    As researchers identify more genes from the genome sequencing projects, we expect the market for expression analysis technologies to grow significantly. For example, faster and more efficient instrumentation will enable researchers to screen a compound library more effectively and look for those compounds that affect expression of certain genes in a beneficial way, or develop a screening system to assess the toxicological effect of a set of new drug leads.

    PROTEOMICS

    PROTEIN FUNCTION

    Instead of analyzing a gene or its mRNA, proteomic research studies the function of genes by direct analysis of the gene product, or protein. A "proteome" is defined as the complete set of proteins expressed in a given tissue, cell or biological system at a given time. It is in essence the protein complement of the genome. A systematic analysis of the protein profiles of healthy and diseased tissue may identify disease-specific proteins. Initially, proteomics will complement functional genomics for the identification and validation of targets. Once sets of candidate proteins believed to be associated with certain diseases have been identified and characterized, high throughput technologies will be required to screen the effect of drug candidates on protein expression or to perform clinical studies and diagnostic analyses.

    TARGETS

    Targets are specific biological molecules, usually proteins, which are believed to have a significant role in the onset or development of a disease. Target identification involves acquiring knowledge about the role a particular molecule plays in the body in order to determine whether it might be a good target for further investigation. Target validation is the demonstration that affecting the function of a particular target has a positive effect on the course of a disease. Target validation employs a variety of scientific research, including the analysis of mRNA, proteins and cells. Today, while this activity is often associated with proteomic studies, it is most often initiated with genomics studies.

    COMBINATORIAL CHEMISTRY

    Over decades, chemists in major pharmaceutical and chemical companies built up libraries of hundreds of thousands of compounds. These compounds were usually obtained by chemical synthesis one at a time or, alternatively, by isolation from natural sources. During the last few years, however,

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
many corporate and academic groups have developed combinatorial chemistry techniques to greatly increase the supply and diversity of small molecules for screening. As a result, most companies now have access to millions of compounds to be tested against established or new targets and yield potential lead compounds for the development of new medicines. These vast numbers of compounds, combined with the explosion in new targets, present a substantial challenge to the drug discovery process and create a need for faster and more cost-efficient screening.

    DRUG CANDIDATE SCREENING

    Drug candidate screening generally involves testing of large libraries of different compounds in relatively simple assays, or tests, containing targets identified through genomics and proteomics research. Assays are employed to determine the effect of a compound upon a particular target. When applied methodically, assays can be used as screens to identify active chemicals, referred to as "hits," that may produce a desired effect upon a target's function. Lead compounds can be identified by additional screening of hits and may then be optimized to generate candidate compounds for development as potential medicines.

    ASSAYS

    Assay development, in the context of screening compounds against a new target, refers to a test a researcher must develop for measuring whether particular compounds in a library interact with the target in a certain manner. The type of assay utilized for drug screening depends on the target under investigation and the type of information being sought. Researchers design some assays to measure whether and how tightly a compound binds to a target, such as the binding of a drug to a protein. Other assays are designed to measure whether and to what degree a compound reduces the biological activity of a target, such as the activity of an enzyme. In other cases, researchers test compound collections against living cells and measure a particular cellular response, such as a change in expression level of one or more genes. Targets can be incorporated into either biochemical or cell-based assays. A biochemical assay involves a target that is isolated from its natural cellular environment. Cell-based assays test compounds on targets functioning in the environment of living human or other mammalian cells. For lead optimization, described below, cell-based assays provide a number of advantages, including greater predictive value of therapeutic effect and potential toxicity. However, cell-based assays have typically been more difficult and time consuming to develop and to perform due to difficulties in detecting the function of a target in a living cell and the inherent technical complexities of using human or other mammalian cells in drug screens.

    SCREENING

    Screening is the process of methodically testing libraries of compounds for potential therapeutic value by using assays to determine if any of the tested compounds affect a selected target. Primary screening involves performing an identical test on each compound in a large library to identify hits. Re-testing confirms initial hits and secondary screening refines the initial evaluation of hits. For example, secondary screening may measure a hit's "potency," which is the amount of the hit compound required to exert its effect, and "specificity," which is the degree to which the hit exerts its effect on the defined target rather than unintended targets. With the rapidly growing list of targets identified by genomics programs, the major pharmaceutical companies are moving towards screening up to 100 targets annually against libraries of up to one million compounds using semi-automated or high throughput screening systems.

    LEAD OPTIMIZATION

    Lead optimization refers to the process of sorting through compounds that emerge from the screening process, and involves conducting successive rounds of chemical alterations and biological tests to find compounds likely to have appropriate drug properties. Like target validation, lead optimization involves a variety of methods, including protein and cellular analysis, chemical synthesis and high throughput experimentation.

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    DRUG DEVELOPMENT

    EARLY ADME/TOX AND PRE-CLINICAL TESTING

    ADME/Tox stands for the following properties of a lead compound: absorption by the intestinal systems, distribution within the body, metabolism by the liver and other systems, excretion and toxicity. The ADME/Tox phase is typically conducted during pre-clinical studies. However, to avoid costly and time-consuming pre-clinical experiments, simplified molecular and cellular model systems that mimic mammalian physiology are often used to gain information about the lead's solubility in blood plasma, its cell penetration capabilities or its toxicity. These studies in these surrogate molecular and cellular systems, referred to as "Early ADME/Tox," are bridging the gap between a need for high throughput and true physiological information about lead compounds.

    CLINICAL TRIALS AND COMMERCIALIZATION

    Clinical trials test pharmaceutical product candidates in humans to demonstrate their safety and efficacy. Because clinical trials are the most expensive part of drug development, pharmaceutical companies are attempting to improve the outcomes of clinical trials by using genomic approaches to drug development. In order to use genomics in a clinical trial, each patient's genetic make-up must be analyzed. This could entail analysis of thousands of different SNPs in a patient's DNA which, for a 1,000 patient trial, would require generating millions of data points. The successful outcome of clinical trials may result in regulatory approval to commercialize the new drug product.

SHORTCOMINGS OF THE DRUG DISCOVERY PROCESS

    Industry experts estimate that in the year 2001 the life sciences research industry will spend more than $80 billion for research and development of new pharmaceuticals, more than $2.2 billion of which will be spent on drug candidate screening in the areas we serve. Despite these heavy investments, the largest companies in the industry do not believe they have the means to generate an adequate rate of new drug applications for regulatory approval. A significant opportunity to discover greater numbers of higher quality drug candidates has been created by the recent dramatic increases in the number of potential targets and the size and diversity of compound libraries. These increasing numbers of gene targets and compounds, however, have also created shortcomings in the drug discovery process.

    We believe that the following technology limitations are hindering efficiency improvements in the drug discovery process.

    INSUFFICIENT SPEED DUE TO LACK OF INTEGRATED AUTOMATION

    Most drug discovery facilities rely on screening massive numbers of samples for functional genomics and drug screening applications. Throughput is currently limited by the preparation and movement of samples through the process of plate and liquid handling, incubation, washing and finally into the detection area, as opposed to the actual analysis time. For example, to perform one high throughput screen, researchers typically need to remove thousands of compounds from storage and transfer small amounts of these compounds to hundreds of new plates. They then add fluid to dilute them and transfer a portion of the diluted compound to another set of plates. After adding a target and reagents, they move the plates to an incubation station and incubate the reaction mixture for a precise period of time. They then may separate the non-active portion from the reaction by washing the plates, and transfer the plates to a detection instrument to scan the plates and to see the results. Finally, they discard all the plates. The whole process can take a team of researchers weeks or months to complete, and must be repeated to test the same compounds against the next pharmaceutical target.

    We believe that, in order for drug discovery to reach the next level of performance, each process module, including robotics, liquid handling, assay reagents, detection systems and data management software, must be linked and integrated in a highly automated or industrialized manner.

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
    LIMITATIONS IN THE MINIATURIZATION OF ASSAYS

    To stay competitive and meet their goals for operational and financial growth, pharmaceutical companies will have to increase significantly the number of new drugs they introduce into clinical trials each year. Capacity increases in drug candidate screening, SNP detection, gene expression and protein function analysis will be required to meet these objectives. However, industry experts agree that such capacity increases will not be economically feasible unless assays can be miniaturized. Assays can generally be divided into liquid phase assays, in which the assay components are mixed in a homogeneous solution, and solid phase assays, in which at least one assay component is attached to an inert solid support. Many drug screening assays are liquid phase assays, and are processed in the wells of microwell plates. Functional genomics and proteomics assays on the other hand are preferably processed on microarrays, which are high-density arrays of biological samples on a solid support, called a microspot. Each microspot of the array represents a solid phase assay. The following fundamental problems need to be addressed to successfully miniaturize these two types of assays:

    - Liquid phase or microwell plate assays:

       -- highly sensitive assay chemistries and detection equipment are required to measure biological reactions in small microliter volumes, without substantially increasing the concentration of the reagents.

       -- sample preparation and liquid handling must be performed in small volumes such as 384- or 1536-well microwell plates rather than 96-well microwell plates, requiring the ability to accurately dispense volumes at the sub-microliter level.

    - Solid phase or microarray assays:

       -- deposition of the assay component, whether a nucleic acid or a protein, on a solid phase must be performed with great accuracy and precision at the sub-nanoliter (one billionth of a liter) level in order to realize the advantages that can be obtained from the massively parallel analysis of data obtained from gene and protein chips.

       -- high-resolution imaging equipment with great detection sensitivity and a wide dynamic range is required to automatically measure and analyze batches of microarrays without much user intervention.

    TOO MANY FAILURES, TOO LATE IN THE PROCESS

    The cost of drug discovery increases exponentially as a lead moves through the discovery process. The cost of screening a compound is usually below ten dollars, while the cost of developing a drug candidate at later stages of the development can run in the hundreds of millions of dollars, especially during clinical trials and the regulatory approval process. With the largest cause of failure in the clinic being toxicology issues, the incorporation of high throughput approaches for ADME/Tox screening in discovery will greatly benefit any pharmaceutical company. Drug lead failures late in the process should be significantly reduced through the use of so-called functional assays that monitor the effect of drug candidates on living cells, and the implementation of high throughput gene expression profiling using microarray formats to reject compounds having unacceptable toxicity profiles.

OUR TECHNOLOGY PORTFOLIO

    We have developed and continue to develop a broad portfolio of technologies, products and services to support the drug discovery industry and to address current shortcomings in most stages of the drug discovery process. We believe that, in order to support more efficient drug discovery, industrialized platforms that optimize the use of technology components are required. Please refer to "--Intellectual Property" for more information regarding licenses relating to these products.

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    PROPRIETARY ASSAY REAGENTS AND DRUG SCREENING TECHNOLOGIES

    We have internally developed or exclusively licensed a broad range of proprietary assay technologies, which we believe exhibit significant advantages over existing high throughput assays in terms of sensitivity, miniaturization capability and versatility. Because these are "one-step" or homogeneous assays, which do not require additional separation or washing steps, they enable high throughput analysis and fully automated screening. In addition, our assay portfolio covers a wide range of both biochemical and cell-based assays, and can be used against most major classes of drug targets in most therapeutic areas. Our assay portfolio consists of:

    - ALPHASCREEN. Amplified Luminescent Proximity Homogeneous Assay, or ALPHA, is a homogeneous assay technology for biochemical and molecular assays exclusively licensed from Dade Behring, Inc. As a result of its signal amplification characteristics, ALPHA has superior sensitivity enabling ease of use, throughputs of greater than 250,000 samples per day and excellent miniaturization capabilities. Without the need to increase reagent concentrations, ALPHA offers the sensitivity of heterogeneous assays in a homogeneous format, and enables assay miniaturization to very small volumes. We released ALPHA to the market in late 1999 under the trade name AlphaScreen. We expect this technology to find widespread acceptance for a wide range of drug discovery assays. In addition, AlphaScreen can be configured to run two tests within one assay, which makes it particularly useful for ultra-high throughput genomics applications, such as SNP detection;

    - BRET(2). We consider Bioluminescence Resonance Energy Transfer, or BRET, a breakthrough luminescent assay technology for proteomic studies in live mammalian cells. We released this new technology to the market in August 2000 under the trade name BRET(2). This technology allows in vivo assays of protein-to-protein interactions. For example, BRET(2) enables the analysis of a new class of drug targets identified by the Human Genome Project, so-called orphan receptors targets. The fundamental technology is licensed exclusively from Vanderbilt University;

    - LUCLITE. In 1996, we introduced, under the trade name LucLite, a glow-type luminescent substrate that for the first time enabled ultra-high throughput screening of gene expressions in cells. Today, we estimate that LucLite reagents have been used to screen over 60 million compounds worldwide;

    - FLASHPLATE. FlashPlate scintillation proximity assay technology was introduced in the early 1990's for homogeneous radioisotopic applications. Despite the trend away from the use of radioisotopes, we believe that radioisotopic assays will remain useful for a significant percentage of drug discovery assays because it is possible to label a compound with a radioisotope without altering its chemical structure. We currently distribute FlashPlates through PerkinElmer's life sciences division, under an exclusive license agreement;

    - RAPID EXPRESSION AND TARGET VALIDATION. We hold various exclusive and non-exclusive licenses to gene expression technologies, including a range of expression systems. These technologies, combined with gene cloning expertise and state-of-the-art cell culture facilities, enable rapid genetic engineering of cells expressing new protein targets for target validation by pharmacological analysis; and

    - ASSAY DEVELOPMENT AND SCREENING SERVICES. We have extensive experience in the purification of a wide range of proteins, including affinity purification with engineered genetic "tags." To facilitate rapid assay development for high throughput screening, we also maintain a portfolio of proprietary assays for receptors, reporter genes, and biochemical and cell-based assays.

    PROPRIETARY ASSAY FORMATS AND CONSUMABLES

    Today, the large majority of high throughput assays are conducted in standardized plastic plates having 96 small reservoirs, or "wells," to facilitate parallel experimentation. Driven by higher throughput needs, parallel processing requirements and cost constraints, the industry is rapidly moving

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towards miniaturized assay formats which include high-density microwell plates, containing 384 and 1536 wells, and biochip/microarray formats. We believe that we are one of few companies that will be able to offer both of these assay formats and provide compatible high throughput assay platforms. These capabilities will give our customers a migration path to miniaturized assays as applications emerge.

    - MICROWELL PLATES. We have built a reputation as a specialty microwell plate supplier for high throughput assays in the drug discovery market. We have proprietary plates for cell-based assays, filtration assays and scintillation proximity assays in both 96- and 384-well formats. In addition, we are working closely with other manufacturers to develop 1536-well microwell plates suited for conducting the miniaturized assays enabled by our new ALPHA and BRET assay technologies.

    - 3D HYDROGEL MICROARRAY CHIPS. We have a co-exclusive license with Motorola, Inc. to commercialize the biochip technology developed at Argonne National Laboratory. Consisting of a thin hydrogel film on a glass substrate, hydrogel chips provide a three-dimensional substrate for the immobilization of nucleic acids and proteins in microarray formats with densities of thousands of elements per square centimeter. Microarrays can be produced in two formats, at the bottom of the wells of microwell plates, so-called microarray plates, or on standard format glass microscope slides, so-called biochips. Because the hydrogel provides an aqueous microenvironment for biological reactions, we believe our 3D HydroGel chips are suited for the production of both DNA-chips and protein-chips.

    - PIPETTING TIPS. Pipetting tips are disposable tips used on the dispensing heads of our automatic liquid handling robots. The quality and consistency in performance of these tips define to a large degree the precision and accuracy of dispensing. To ensure this quality and consistency, we have developed our own patented tips and operate our own molding facility. We believe that the ability to match the quality of the disposable tips to the capabilities of the liquid handling equipment gives us a competitive advantage, especially when dispensing very small volumes of liquids.

    PROPRIETARY LIQUID HANDLING AND ROBOTIC SYSTEMS

    We have internally developed a number of products to automate sample preparation and to process samples with industrial-strength robotic systems. Our liquid handling systems and robotics portfolio includes:

    - MULTIPROBE LIQUID HANDLERS. These robotic systems allow researchers to automatically process samples using a wide variety of sample and reagent containers at a throughput and capacity far beyond those achievable with manual pipetting. Key features of the MultiPROBE systems are their ability to computer control innumerable liquid handling processes performed in laboratories, such that virtually any routine sample preparation process can be automated. MultiPROBE can process samples with up to eight tips simultaneously, and offers the capability to both automatically adapt tip spacing to accommodate various containers and interchange disposable and fixed pipetting tips without user intervention. In addition, MultiPROBE can be equipped with a robotic gripper system, designed to move common labware within the workspace of the MultiPROBE. Introduced in January 2001 under the Talon trade name, this system provides unattended automation for many labor-intensive sample preparation routines, such as DNA/RNA preparation and solid-phase extraction.

    - PLATETRAK ROBOTICS. These industrial-strength microwell plate and liquid handling robotics use linear bi-directional conveyor belts to process samples at very high throughputs. The combination of various process modules, such as 96- and 384-tip liquid dispensing, washing, filtration, sealing, barcode reading and plate stacker modules, permits the automation of virtually any high throughput sample preparation protocol in 96-, 384- and 1536-well microwell plates. In addition, a "pick-and-place" robotic arm allows the system to support peripheral devices such as incubators, thermal cyclers and microwell plate readers in the automation process. The recent launch of our ImageTrak fiber-optic imager further expands the applications of the PlateTrak robotics platform to automated ultra-high throughput drug screening. In addition, the introduction of our GenomeTrak and DNATrak systems allow high throughput DNA extraction and preparation for genomic applications.

    PROPRIETARY MICROWELL PLATE READER AND IMAGING TECHNOLOGIES

    We have developed a portfolio of ultra-high throughput detection techniques to integrate our assay technologies with our robotics platforms. Among the products incorporating these techniques are:

    - MICROWELL PLATE READERS. Microwell plate readers are bioanalytical devices designed to measure sample activity in the wells of a microwell plate. Our microwell plate readers use various proprietary optical detection technologies to analyze samples from absorbance, scintillation, luminescence, fluorescence, time-resolved fluorescence, AlphaScreen and BRET(2) assays. Single-photon counting electronics are combined with parallel detection optics to meet ultra-high throughput needs. We believe that our Fusion universal microwell plate reader, which was launched in June 2000, is the only microwell plate reader capable of measuring samples in virtually any microwell plate assay format, using all detection techniques mentioned above.

    - IMAGETRAK FIBER-OPTIC IMAGERS. Fiber-optic imagers are bioanalytical devices designed to obtain images and analyze the activity of samples in various sample formats. In January 2001, we launched our ImageTrak fiber-optic imager. This system uses highly-sensitive "charge coupled devices," or CCD, coupled to the sample through fiber optics to obtain images of samples in a wide variety of microwell plates, including 96-, 384- and 1536-well microwell plates. Our patented fiber-optic imaging technology avoids the use of lenses to project images of samples onto the CCD detection device. This results in better light gathering efficiencies, higher measurement throughputs and more accurate and quantitative analytical data for both fluorescent and luminescent assays. In addition, ImageTrak permits the simultaneous injection and reading of all samples in a microwell plate, enabling the study of the immediate effect of drug candidates on disease targets in live cells.

    PROPRIETARY BIOCHIP SYSTEMS AND RELATED MICROARRAY ANALYSIS SOFTWARE

    Both through internal development and acquisitions we have assembled a portfolio of proprietary products and technologies for the production and analysis of samples on biochips and microarrays:

    - INKJET PRINTING ROBOTICS. This proprietary liquid handling technology utilizes piezoelectric actuators to "squeeze" glass tips in order to dispense pre-determined numbers of picoliter size droplets at high frequency on the solid surface of a biochip or microarray. This "drop-on-demand" or "inkjet printing" technology enables the tips to dispense volumes ranging from 300 picoliters to several nanoliters with great precision and accuracy. Several patented techniques are being used to implement banks of inkjet printing tips on micro-precision robots able to routinely aspirate, transfer and dispense minute quantities of samples and reagents from standard labware to miniaturized devices such as microarray plates and biochips. Commercialized under the trade name BioChip Arrayer, this technology enables industrial scale production of high-quality gene and protein chips.

    - SPOTARRAY. SpotArray was developed as an economical alternative to our inkjet printing technology. It is a pin tool printer designed for printing microarrays in academic and research settings. SpotArray features a small footprint for space-constrained laboratories and incorporates features including an integrated enclosure, humidity control, and a barcode reader. SpotArray features intuitive, integrated software for array design and spotter operation, and hardware sensors are integrated with the software operation to prevent operation errors. Advanced motion control, replaceable spotting pins, and a pin washer provide fast, reliable operation for small-scale microarray production.

    - SCANARRAY LASER SCANNERS. Our ScanArray scanners use patented confocal optics and up to five laser wavelengths to provide both sensitivity and versatility for the imaging and analysis of microarrays and biochips. These proprietary capabilities allow users to extend their experiments to a wide variety of microarray applications, including SNP detection, gene expression analysis and protein chip studies. A patented barcode reader option and a biochip autoloader permit hands-off imaging and analysis of up to 20 microarrays.

    - QUANTARRAY ANALYSIS SOFTWARE. Our QuantArray analysis software enables researchers to easily and accurately visualize and quantify gene expression data. Developed for Windows NT, QuantArray provides automated analysis of two, three, four and five color microarray images without the need to manually draw grids. Furthermore, when used in conjunction with our ScanArray systems, QuantArray provides one-step, automatic scanning and quantification before exporting data to bioinformatics software packages. QuantArray's real-time image display allows the user to view microarray experimental results in seconds.

    - ARRAYINFORMATICS. Our ArrayInformatics software is one of the first commercial products to incorporate microarray process information, microarray spot data, and data visualization into one integrated product. Users can store and analyze five channels of microarray spot data and graphically visualize an audit trail of data transformations. ArrayInformatics is designed to facilitate data collection from all our biochip products including QuantArray, ScanArray, and SpotArray. In addition, data can be imported from other third-party bioinformatics products.

OUR INDUSTRIALIZED PLATFORMS AND SOLUTIONS

    According to a recent independent market research study, we provide the broadest range of products and services to the pharmaceutical drug screening industry. Whereas many technology companies offer a solution for one or more individual components of the broader drug discovery process, we are integrating numerous proven technologies into our product offerings so that the entire process can operate with greater efficiency. Our approach is aimed at integrating our technologies, using modular, scalable, integrated platforms that are suitable for high throughput industrial applications, while keeping our individual components and products sufficiently flexible and convenient for smaller scale academic research.

    Our integrated platforms are designed to support the industrialization of drug discovery by bringing the benefits of miniaturization, integration and automation to high throughput applications such as drug screening, SNP detection, gene expression and protein function analysis. Today, we believe we provide the most comprehensive integrated solutions for drug screening applications that allow our customers to increase speed, reduce cost, improve data accuracy and enhance productivity. We intend to build upon our drug screening foundation to expand the application scope of our platforms to the growing large-scale experimentation needs of the functional genomics and proteomics fields.

    The primary features of our integrated system are:

    - MINIATURIZATION. Unlike other microfluidic formats, such as lab-on-a-chip technologies, our devices use a practical miniaturization approach based on the standardized footprint of microwell plates and microscope slides. This allows us to maintain compatibility with most laboratory equipment. Our small volume pipetting tips currently can handle microliter volumes accurately in high-density microwell plates, and we believe they will be able to dispense sub-microliter volumes by the end of 2001. Our inkjet printing technology can accurately miniaturize liquid handling procedures to sub-nanoliter volumes. This enables assay miniaturization beyond the current capabilities of other liquid handling technologies. In combination with high-precision robotics, our inkjet printing technology enables the production of high quality microarrays on microscope slides or biochips, and on the bottom of microwell plates.

    - AUTOMATION. Our PlateTrak microwell plate and liquid handling robots were the first to use bi-directional conveyor belts to process samples at very high throughput. The recent addition of integrated incubation and imaging makes this system the first to integrate assay assembly, incubation and detection in one space-saving analytical configuration. Complete experiments for both biochemical and live cell screening assays, as well as for high throughput genomics assays such as DNA extraction and SNP detection can be automated using these platforms. Depending on the assay, the PlateTrak robotic system will process and analyze samples in standard microwell and high-density microwell plates. For lower throughput microwell plate applications, our new Talon integrated MultiPROBE robotics platform provides similar functionality to the PlateTrak platform, while for microarray applications, our patented ScanArray system with barcode reader and automatic biochip loader enables the automation of gene and protein chip analysis.

    - ULTRA-HIGH THROUGHPUT. By integrating our Fusion multi-mode microwell plate reader or ImageTrak fiber-optic imaging detector with our PlateTrak's bi-directional robotic system, analytical throughputs can now match the proven high-speed sample preparation capabilities of the robotics system. Through this automated process line approach for sample preparation, liquid handling, incubation and detection, throughputs of hundreds of thousands of samples per day can be achieved for a wide range of microwell plate assays. A similar integrated approach combining the ScanArray with Quantarray and ArrayInformatics addresses the needs of high throughput microarray analysis and data interpretation.

    The advantages of our current industrial-strength platforms and those under development are listed in the following table:

          FEATURE                      ENABLING TECHNOLOGIES                        BENEFITS
----------------------------  ---------------------------------------  ----------------------------------
AUTOMATION                    - PlateTrak robotic system               - High throughput drug screening
                                                                         and DNA preparation
                              - MultiPROBE/Talon liquid handling       - Flexible automation of most
                                                                         sample preparation procedures
                              - Inkjet printing of biochips/           - High quality production of gene
                                microarrays                              and protein chips

MINIATURIZATION               - AlphaScreen assays                     - Compound and target
                                                                         savings in drug screening
                              - Low-volume dispensing in 384-and       - Reduction of assay volumes
                                1536-well microwell plates
                              - AlphaGenomics assay                    - Cost effective and accurate SNP
                                                                         detection

ULTRA-HIGH THROUGHPUT         - Fusion multi-mode plate reader         - High throughput analysis of
                                                                         biochemical and SNP assays
                              - ImageTrak plate imager                 - Cell-based drug discovery
                              - ScanArray biochip imager               - Automatic analysis of gene and
                                                                         protein chips

    For over five years, we have installed elements of our systems at substantially all of the 50 largest pharmaceutical companies and at many renowned academic institutions worldwide. Leading companies have purchased hundreds of our microwell plate readers and numerous liquid handling robots and use our products and services to streamline their drug discovery process. We have installed over 350 microarray scanning and production systems.

    INDUSTRIALIZED DRUG SCREENING PLATFORM

    Our industrialized drug screening platform allows assay development and high throughput screening facilities to transition from conventional microwell plates, to high-density microwell plates, and ultimately to microarray plates. Our platform builds upon PlateTrak "assembly-line" technology for high throughput automation and dispensing, ultra-sensitive AlphaScreen and BRET(2) screening technologies for miniaturization of both biochemical and cell-based assays, and integrated microwell plate readers and imagers for ultra-high throughput analysis. With the recent introduction of the ImageTrak system, we believe we now offer the most advanced technology for cell-based assays based upon our multi-tip liquid dispensing technology with multi-fiber optics imaging for simultaneous injection of compounds and measurement of their instantaneous response on live intact cells. Simultaneous data from all wells will provide enhanced information on drug lead affinity, efficacy and function from a single assay, thereby helping to identify drug candidate failures early in the process.

    Our industrialized drug screening platform system and process are depicted in the following chart:

                     INDUSTRALIZED DRUG SCREENING PLATFORM
[A flow chart describes the interaction (by means of interconnecting arrows) of our industrialized drug screening platform with certain items (namely, "Assays," "Screening," "Lead Optimization" and "Early ADME/Tox") of the drug discovery process flowchart described under "Business--Industry Overview--Life Sciences Research and Drug Discovery," as follows: two arrows, one from "Compounds" and the other from "Targets," point to "Automation" (PlateTrak robotics and MultiPROBE/Talon), which in turn points to "Assays" (Biochemical and Cell-based) and then to "Detection (UHTS)" (Fusion Microwell Plate Reader and ImageTrak Fiber-optic Imager). Two additional arrows, one from "Assay Reagents" (AlphaScreen, LucLite/BRET and FlashPlate) and the other from "Assay Format" (Microwell Plates and Microarray Plates), point to "Assays."]

    - AUTOMATION. We believe our PlateTrak robotic system can automate the sample preparation of virtually any high throughput screening protocol using a modular conveyor approach that combines automated microwell plate processing robotics with proprietary 96- and 384-tip liquid dispensing modules. Today, assays can be conducted in 96-, 384- and 1536-well microwell plates at ultra-high throughputs. For lower throughput applications, such as assay development, secondary screening, lead follow-up and ADME/Tox studies, our Talon integrated MultiPROBE platform provides automation of the sample preparation steps of virtually any assay procedure.

    - ASSAYS. Automated high throughput preparative tools are compatible with conventional scintillation proximity assays for biochemical interaction measurements, as well as with our LucLite reagents for cell-based reporter gene assays. The introduction of our AlphaScreen and BRET(2) assay technologies is expected to provide enhanced performance for most drug screening applications. AlphaScreen, launched in late 1999, is an enabling technology for scaling down high throughput screening assays into 1536-well microwell plates, and BRET(2), launched in August 2000, extends the applications of our platforms to functional genomics and proteomic assays in live cells. In addition, by integrating our ImageTrak fiber-optic imaging technology onto the platform, we are expanding our automated assay processing to enable the kinetic measurements of compound-target interactions by measuring luminescence and fluorescence signals in live cell assays, and we believe we will be able to measure ultra-high throughout proximity assays, such as Scintillation Proximity Assay, or SPA, set ultra-high throughputs.

    - DETECTION. The integration of our TopCount and Fusion microwell plate readers results in high throughput screening platforms with superior performance for scintillation, luminescence, fluorescence, AlphaScreen and BRET(2) assays. Our microwell plate reader products are highly sensitive, high throughput detection systems, capable of performing low-volume assays in small-volume 384- and 1536-well microwell plates. Throughputs of 50,000 to over 250,000 samples per day can be achieved per instrument for BRET(2) and ALPHA, respectively. In addition, with the introduction of multi-technology detection on the Fusion universal microwell plate reader for assay development and high throughput screening, and the ImageTrak for ultra-high throughput cell-based and biochemical screening applications, we believe that our drug screening platform will keep its competitive edge over other automated screening systems.

    Today, the current applications of our major product lines collectively span the stages of the drug discovery process from target identification to clinical trials:

[A flow chart describes how our major product lines collectively span the stages of the drug discovery process. Forming the horizontal axis, the steps of the drug discovery process are on the top of the chart, from "Screen Development," to "Primary Screening," to "Secondary Screening," to "Lead Optimization" and finally to "ADME/Toxicology." Forming the vertical axis, the major products are listed: MultiPROBE, TopCount, Fusion, PlateTrak, ImageTrak and Legacy products. For each product, an arrow runs along the horizontal axis to show which stages of the drug discovery process the product is used. For MultiPROBE, an arrow runs from "Screen Development" to "ADME/Toxicology." For TopCount, an arrow runs from "Screen Development" to "Secondary Screening." For Fusion, an arrow runs from "Screen Development to Secondary Screening." For PlateTrak an arrow runs from "Primary Screening" to "Secondary Screening." For ImageTrak, an arrow runs from "Primary Screening" to "Lead Optimization." For Legacy products an arrow spans "ADME/Toxicology."]

    Our AlphaScreen brings industrial-strength screening capabilities to miniaturized sample formats, including 1536-well microwell plates. We believe that AlphaScreen enables miniaturization of the broadest range of assays of any non-isotopic high throughput screening technology. The following table illustrates some of the features of AlphaScreen:

                                                   TRADITIONAL NON-ISOTOPIC HIGH
                                                         THROUGHPUT SCREEN*                    ALPHASCREEN
                                                ------------------------------------   ---------------------------
Typical Assay Volume                            50 to 250 microliter                   5 to 50 microliter

Assay Volume Lower Limit                        10 microliter                          < 1 microliter

Reagent/Target/Compound Savings                 1 x                                    Up to 10 x

Microwell Plate Format                          Typically 96 and 384                   96, 384 and 1536

Low Affinity Protein Interactions               No                                     Yes

SNP Discovery and Scoring                       Some                                   Yes

Adaptable to Various Assay Classes              Typically to 40% of all classes        Up to 70% of all classes

Integral Signal Amplification                   No                                     Yes

Signal/Background Ratio                         Low                                    High

Sensitivity                                     1 x                                    Up to 10 x

------------------------

*   Based on publicly available third party sources.

    INDUSTRIALIZED FUNCTIONAL GENOMICS PLATFORM

    We are extending the applications of our industrialized high throughput drug screening platform to functional genomics applications. In collaboration with Agencourt Bioscience Corporation and the MIT Center for Genome Research, we have proven that our industrial strength process-line automation systems are very well suited for DNA sample preparation for high throughput genomics applications. In addition, our proven AlphaScreen platform is being adapted to enable reliable and economical high throughput SNP genotyping in microwell plate formats. This platform, which is being commercialized under the trade name AlphaGenomics, will be suited for screening of SNP candidates in a great number of individuals to confirm disease association, and to conduct large-scale pharmacogenomics studies. For other large-scale functional genomics applications, such as gene expression profiling, it is beneficial to study the effects of experiments on many genes simultaneously. This parallel approach of examining genes is powerful since subtle patterns can often be revealed. The biochip or microarray is one of the very few assay formats that can carry out such highly parallel analysis. To address this fast emerging market, we have designed proprietary BioChip Arrayer production tools using patented inkjet printing technology to manufacture high-quality microarrays, and through the acquisition of the life sciences division of GSI Lumonics, Inc. in October 2000, according to independent research reports, we have become the leading provider of microarray imaging and software analysis tools.

    Our integrated functional genomics platform will integrate miniaturization, parallellization, and automation for all steps involved in DNA-based testing, ranging from sample preparation to analytical procedures and data management. The following chart illustrates the various elements of the platform.

             INDUSTRIALIZED FUNCTIONAL GENOMICS ANALYSIS PLATFORM
[A flow chart describes the interaction (by means of interconnecting arrows) of our industrialized functional genomics analysis platform with certain items (namely "Functional Genomics," "Lead Optimization," "Early ADME/Tox" and "Clinical Trials") of the drug discovery process flowchart described under "Business--Industry Overview--Life Sciences Research and Drug Discovery," as follows: two arrows, one from "Samples" and the other from "Consumables," point to "Automation" (Nucleic Acid Extraction/Purification, MultiPROBE/Talon, DNATrak and GenomeTrak), which in turn points to "Assays" (SNP analysis and biochips, Nucleic acid purification and Microarray analysis) and then to "Detection" (Fusion Microwell Plate Reader and ScanArray Imager). Two additional arrows, one from "Assay Reagents" (AlphaGenomics and SPRI) and the other from "Assay Format" (Microwell Plates and Microarrays/Biochips) point to "Assays."]

    - DNA PREPARATION AUTOMATION. By taking full advantage of the flexibility and plate processing capabilities of the PlateTrak and MultiPROBE/Talon robotic platforms, complex molecular biology sample preparation procedures, such as DNA/RNA extraction, purification and amplification, can be automated at medium to very high throughput. For instance, the innovative combination of the Agencourt DNA preparation chemistry with our MiniTrak and PlateTrak sample processing robots has resulted in the recent launch of our DNATrak and GenomeTrak platforms. These fully automated systems are able to process from 7,500 to 25,000 DNA preps per day, which we believe to be the highest throughput systems for nucleic acid purification, at a cost per DNA preparation of two to five times lower than the price of current leading chemistries. To achieve this performance and economy, we automated a patented procedure known as a Solid-Phase Reversible Immobilization, or SPRI, developed at the Whitehead Institute. The technology has been proven at various high throughput genome centers, including those at the Whitehead Institute, Washington University and Baylor College of Medicine. Overall, this procedure is fast, simple and highly automatable, and the samples from the SPRI procedure generate high quality data, allowing us to offer enhanced productivity solutions for DNA sequencing, the identification of SNPs, or a front-end for our biochip platform.

    - ALPHAGENOMICS. The AlphaScreen technology, initially developed for miniaturized high throughput screening in microwell plates with up to 1536 wells, has been adapted for reliable and economic SNP genotyping applications. By combining the simple mix-and-measure assay format of the ALPHA detection technology with polymerase chain reaction, or PCR, for DNA amplification, a single step SNP genotyping method has been developed, called AlphaGenomics. This assay offers numerous procedural advantages over many other SNP genotyping techniques that typically rely on a multistep process based on PCR followed by additional steps for SNP detection. AlphaScreen enables single-step amplification and detection in closed sample containers such as sealed microwell plates. In addition to facilitating automation, this feature reduces potential lab contamination, which is a major problem with open container DNA amplification systems such as PCR. This ability to avoid cross-contamination also reduces potential false positive results, giving the system the reliability required for industrial-strength genotyping. Other SNP detection methods have been developed that reduce sample processing to a single step. However, these methods may necessitate the design of costly fluorescence-labeled DNA probes specific for the detection of each SNP. In contrast, AlphaScreen uses two inexpensive universal probes, and the reactions are run in generic PCR amplification machines, followed by reading on a standard microwell plate reader such as our Fusion system. We believe that through the use of these low-cost universal probes and the ability to miniaturize the AlphaGenomics assay in standard equipment using small-volume 384-well microwell plates, and possibly 1536-well microwell plates in the future, the cost per SNP analysis can be reduced to levels below that of most current, often laborious and difficult to automate, techniques. In addition, a dual color AlphaGenomics method has been developed, enabling the discrimination of two SNPs in a single well. And since at least one color must be detected, two color reactions have their inherent internal quality control as well. In addition, the extreme sensitivity of the ALPHA labels allows the use of very little genomic DNA per assay, making the method suitable for large-scale studies where samples are to be analyzed for large numbers of SNPs. Although this high throughput SNP detection platform is still under development, most of its critical components and processes have been proven at various customer and collaborator sites. The dual-color chemistry has been evaluated by Dade Behring, Inc., and in collaboration with the Montreal Genome Centre at McGill University and the Human Genetics Division of the University of Pensylvania, a SNP scoring success rate of 99% has been demonstrated. Therefore, we believe that by building upon the industrial strength of our high throughput AlphaScreen platform, AlphaGenomics can bring the benefits of proven automation technology and economical analysis to SNP detection.

    - BIOCHIPS AND MICROARRAY PRODUCTS. The biochip or microarray is one of very few assay formats that can analyze multiple genes simultaneously, as is needed to meet the demands of the high growth in the amount of genetic information available, and to convert raw genetic data into medically valuable information. It is part of an integrated system that begins with the deposition of synthetic DNA or gene replica, referred to as the "probe," on the surface of a flat substrate, referred to as "chip." Sample DNA, the "target," is prepared independently and applied to the biochip for hybridization. After hybridization between complementary DNA sequences in the sample target and the probe DNA immobilized on the chip, the hybridization signals are detected and analyzed. Through internal research and development, we have designed BioChip Arrayer production tools based on our patented inkjet printing technology, and through the acquisition of the life sciences division of GSI Lumonics, Inc., according to independent research reports, we have become the leading provider of microarray imaging and software analysis tools. To focus our commercialization efforts on this fast growing emerging market, we have created Packard BioChip Technologies, LLC. This subsidiary will continue to develop the components of our biochip platform with the aim of offering our customers a range of instrumentation and software that spans the entire microarray process, from production, to analysis, to data interpretation. Our strategy is to commercialize our own portfolio of microarray products in conjunction with technology transfer and licensing agreements to address the market potential for functional genomics applications in a wide range of industries. We believe we are well positioned to achieve this goal because we have a spectrum of printing technologies, including the SpotArray for small-scale research applications and the BioChip Arrayer for industrial-scale microarray production, complemented by a broad product line of ScanArray microarray scanners, and QuantArray and ArrayInformatics software.

    INDUSTRIALIZED PROTEOMICS PLATFORM

    Proteomics, a relatively new field in drug discovery and life sciences research, has recently grown in prominence. It is widely believed that proteomics will have an impact on medicine and the biotechnology and pharmaceutical industries comparable in importance to that of the Human Genome Project. While the Human Genome Project has almost finished deciphering the entire sequence of human DNA, it has not yet identified the role of millions of human proteins. Identifying those proteins that are the most promising targets for a new generation of drugs remains a monumental task, and will require the systematic characterization of protein profiles, in both healthy and diseased tissues. In general, proteomics research can be divided into two categories: the first aims to identify genome-wide alterations in the quantity and quality of unknown proteins; the second aims to profile a limited number of well-characterized proteins in normal and diseased states. Both methods require large-scale parallel analysis of proteins. The first method--protein identification--generally involves the separation of protein sample components using a gel, followed by removal of the separated sample components from the gel and robotic handling and preparation of the sample for analysis with mass spectrometry. The second method--protein profiling between healthy individuals and patients--requires novel tools, for example, in the form of protein chips, which operate much in the same manner as DNA chips or gene chips analyzing differences in gene expression.

    We have developed technologies that are instrumental both to large-scale identification of proteins through peptide mass fingerprinting and to protein profiling with protein chips. Our industrialized proteomics platform will integrate our technologies and products to meet the large-scale experimentation needs of proteomic research. The following chart illustrates the various elements of this platform.

                       INDUSTRIALIZED PROTEOMICS PLATFORM
[A flow chart describes the interaction (by means of interconnecting arrows) of our industrialized proteomics platform with all items of the drug discovery process flowchart (except "Structural Genomics," "Compound Libraries" and "Pre-clinical Testing) described under "Business--Industry Overview--Life Sciences Research and Drug Discovery," as follows: two arrows point, one from "Samples" to "Sample Preparation" (PlateTrak, MultiPROBE/Talon, MultiPROBE HT) and the other from "Proteins" to "Biochip Production" (Instruments: BioChip Arrayer and SpotArray; and Chip: HydroGel and Custom), and both--through "Sample BioChip"--to "Assays" (Antibody/Antigen reaction, Protein-to-Protein Interactions and Peptide Mass Fingerprinting) and then to "Detection" (ScanArray, QuantArray and ArrayInformatics). Another arrow points from "Assay Format" (Biochip Slide and Microarray Plate) to "Assays."]

    - PROTEIN CHIPS. The major advantages of our patented inkjet printing robots for protein chip production are the high quality and precision of the microarrays, and the flexibility to dispense proteins on both porous and non-porous substrates and in various formats. Competing arraying technologies use pin tools to dispense samples by touching a non-porous chip substrate. Dispensing accuracy is affected by the quality of the pin and the proximity of the pin to the substrate, and precision varies because of non-uniformity of the substrate or surface variability between substrates. In addition, the steel pins used to array nucleic acids are not appropriate for proteins.

      For the chip substrate, we can produce biochips using either the customer's substrate, or our own proprietary hydrogel substrate. HydroGels provide a three-dimensional structure enabling biomolecular interactions to occur in an aqueous microenvironment. We believe that this aqueous microenvironment is critical to maintain full functional activity of the proteins on the surface of a chip. Samples are drawn from source vessels such as microwell plates and arrayed on biochip substrates by dispensing 300 picoliter droplets of probe material. Our first generation product, the BioChip Arrayer I, designed for low throughput research applications, features four piezo-tip dispensers. Our high throughput BioChip Arrayer II, which we expect to start delivering in mid-2001, features eight piezo-tips, upgradable to 48 tips, and is capable of in-motion microarraying for industrial-scale production of ten to hundreds of thousands of biochips per year. Rather than dispensing and immobilizing probes on a single surface, as is the case with the conventional biochips, hydrogels can capture probes in thousands of multiple layers, which will significantly increase probe concentration. We believe that non-contact inkjet printing of proteins on hydrogel chips will enable the production of protein chips with functionally active proteins at high throughput. These features make hydrogel chips well suited for both genomics and proteomics applications.

      We can produce chips in two formats. The biochip slide format makes the chip compatible with incubation and washing equipment commonly available in the lab. This format is very well suited for medium to high density microarrays, and for low to medium throughput applications, such as target identification and validation, molecular toxicology studies, assay development or academic research, and may also be very suitable for diagnostics applications. For applications that require screening of a large number of samples, we plan to develop and produce microarray plates by depositing microarrays on the bottom of the wells of a 96-well microwell plate. We intend to develop low density arrays of antibodies for use as drug discovery tools, for example in ADME/ TOX applications. In addition, we plan to transfer our BioChip Arrayer production tools and best production practices to customers in exchange for technology transfer and licensing fees. We believe this will give us a competitive advantage because it will enable our customers to use their own substrates as well as our proprietary HydroGels, while giving them the flexibility to quickly adapt their arrays to a broad range of applications. We currently have a collaboration with Oxford GlycoSciences plc for pharmaceutical discovery applications. We plan to work with more partners who possess content or assay reagents, enabling us to make value-added biochips available to the market.

      For protein chip imaging and analysis, we offer our ScanArray laser scanner and QuantArray software as market leading microarray imaging and analysis tools. The flexibility provided by the ScanArray to analyze microarrays with up to five laser wavelengths and the high detection sensitivity of our proprietary optics are particularly beneficial for protein chip analysis. Antibody and protein arrays require high detection sensitivities, and the wavelength flexibility enables the optimization of assays using a broad range of fluorescent labels. Our ScanArray product line covers broad application needs with products ranging from low cost, low throughput scanners to fully automated systems with barcode reading and automatic microarray loading. Due to the quantity and complexity of the experimental results, microarray data handling and management is expected to become the next hurdle in biochip processing. The integration of our QuantArray

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      software with our scanners constitutes the foundation for further development of ArrayInformatics, an integrated data management and bioinformatics software package, which we believe will enable us to offer our customers a complete microarray production, sample preparation and analysis solution.

    - PEPTIDE MASS FINGERPRINTING. Peptide mass fingerprinting is a widely used technique to identify proteins based upon their mass using Matrix Assisted Laser Desorption/Ionization-Time of Flight (MALDI-TOF) Mass Spectrometry. Proteins are separated by one- or two-dimensional electrophoresis, stained, excised from the gel and spotted onto a matrix which facilitates identification by MALDI-TOF. Currently, protein processing for peptide mass fingerprinting after the removal from the gel is the bottleneck for accelerating MALDI-TOF analysis of proteins separated by gel electrophoresis. All liquid handling steps are done manually with associated time constraints and errors due to repetitious manual manipulation of reagents and buffers. To solve this critical bottleneck, we have customized our MultiPROBE robotic liquid handling system for use by suppliers of mass spectrometry systems. For instance, the Micromass Division of Waters Corporation uses and markets the MultiPROBE as the MassPrep station for their ProteomeWorks peptide mass fingerprinting system. The MultiPROBE MassPrep handles all liquid handling and temperature controlled steps post gel separation to enable automated, unattended operation, including the addition of the MALDI matrix and spotting prior to mass spectrometry analysis. We estimate that the MultiPROBE MassPrep will enable 300 proteins per day to be processed, thus matching the throughput of the mass spectrometry system.

STRATEGY

      Elements of our strategy include:

    - FOCUS ON HIGH GROWTH OPPORTUNITIES--CONTINUE THE DEVELOPMENT OF EXISTING AND NEW INDUSTRIAL-STRENGTH ANALYSIS PLATFORMS TO ADDRESS THE LARGE-SCALE EXPERIMENTAL NEEDS OF THE POST-GENOMIC ERA IN DRUG SCREENING, FUNCTIONAL GENOMICS AND PROTEOMICS. We believe that we are one of few companies currently developing and manufacturing integrated systems to support practical miniaturization and industrialization of drug screening, functional genomic and proteomic analysis. We plan to continue our pioneering work in laboratory automation, liquid handling robotics, homogeneous screening assays, the application of genetic engineering to assay development, and microwell plate reading and imaging to further strengthen our leadership position as a supplier of integrated platforms to the drug screening segment. We plan to continue adapting these platforms to meet the fast growing needs for large-scale experimentation in the functional genomics field. Proving the suitability of these platforms for genomic sample preparation, we have successfully begun the commercialization of the DNA preparation workstations we have developed in collaboration with the Whitehead Institute's genome center. We intend to continue extending these platforms' analytical capabilities with AlphaGenomics to perform high throughput SNP genotyping.

      We also plan to capitalize on the rapid growth in the biochip business segment through the introduction of industrial-scale inkjet-based biochip production tools that complement the ScanArray microarray imaging products we acquired through our acquisition of the life sciences division of GSI Lumonics, Inc. Recently, we established Packard BioChip Technologies, LLC in order to accelerate the commercialization of our biochip platform and to further develop complementary microarray printing and software products.

    - CONTINUE TECHNOLOGICAL INNOVATION--ACCELERATE INVESTMENTS IN TECHNOLOGIES ASSOCIATED WITH OUR PRODUCTS AND SERVICES THROUGH RESEARCH AND DEVELOPMENT, COLLABORATIONS, LICENSING ARRANGEMENTS AND ACQUISITIONS. We are a technology-driven company with a broad base of technology and scientific expertise. We intend to expand the applications of our platform technologies to new, emerging growth areas both by investing additional resources in research

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      and development, and through licensing efforts and strategic acquisitions, such as the life sciences division acquired from GSI Lumonics, Inc. In particular, we are pursuing the high-growth opportunities available for applications of our microarray products and biochip production tools in the functional genomics and proteomics fields.

      We plan to become a leading manufacturer of instrumentation and software tools that span the microarray process, from production through analysis. In addition, we intend to be a major supplier of high quality biochips for drug discovery research involving the use of protein arrays. Our strategy is to use our portfolio of technologies and our strong intellectual property position in conjunction with technology transfer and licensing agreements to address the vast market potential for biochips in functional genomics and proteomics. As illustrated by our agreements with Motorola, Inc. in gene chips and Oxford GlycoSciences plc in protein chips, we believe we are competitively positioned with our printing technologies, a proprietary substrate on which to print, as well as our market leading scanning instrumentation and software. To broaden our portfolio, we plan to actively seek partners who possess microarray content or assay reagents for protein chips. We believe that these partnerships will enable us to make value-added biochips available to the market.

    - MAXIMIZE THE BENEFITS OF OUR LEADERSHIP POSITIONS AND GLOBAL PRESENCE--LEVERAGE OUR HIGH BRAND RECOGNITION, ESTABLISHED CUSTOMER BASE AND WELL-DEVELOPED SALES AND MARKETING INFRASTRUCTURE TO COMMERCIALIZE NEW PLATFORM PRODUCTS AND TECHNOLOGIES. We have established our presence in over 60 countries and developed relationships with many market-leading customers. We have one of the largest installed bases in the life sciences research industry with over 27,000 instruments. Our broad and well-developed customer relationships and extensive installed base provides us with customer insights that are invaluable for the rapid development and commercialization of new products and technologies. We support our customers with a worldwide sales and services organization able to provide applications support to our customers. Through our approximately 400 sales, marketing and service personnel, and by selling to our established customer base, we believe we can achieve rapid market acceptance of new platform products worldwide. To address the needs of our customers, ranging from large pharmaceutical to small academic research laboratories, we will continue to develop our modular approach to commercialize our advanced technology platforms. We also plan to continue the development of our process control software, aimed at integrating our technologies, using scalable integrated platforms that are suitable for high throughput industrial scale applications, while keeping our individual components sufficiently flexible and cost efficient for smaller scale academic research.

    - GROW RECURRING REVENUE STREAM--CONTINUE TO DEVELOP AND INCREASE SALES OF CONSUMABLES, OUTSOURCING AND OTHER SERVICES. Our newer technology platforms are aimed at high volume users in the drug discovery, functional genomics and proteomics markets. We believe that recurring sales of consumables and reagents to these customers represent opportunities to increase our revenues. New consumables products, such as microwell plates, pipetting tips, assay reagents, and HydroGel and protein chips, are expected to further increase our consumables business.

      We believe that our technologies in gene cloning and expression, and our broad portfolio of proprietary assay development tools, provide opportunities for high margin services and outsourcing arrangements. In the drug discovery market, we seek to collaborate with genomics and combinatorial chemistry companies that we believe have access to considerable numbers of new drug targets and compound libraries, and for which our technologies could substantially accelerate the identification of candidate compounds for drug development. To date, we have entered into one such collaboration with Millennium Pharmaceuticals, Inc. for target identification and assay development, and have signed a significant agreement with AstraZeneca for compound library screening. In the biochip production market, we expect to broaden our internal chip production capabilities to satisfy the increased demand for customized protein chips and antibody arrays. In addition, we intend to license our inkjet printing manufacturing

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      technology and other biochip intellectual property in exchange for technology transfer fees and royalty payments.

PRODUCTS AND SERVICES

    Increasingly, we are combining several of our products to create "industrialized" automation platforms to support more efficient drug screening, functional genomics and proteomics analysis. We continue to offer our products in separate modules and components and also provide drug screening and detection reagents, supplies used with our instruments and platforms, as well as related service and support. More recently, we have also been providing outsourcing services to the pharmaceutical and genomics industries. Our products and services consist of:

    AUTOMATED LIQUID HANDLING AND SAMPLE PREPARATION SYSTEMS

    Our automated liquid handling and sample preparation systems can be classified in two product categories: MultiPROBE systems for low to medium throughput applications, using flexible format pipetting robotics that handle a wide variety of labware formats and sample containers, and PlateTrak systems for high to ultra-high throughput liquid and sample handling applications of microwell plates.

    The MultiPROBE II is our second generation of flexible liquid handling robots. Because MultiPROBE can computer control a large variety of liquid handling processes, using a simple "drag and drop" Windows NT software application, most liquid handling routines for drug screening, functional genomics and proteomics can be automated with this product. In August 2000, we introduced the MultiPROBE II HT, the high throughput version of MultiPROBE, which has the ability to pipette liquids with eight tips simultaneously. This product offers the same functionality and flexibility of its lower throughput predecessor. Among its distinctive features are the capability to automatically adapt tip spacing to the format of the various laboratory containers and sample vessels that may be used in an assay, and to automatically interchange disposable and fixed pipetting tips at any point in the sample preparation process. The functionality of this product was further enhanced with a robotic gripper arm, designed to move a variety of common labware on the workspace of the MultiPROBE. This product, called the Talon Integration Platform, was introduced in January 2001 and enables unattended automation for popular applications such as DNA purification and solid-phase extraction. In addition, Talon can be used to integrate the automatic liquid handling capabilities of MultiPROBE with approved off-the-shelf equipment such as microwell plate readers, labware mixers and microwell plate washers to provide total application solutions.

    Our PlateTrak laboratory automation systems feature high throughput automatic microwell plate processing robotic technology combined with proprietary 96-tip and 384-tip liquid dispensing modules, and a variety of other sample processing and liquid handling modules. PlateTrak is a scalable modular system, using a conveyor belt approach to move sample plates from one process module to the next. It can be customized to meet the various high throughput and sample throughput needs of our customers in the high throughput screening and genetic analysis markets. The liquid handling and plate processing capabilities of these industrial-strength robotic systems are compatible with 96-, 384- and 1536-well microwell plates. Through the addition in 1999 of a robotic arm, the automation capabilities of our PlateTrak system have been further extended to include a wide variety of peripheral laboratory equipment and instrumentation. This capability enables full industrial-scale automation of complex drug screening and genomic sample preparation procedures. For instance, the DNATrak and GenomeTrak systems provide high to ultra-high throughput solutions for DNA preparation, while the ImageTrak enables total assay automation of proximity, luminescence and fluorescence assays.

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    MICROWELL PLATE READERS AND IMAGING SYSTEMS

    Our TopCount microwell plate reader was the first high throughput scintillation and luminescence instrument used to screen compounds in drug discovery. Its lower throughput configurations found also widespread use in molecular and cellular biology applications and in immunology and biomedical research. We entered the microwell plate reader market in the early 1990's through the introduction of several new products for absorbance, luminescence and fluorescence detection. Building on the increasing success of luminescence applications for TopCount, we became one of the largest suppliers of microwell plate readers. In 1997, we introduced our Discovery microwell plate reader, a proprietary instrument that uses time-resolved fluorescence for detection, and is compatible with HTRF high throughput screening assays, and at the end of 1999, we introduced our AlphaQuest reader, which is designed for ultra-high throughput drug candidate screening using AlphaScreen assays. In June 2000, we introduced our Fusion universal microwell plate reader. This product is suited for both low and high throughput applications, and can measure samples in any microwell plate format, ranging from 6-well to 1536-well microwell plates. Most significantly, Fusion is able to measure samples using all established non-isotopic labeling techniques such as absorbance, luminescence, fluorescence, time-resolved fluorescence, as well as our new AlphaScreen and BRET(2) screening technologies. This unique capability makes Fusion well suited both for the development of new drug discovery assays and for the screening of drug candidates using these assays.

    In January 2001, we introduced our ImageTrak imaging microwell plate readers. These fiber-optic based imagers can be integrated with our PlateTrak robotic systems to form an autonomous ultra-high throughput drug screening platform, with sample throughputs in excess of 250,000 samples per day. The ImageTrak can be configured for established fluorescence and luminescence applications and we believe it is well suited for scintillation proximity assays. In addition, by combining the multi-tip injection capabilities of PlateTrak with the multi-well detection of our fiber-optic imaging system, ImageTrak can be used to study the response of live cells to drug candidates. This expands the application of our drug screening platform to primary screening of live cells as well as secondary screening and follow-up of drug leads. The latter application is made possible by real-time monitoring of the response of live cells to the addition of drug candidates and leads.

    DRUG SCREENING AND DETECTION REAGENTS AND SUPPLIES

    Our detection reagents and supplies are laboratory consumables used for the operation of bioanalytical instruments sold by our competitors and us. Detection reagents principally include light-emitting scintillation cocktails used in conjunction with our bioanalytical scintillation instruments. Today, we are a leading manufacturer for scintillation cocktails and supplies, such as vials and microwell plates.

    In addition, we have developed an extensive portfolio of non-isotopic drug screening and detection reagents. In early 1996, we introduced our first drug screening reagent, the LucLite luminescence reagent for high throughput reporter gene analysis. Also in 1996, we introduced HTRF reagents for the high throughput detection of biochemical interaction assays. As part of our strategic focus on non-isotopic drug screening technologies, in 1998 we acquired BioSignal, Inc., now BioSignal Packard, Inc. The core competencies in the field of gene cloning, genetic engineering of live cells and expression and production of recombinant proteins that we acquired through BioSignal Packard allowed us to expand our product offerings to include SignalScreen protein targets and assays, and to support our drug screening customers with assay development services. These capabilities enabled us to successfully introduce in 2000 new generation drug screening technologies including AlphaScreen for ultra-high throughput drug screening and miniaturization of biochemical assays, and BRET(2) for high throughput analysis of protein-to-protein interaction and orphan receptor assays in live cells.

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    BIOCHIP SYSTEMS AND RELATED ANALYSIS SOFTWARE

    In 1999, we introduced the first version of our inkjet printing robotic system for the manufacturing of biochips and microarrays. This system, called the BioChip Arrayer I, was designed for low throughput, low density research applications. Our primary objective was to evaluate and validate our inkjet printing technology for various microarray applications at customer sites and with potential collaborators. These products are now sold to and installed at various important strategic collaborators, including Motorola, Inc. for gene chip applications, and Oxford GlycoSciences plc for the development of protein chips. With the feedback from many of these sites, we have developed the BioChip Arrayer II, which we expect to start delivering in mid-2001. This product features eight piezo-tips, upgradable to 48 tips, and is capable of in-motion inkjet printing of microarrays, enabling industrial-scale production of ten to hundreds of thousands of biochips per year. We plan to offer this system to end-users for the production of biochips for internal research use only, and to third party producers of biochips in exchange for technology transfers and licensing fees, as well as royalties on the resale price of the chips and arrays.

    In October 2000, through the acquisition of the life sciences division of GSI Lumonics, Inc., we acquired the ScanArray biochip imaging products. The ScanArray is the market leading three- and four-color microarray laser scanner that enables researchers to conduct multiple and more complex microarray experiments simultaneously. In addition, the ScanArray product features unique automation capabilities, including a proprietary bar code reader and automated slide loaders that allow users to run up to 20 microarrays unattended. The ScanArray enjoys strong brand name recognition with installations at over 350 academic, biotechnology and pharmaceutical customers worldwide. According to an independent third party research study, the ScanArray technology, which is protected by four patents, is the established leader in the fast growing area of laser scanning for biochip and microarray analysis.

    QUANTARRAY ANALYSIS SOFTWARE

    QuantArray is a powerful microarray analysis software that enables researchers to easily and accurately visualize and analyze gene expression data. Developed for Windows NT, QuantArray provides automated analysis of up to five-color microarray images without the need for manually drawn grids. Furthermore, when used in conjunction with our ScanArray systems, QuantArray provides one-step, automatic scanning and analysis before exporting data to bioinformatics software packages. QuantArray's real-time image display allows users to view microarray experimental results within seconds.

    BIOANALYTICAL SCINTILLATION INSTRUMENTS--OUR "LEGACY PRODUCTS"

    Bioanalytical scintillation instruments are essential tools for biomedical research applications. We are the established worldwide leader in this mature business, with instruments that we believe are installed in every major life science research and pharmaceutical laboratory in the world. The detection technology of these instruments is based on the conversion of the activity of radioisotopic labeled compounds into light, which is then measured with ultra-sensitive detectors. Over the years, we have successfully applied our expertise in this area to develop non-isotopic products such as our microwell plate readers and imagers for luminescence and fluorescence measurements.

    The widespread use of these instruments in the life sciences research industry has created strong brand name recognition for us in this field. Our Tri-Carb liquid scintillation and Auto-Gamma gamma counters are used by researchers to gain a better understanding of biochemistry, immunology, cell biology and disease processes. Our Radiomatic flow scintillation analyzers are used in conjunction with liquid chromatography and mass spectrometry systems for ADME and toxicology studies of new drug candidates. Our Cyclone storage phosphor imager is often used for drug distribution and pharmacokinetic studies. Also, its rapid and quantitative imaging capabilities are used to replace slow and labor-intensive film autoradiography processes in the molecular biology field. Its major applications

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are for the detection of nucleic acids and proteins in electrophoresis gels, on blots and in macroarray format on membranes.

    SERVICE AND SUPPORT

    Our service and support offerings include field service, customer support, applications assistance and training through an organization of over 200 factory-trained and educated service and application support personnel around the world. We provide purchasers of our instruments with service and support primarily on a fixed fee, annual contract basis. We believe that our installed base of over 27,000 instruments provides us with stable, recurring after-market service and support revenue, as well as product upgrade and replacement opportunities.

    OUTSOURCING

    We believe that our technologies in gene cloning and expression, and our broad portfolio of proprietary assay development tools, provide opportunities for high margin services and outsourcing arrangements. In the drug discovery market, we seek to collaborate with genomics and combinatorial chemistry companies that we believe have access to considerable numbers of new drug targets and compound libraries, and for which our technologies could substantially accelerate the identification of candidate compounds for drug development. To date, we have entered into such collaborations with various biotechnology and pharmaceutical companies, including Millennium Pharmaceuticals, Inc. for target identification and assay development, and AstraZeneca for compound library screening.

CUSTOMERS

    Our customers include pharmaceutical, biotechnology and agrochemical companies as well as academic institutions, government laboratories and private foundations. A representative list of our domestic and international customers follows:

Abbott Laboratories                   Max-Planck-Institut
Amgen, Inc.                           Merck & Co., Inc.
AstraZeneca plc                       Millennium Pharmaceuticals, Inc.
Aventis S.A.                          Monsanto Company
Bristol-Myers Squibb Company          National Institutes of Health
Cambridge University                  Novo Nordisk A/S
deCode Genetics, Inc.                 Pasteur Institute
E.I. DuPont de Nemours and Company    Sankyo Pharmaceutical Company
Gen-Probe Incorporated                Schering-Plough
Genentech, Inc.                       Takeda Pharmaceutical Company
GlaxoSmithKline plc                   University of California
Harvard Medical School                Whitehead Institute for Biomedical Research/MIT Center for Genome Research
Hoffmann-LaRoche AG
Howard Hughes Medical Institute

    None of our customers accounted for more than 5% of our total 2000 revenues.

SALES AND MARKETING AND SERVICE

    As of December 31, 2000, our worldwide sales, marketing and service organization employed approximately 400 personnel consisting of approximately 200 sales and marketing employees and approximately 200 service employees.

    Our marketing and sales organization is organized to support our major product lines and identify new market opportunities. Product and new market development managers have responsibility for cultivating new markets, identifying new technologies and creating new products in our principal growth

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areas of drug screening, functional genomics and proteomics. Our marketing strategy relies heavily on extensive training of direct sales and distributor organizations, consultative selling approaches, responsive on-site customer support, applications education and the use of electronic communication.

    We have direct sales and service organizations in the United States, Australia, Austria, Belgium, Denmark, France, Germany, Hong Kong, Italy, Japan, The Netherlands, Russia, Switzerland and the United Kingdom. Products are also sold through exclusive, independent distributors in Canada, Mexico, South Korea, Spain, Taiwan and over 40 other countries active in bioanalytical research. Our sales representatives are compensated with a combination of base salary and, to the extent sales and service goals are achieved or exceeded, incentive compensation. Through our global organization of direct sales representatives and distributors, who are supported by a network of experienced application and service support personnel, we have access to life sciences researchers in academic, government, hospital and industrial laboratories worldwide.

RESEARCH AND DEVELOPMENT

    Our principal research and development mission is to develop a broad portfolio of technologies, products and core competencies in drug screening, functional genomics and proteomics, which we have identified as the most attractive areas of the life sciences research industry.

    Our research and development expenditures from continuing operations were $19.4 million (excluding $3.8 million associated with terminating certain collaborative agreements) in 1998, $22.8 million in 1999 and $20.0 million for the nine-month period ended September 30, 2000. Our increased expenditures on research and development during these periods reflect our investments to enhance existing product lines in order to maintain our competitive position, but are primarily a result of our strong research and development efforts to develop the technologies and products for our integrated drug screening, genomics and biochip platforms. Our internal technology and product development programs were complemented by external collaborative efforts and alliances, and we aggressively pursued both licensing and acquisitions of technology and intellectual property.

    We anticipate that we will continue to have significant research and development expenditures on these programs. We plan to continue to pursue a balanced research and development portfolio strategy of originating new products from internal research and development programs, external collaborations and alliances, and business and technology acquisitions.

MANUFACTURING

    We have created a well-disciplined, low-cost manufacturing culture. Our manufacturing facilities have established a "focused cell system" in which employees are divided into distinct manufacturing cells, each of which is wholly responsible for a specific product line. Employees are also cross-trained to work on multiple cells. To further reduce our average production cycle time and cost of raw materials, we use outsourced standard components and sub-assemblies as well as standard, "off-the-shelf" products, such as printed circuit boards and power supplies.

    We manufacture all of our instruments at our Downers Grove, Illinois, Billerica, Massachusetts and Torrance, California facilities. Chemical production of scintillation and luminescence products occurs at our facility in Groningen, The Netherlands. Drug screening assays and drug targets obtained by gene expression are developed at our Montreal, Canada location. Our Downers Grove and Groningen manufacturing operations are certified to ISO 9001 quality standards, and all of our products sold in the United States, Canada and Mexico are certified by the Canadian Standards Association, which monitors safety standards throughout North America. All of our instruments sold in Europe conform with current European Community directives regarding safety, quality and electromagnetic compatibility and are qualified under the European Community's CE mark.

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COMPETITION

    We compete with several manufacturers in both domestic and foreign markets within all areas of the life sciences research industry. We also encounter different competitors in each of our key product lines. A number of established companies such as Applied Biosystems (formerly PE Biosystems), Amersham Pharmacia Biotech AB, Tecan AG, PerkinElmer, Inc. (formerly EG&G, Inc.), Thermo Instruments Corporation and Beckman Coulter, Inc. compete with us across a broad range of product lines, while several other companies compete with us in a specific product line.

    In addition, we have various competitors that are focusing on the areas that are being addressed by our integrated platforms. The principal competitors in these areas are, in alphabetical order:

    - for drug screening: Aurora Biosciences Corporation, Caliper Technologies Corporation, Carl Zeiss Jena GmbH, Cellomics, Inc., CyBio AG, Evotec BioSystems AG and Molecular Devices Corporation (including the recently acquired LJL BioSystems, Inc.);

    - for functional genomics systems: Affymetrix, Inc., Agilent
      Technologies, Inc., Illumina Inc., Incyte Genomics, Inc., Orchid Biosciences, Inc., QIAGEN NV and Sequenom, Inc.; and

    - for proteomics: Biacore, Inc., Ciphergen Biosystems, Inc., Genomic Solutions, Inc., Luminex Corporation and Zyomyx, Inc.

    We compete principally on the basis of technology innovation, the quality, features, price and performance of our products, and our service and applications support. Competition within our industry is primarily driven by the need for innovative products and applications solutions that address the needs of customers. We attempt to counter competition by seeking to develop differentiated new products and by providing integrated solutions using quality products supported by on-site services.

RAW MATERIALS

    We use many standard parts and components in our products and believe there are a number of competent vendors for most parts and components. However, a number of important components are developed by and purchased from single sources due to price, quality, technology (including patent protection) or other considerations. We do not believe that the loss of any single vendor or supplier would materially adversely affect our competitive position.

INTELLECTUAL PROPERTY

    We own approximately 65 U.S. and foreign patents and have over 40 patent applications pending in the United States and abroad. Further, we license certain intellectual property rights to or from third parties. In addition to our patent portfolio, we possess a wide array of unpatented proprietary technology and know-how. We also own numerous U.S. and foreign trademarks and trade names and have applications for the registration of trademarks and trade names pending in the United States and abroad. We believe that patents and other proprietary rights are important to the development of our business, but also rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position.

    We license technology from a number of third parties including, among others, hydrogel chip technology from Argonne National Laboratory; ALPHA chemistry from Dade Behring, Inc.; liquid dispensing technology from Microdrop GmbH; HTRF chemistry from CIS bio international; microwell plate technology from Massachusetts General Hospital; reagent technology from Promega Corporation; BRET array chemistry from, among others, Vanderbilt University; Cyclone imaging technology from Fuji Photo Film Company, Ltd. and Alara, Inc.; and microarray technology from Boston University. These licenses are generally long-term and require us to pay royalties to the licensor in connection with sales of the product utilizing the licensed technology. Certain of our licenses may be terminated by the licensor if we fail to meet certain volume targets. The licenses are generally exclusive licenses, but some are nonexclusive in particular geographic regions, and some of the exclusive licenses may be converted to non-exclusive if we fail to meet certain performance targets. In addition, some of these licenses are restricted to use within defined fields of the life sciences research industry.

    In some cases, litigation or other proceedings may be necessary to defend against or assert claims of infringement, to enforce patents issued to us or our licensors, to protect trade secrets, know-how or other intellectual property rights owned by us, or to determine the scope and validity of our proprietary rights or proprietary rights of third parties. Such litigation could result in substantial costs to us and diversion of our resources. An adverse outcome in any such litigation or proceeding could subject us to significant liabilities and expenses, such as reasonable royalties, lost profits, attorney's fees, and trebling of damages for willfulness, require us to cease using the disputed intellectual property or cease the sale of a commercial product, or require us to license the disputed rights from third parties, any of which could have a material adverse effect on our business, financial condition and results of operations.

EMPLOYEES

    As of December 31, 2000, we had approximately 1,050 employees. Approximately 71% of our employees as of that date were located in the United States. Our workforce is not unionized, and we believe that our relations with employees are good.

ENVIRONMENTAL MATTERS

    Our operations are subject to U.S. federal, state and local and foreign environmental laws and regulations that impose limitations on the discharge of, and establish standards for the possession, distribution, handling, generation, emission, release, discharge, export, import, treatment, storage and disposal, and cleanup of, certain materials, substances and wastes. We believe our operations are in material compliance with all applicable environmental laws and regulations as currently interpreted.

REGULATION

    We are not subject to direct governmental regulation other than the laws and regulations generally applicable to businesses in the domestic and foreign jurisdictions in which we operate.

PROPERTIES

    As part of our continuing operations we currently have, either through direct ownership or through the ownership by one of our subsidiaries, four domestic and 12 foreign active subsidiaries, all of which are wholly-owned, with the exception of Carl Consumable Products, LLC, which is 51% owned.

    Our products are manufactured by our subsidiaries: Packard Instrument Company, Inc., which is located at Downers Grove, Illinois; CCS Packard, Inc., which is located at Torrance, California; Packard BioChip Technologies, LLC, which is located at Billerica, Massachusetts; BioSignal Packard, Inc., which is located at Montreal, Canada; and Carl Consumable Products, LLC, which is located at Torrance, California. Our biochemical products are produced in The Netherlands by our subsidiary Packard BioScience B.V.

    As of December 31, 2000, we owned the manufacturing facilities set forth below:

LOCATION                                                  FUNCTION                  SQUARE FEET
--------                                  ----------------------------------------  -----------
Meriden, Connecticut....................  Headquarters, training, service,            170,000
                                          customer support, engineering, sales and
                                          marketing, software development and
                                          manufacturing (jointly with Canberra)

Downers Grove, Illinois.................  Manufacturing, service, engineering and     109,000
                                          research and development

Groningen, The Netherlands..............  Manufacturing and research and               69,000
                                          development (chemicals and supplies)

    In addition, we lease the following manufacturing facilities:

                                                                       SQUARE
LOCATION                                       FUNCTION                 FEET     LEASE EXPIRATION
--------                           ---------------------------------  --------   ----------------
Torrance, California.............  Administration, marketing,          70,000    December 2003
                                   manufacturing, research and
                                   development and warehousing

Montreal, Canada.................  Administration, marketing,          15,700    July 31, 2002
                                   research and development and
                                   manufacturing

Billerica, Massachusetts.........  Administration, marketing,          20,000    June 30, 2001
                                   research and development and
                                   manufacturing

    With the exception of two sales and distribution facilities occupied by our foreign subsidiaries, which we own, we lease all the sales and distribution facilities of our foreign subsidiaries. We own an additional property in Groningen, The Netherlands, which is currently being offered for sale.

    CCS Packard continues to lease an approximately 17,000-square-foot facility in Harbor City, California that it used previously for administration, manufacturing and warehousing. CCS Packard subleases this facility and the lease expires in May 2002.

    We believe that our facilities are suitable for their present and intended purposes and are adequate for our current level of operations. Upon completing the sale of Canberra, we will no longer own our Meriden facility, but will have the right to lease the portion of that facility we currently occupy for up to two years. We currently intend to purchase an additional facility in Billerica, Massachusetts.

LEGAL PROCEEDINGS

    We are currently, and may become from time to time, subject to claims and suits arising in the ordinary course of our business. In certain actions, plaintiffs request punitive or other damages that may not be covered by insurance. We accrue for these items as they become known and can be reasonably estimated. It is the opinion of management that the various asserted claims and litigation in which we are currently involved will not have a material adverse effect on our financial position or results of operations. However, no assurance can be given as to the ultimate outcome with respect to such claims and litigation. The resolution of such claims and litigation could be material to our operating results for any particular period, depending upon the level of income for such period.

    We and provincial authorities in Groningen, The Netherlands are in the process of negotiating a remediation plan involving groundwater contamination at our Duinkerkenstraat facility. Asserting that the causes of this contamination entirely predate our acquisition of Packard in 1986, we had obtained indemnification under the purchase agreement from United Technologies Automotive Holdings, Inc., a subsidiary of United Technologies Corporation. We agreed to accept a lump-sum payment in August 1998 of $1.25 million from United Technologies Automotive Holdings and fully released it from its indemnification obligations. Packard BioScience B.V. has accrued for its expected obligations to remediate the site; however, there can be no assurance that we will not incur any additional costs.

    Even in the event of a sale of Canberra, we may continue to be responsible for some of the liabilities preceding the sale, such as environmental and other legal and regulatory liabilities associated with Canberra's business.

OUR HISTORY

    We were founded in 1965 by Emery G. Olcott, our current Chairman and Chief Executive Officer, under the name Canberra Industries, for the purpose of manufacturing nuclear instrument modules.

The sale of these electronic devices, which are used to detect and measure the energy of radioactive materials, laid the business foundation for our Canberra division to become a global leader in the areas of radiation exposure measurement of humans, neutron counting, nuclear safeguards and high-purity germanium detectors. Through the purchase of Packard Instrument Company from United Technologies Corporation in 1986, we diversified our product portfolio into bioanalytical instruments and biochemicals and supplies for the life sciences research industry. In March 1997, we completed a recapitalization transaction as a result of which Stonington Capital Appreciation 1994 Fund, L.P. acquired approximately 69% of our common stock, and changed our name to Packard BioScience Company. During 1998, we acquired Carl Creative Systems, Inc., currently known as CCS Packard, Inc., and BioSignal, Inc., currently known as BioSignal Packard, Inc. CCS Packard is a developer, manufacturer and distributor of high throughput liquid handling systems used in the life sciences research, in-vitro diagnostics and pharmaceutical drug discovery industries. BioSignal Packard is a developer and supplier of cloned drug targets and assay reagents used in pharmaceutical and biotechnology research, and provides screening services to drug discovery companies. In March 2000, we acquired a 51% interest in Carl Consumable Products, LLC, a designer and manufacturer of disposable pipette tips for liquid dispensing robots used to automate drug discovery and genomics research. In April 2000, we complemented our drug screening platform by adding fiber-optic imaging technology through the acquisition of certain assets and technologies from Cambridge Imaging Limited. In October 2000, we acquired the life sciences division of GSI Lumonics, Inc. for approximately $40 million in cash and approximately 4.5 million shares of our common stock. This division is a leading provider of imaging equipment and software for biochip and microarray applications. Also, in October 2000, we began to account for Canberra as a discontinued operation. In November 2000, we agreed to sell Canberra to COGEMA, S.A. for $170 million.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth information concerning our directors and executive officers.

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
Emery G. Olcott...........................     62      Chairman of the Board and Chief Executive
                                                       Officer

Franklin R. Witney, Ph.D..................     47      President and Chief Operating Officer

Richard T. McKernan.......................     63      Senior Vice President and Director

George Serrano............................     55      Vice President and Director

Ben D. Kaplan.............................     43      Vice President and Chief Financial Officer

Timothy O. White, Jr......................     32      Vice President, General Counsel and
                                                       Secretary

Staf C. van Cauter........................     52      Vice President, Business Development

Nicholas G. Bacopoulos, Ph.D..............     51      Director

Robert F. End.............................     45      Director

Bradley J. Hoecker........................     39      Director

Alexis P. Michas..........................     43      Director

Harry H. Penner, Jr.......................     55      Director

Robert C. Salisbury.......................     57      Director

Peter P. Tong.............................     59      Director

    Each of our directors holds office until his successor is duly elected and qualified or until his resignation or removal if earlier. Except as set forth below, no family relationship exists among any of the directors or executive officers. Pursuant to a Stockholders' Agreement entered into in connection with the 1997 recapitalization, certain stockholders have agreed to vote as directed by Stonington, subject to applicable law, to nominate and remove our directors, as more fully described under "Related Party Transactions--Stockholders' Agreement." All executive officers are elected by the Board and serve at the discretion of the Board.

    EMERY G. OLCOTT is our Chief Executive Officer, a position he has held since 1971. From 1971 through October 2000, Mr. Olcott also held the position of President. He also became Chairman of the Board effective as of the closing of the 1997 recapitalization. Mr. Olcott co-founded Packard BioScience Company in 1965. Mr. Olcott was the Chairman of the Board of Directors of Yankee Energy System, Inc., a gas distribution company that was acquired by Northeast Utilities, and has been elected to the Board of Directors of Northeast Utilities. In addition, he is a Vice Chairman and Trustee of The Loomis Chaffee School, and is a member of the Dean's Advisory Council for the Sloan School of Management at the Massachusetts Institute of Technology. Mr. Olcott graduated from Yale University in 1960 with a Bachelor of Science degree and from MIT in 1963 with a Master of Science degree.

    FRANKLIN R. WITNEY, PH.D. is our President and Chief Operating Officer, and President of our wholly-owned subsidiary Packard Instrument Company, Inc., positions he has held since October 2000. Dr. Witney joined us as Senior Vice President of Packard Instrument Company in April 2000. Prior to that,
Dr. Witney was employed at Bio-Rad Laboratories for 17 years, ultimately becoming its Group

Operations Manager, Life Sciences. Dr. Witney is responsible for the development and execution of the strategic plan and the performance of Packard Instrument Company, CCS Packard, Inc., Packard BioScience B.V., BioSignal Packard, Inc. and our international sales subsidiaries. Dr. Witney holds a Master of Science degree in Microbiology and a Ph.D. in Molecular and Cellular Biology from Indiana University.

    RICHARD T. MCKERNAN is our Senior Vice President, a position he has held since 1981, and a Director, a position he has held since 1980. From 1986 to October 2000, Mr. McKernan served as President of our wholly-owned subsidiary Packard Instrument Company, Inc. Effective January 1, 2001, Mr. McKernan became a part-time employee of Packard BioScience Company in anticipation of his retirement by year-end 2001. Mr. McKernan graduated from Pennsylvania State University in 1959 with a Bachelor's degree in Electrical Engineering and from the University of Connecticut in 1964 with a Master's degree in Electrical Engineering. He is a member of the Boards of New Britain General Hospital and Connecticut United for Research Excellence, an industry and government organization for the advancement of science.

    GEORGE SERRANO is the President of Canberra Industries, a position he has held since January 1994. Mr. Serrano became a Director of Packard BioScience Company effective as of the closing of the 1997 recapitalization. Mr. Serrano is also a Vice President of Packard BioScience Company, a position he has held since 1980. Mr. Serrano graduated from the University of Connecticut in 1968 with a Bachelor's degree in Business Administration and from the University of New Haven in 1980 with an Executive Master's degree in Business Administration. In addition, Mr. Serrano is a retired Colonel of the U.S. Army Reserve, which he joined in 1968. It is expected that upon completion of the sale of Canberra, Mr. Serrano will resign his positions as Vice President and Director of Packard BioScience Company.

    BEN D. KAPLAN is our Vice President and Chief Financial Officer, positions he has held since February 1997. From September 1992 to January 1997, he was a partner at Arthur Andersen LLP, a public accounting firm. Mr. Kaplan is currently on the Board of Regents of the University of Hartford. Mr. Kaplan graduated from the University of Hartford in 1979 with a Bachelor's degree in Accounting and in 1980 with a Master's degree in Accounting.

    TIMOTHY O. WHITE, JR. is our Vice President, General Counsel and Secretary. Mr. White has been our General Counsel and Secretary since May 1998 and became a Vice President of Packard BioScience Company on March 20, 2000. From
September 1995 to May 1998, Mr. White was an attorney at the law firm of Jacobs Chase Frick Kleinkopf & Kelley LLC. Prior to that time, Mr. White was an attorney at the law firm of Ballard Spahr Andrews & Ingersoll, LLP. Mr. White graduated from Hamilton College in 1990 with a Bachelor of Arts degree and from the University of Michigan Law School in 1994 with a Juris Doctor degree.
Mr. White is a nephew of Mr. Olcott, our Chairman and Chief Executive Officer.

    STAF C. VAN CAUTER is our Vice President, Business Development, a position he has held since April 1998. From 1988 to 1998, Mr. van Cauter was also Vice President, Marketing. Mr. van Cauter is currently responsible for identifying emerging technologies for the development of new products. Mr. van Cauter graduated from the Higher Institute of Technology in Mechelen, Belgium in 1972 with a Master of Science degree in Industrial Engineering.

    NICHOLAS G. BACOPOULOS, PH.D. became President and Head of Research and Development of OSI Pharmaceuticals, Inc., a drug discovery company, in September 2000. From 1983 to September 2000, he was employed at Pfizer Inc., holding senior management positions in discovery research and pharmaceutical planning and ultimately becoming the President and Chief Executive Officer of Anaderm Research Corporation, which was founded by Pfizer, OSI Pharmaceuticals and New York University. Dr. Bacopoulos received a Bachelor of Arts degree from Cornell College and a Ph.D. from the University of Iowa.

    ROBERT F. END is a Partner and a Director of Stonington Partners, Inc., positions that he has held since 1993, and is also a Partner and a Director of Stonington Partners, Inc. II, positions that he has held since 1994. He has also been a Director of Merrill Lynch Capital Partners, Inc., a private investment firm associated with Merrill Lynch & Co., since 1993 and was a consultant to Merrill Lynch Capital Partners from 1994 through 2000. Mr. End is also a Director of Goss Graphic Systems, Inc. and several privately held corporations. Mr. End graduated from Dartmouth College in 1977 with a Bachelor of Arts degree and from the Amos Tuck School of Business in 1982 with a Master's degree in Business Administration.

    BRADLEY J. HOECKER is a Partner and a Director of Stonington Partners, Inc. and Stonington Partners, Inc. II, positions that he has held since 1997. Prior to his election as a Partner, Mr. Hoecker served as a Principal of Stonington Partners, Inc. since its formation in 1993. He was a consultant to Merrill Lynch Capital Partners from 1994 through 2000. Mr. Hoecker is also a Director of Merisel, Inc. and several privately held corporations. Mr. Hoecker graduated from Southern Methodist University in 1984 with a Bachelor of Arts degree and from the Kellogg Graduate School of Management in 1989 with a Master's degree in Management.

    ALEXIS P. MICHAS is Managing Partner and a Director of Stonington
Partners, Inc., positions that he has held since 1993, and is also Managing Partner and Director of Stonington Partners, Inc. II, positions that he has held since 1994. Mr. Michas has also been a Director of Merrill Lynch Capital Partners since 1989, and was a consultant to Merrill Lynch Capital Partners from 1994 through 2000. Mr. Michas is also a Director of Borg-Warner
Automotive, Inc., Goss Graphic Systems, Inc. and several privately held corporations. Mr. Michas graduated from Harvard College in 1980 with a Bachelor of Arts degree and from Harvard Business School in 1984 with a Master's degree in Business Administration.

    HARRY H. PENNER, JR. is the President, Chief Executive Officer and Vice Chairman of Neurogen Corporation, a drug discovery technology company, positions he has held since December 1993. He is also a director of Avant Immunotherapeutics, Inc. and Genaissance Pharmaceuticals, Inc. Mr. Penner is also the Co-Chairman of CURE, Connecticut's Bioscience Cluster, and a member of the Board of Directors of the Connecticut Business and Industry Association and the Connecticut Technology Council. Mr. Penner graduated from the University of Virginia in 1967 with a Bachelor of Arts degree, from Fordham University in 1970 with a Juris Doctor degree, and from New York University in 1975 with a Master's degree in Law.

    ROBERT C. SALISBURY is a private investor and advisor in the healthcare and technology industries. From 1995 to 1998, Mr. Salisbury served as the Executive Vice President and Chief Financial Officer of Pharmacia & Upjohn, Inc. From 1974 to 1995, Mr. Salisbury acted in various capacities, first as Vice President, then as Senior Vice President and then as Executive Vice President for Finance and Chief Financial Officer of The Upjohn Company. Mr. Salisbury is also a director of Viragen Inc. Mr. Salisbury graduated from Florida State University in 1972 with a Master's degree in Business Administration.

    PETER P. TONG became a Management Partner of Stonington Partners, Inc. in December 1999 and is also the President of Mandarin Partners Management, LLC, an investment partnership. Mr. Tong served as the Co-President of Marquette Medical Systems, Inc., a manufacturer of medical equipment, from January 1996 to May 1996. From 1991 to 1996, he served as President, Chairman and Chief Executive Officer of E for M Corporation, also a manufacturer of medical equipment. Mr. Tong is also a director of several privately held corporations. Mr. Tong graduated from Kansas State University in 1963 with a Bachelor's degree in Electrical Engineering and from the University of Wisconsin in 1965 with a Master's degree in Electrical Engineering.

COMPENSATION OF DIRECTORS

    Directors who are our employees or otherwise affiliated with management or Stonington receive no compensation for their service as members of our Board or its committees. Directors who are not our employees or related with Stonington receive a $1,000 fee for each meeting of the Board or Board committee they attend and stock options under plans we describe below. See "--The Non-Employee Director Stock and Options Compensation Plan." We also reimburse all directors for expenses incurred in connection with attendance at meetings.

COMMITTEES OF THE BOARD OF DIRECTORS

    We currently have an Audit Committee that consists of Messrs. Bacopoulos, Hoecker, Penner and Salisbury. Mr. Salisbury acts as Chairman. The primary functions of the Audit Committee are to:

    - recommend annually to our Board of Directors the appointment of our independent auditors;

    - discuss and review in advance the scope and the fees of our annual audit and review the results thereof with our independent auditors;

    - review and approve non-audit services of our independent auditors;

    - review compliance with our existing major accounting and financial reporting policies;

    - review the adequacy of major accounting and financial reporting policies; and

    - review our management's procedures and policies relating to the adequacy of our internal accounting controls and compliance with applicable laws relating to accounting practices.

    Our Compensation Committee currently consists of Messrs. End, Olcott and Michas. The primary functions of the Compensation Committee are to:

    - review and approve annual salaries, bonuses, and grants of stock options under (and otherwise administer) our 2000 Stock Incentive Plan for all executive officers and key members of our management team; and

    - review and approve the terms and conditions of all employee benefit plans.

    In addition, our Board of Directors may form an Executive Committee, which will have the authority to exercise the powers of our Board of Directors, other than those reserved to the Audit Committee, the Compensation Committee or to our full Board of Directors, between meetings of our full Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 2000, the Compensation Committee consisted of Messrs. Olcott, End and Michas. Mr. Michas resigned from the Board in June 1999 and was re-elected in March 2000. Executive compensation is determined in accordance with existing employment agreements and related amendments thereto. Mr. End is a member of the Compensation Committee of United States Manufacturing Company and OMP, Inc.
Mr. Tong is a director of both these companies.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation we paid to our Chief Executive Officer and each of our four most highly-compensated executive officers (other than the Chief Executive Officer) whose total compensation exceeded $100,000 during the last fiscal year, for the year ended December 31, 2000.

                                                                          LONG-TERM
                                                                        COMPENSATION
                                                     ANNUAL          -------------------
                                                  COMPENSATION           SECURITIES          ALL OTHER
                                              --------------------       UNDERLYING        COMPENSATION
NAME AND PRINCIPAL POSITION          YEAR     SALARY($)   BONUS($)       OPTIONS(#)        (1)(2)(3) ($)
---------------------------        --------   ---------   --------   -------------------   -------------
Emery G. Olcott,.................    2000     $399,615    $122,000          35,000          $  134,470
  Chairman of the Board and Chief    1999     $367,308    $170,000              --          $   55,850
  Executive Officer                  1998     $355,385    $375,000              --          $   18,000

Franklin R. Witney,..............    2000     $162,846    $ 50,000         150,000          $   96,144
  President and Chief Operating
  Officer (4)

Richard T. McKernan,.............    2000     $294,231    $101,000          32,000          $  109,450
  Senior Vice President              1999     $272,308    $131,500              --          $   15,400
                                     1998     $266,058    $200,000              --          $    8,000

Ben D. Kaplan,...................    2000     $229,039    $ 60,000          28,000          $   55,300
  Vice President and Chief           1999     $207,308    $ 83,000              --          $    8,975
  Financial Officer                  1998     $197,308    $140,000              --          $    8,000

Staf C. van Cauter,..............    2000     $201,539    $ 39,000          18,000          $   48,500
  Vice President, Business           1999     $188,846    $ 42,000              --          $    8,000
  Development                        1998     $185,866    $ 52,000              --          $    8,000

------------------------

(1) The 2000 amounts consist of bonuses awarded to the officers in connection with the April 2000 initial public offering ($75,000 for Mr. Olcott, $80,000 for Mr. McKernan, $45,000 for Mr. Kaplan and $40,000 for Mr. van Cauter), payments made for personal tax consultation services provided by our income tax advisors ($50,970 for Mr. Olcott, $20,950 for Mr. McKernan and $1,800 for Mr. Kaplan), and contributions made by us pursuant to our defined contribution plan in the amount of $8,500 for each individual listed with the exception of Dr. Witney. The 2000 amount listed for Dr. Witney includes a $20,000 signing bonus and $76,144 for reimbursement of relocation costs.

(2) The 1999 amounts consist of contributions made by us pursuant to our defined contribution plan in the amount of $8,000 for each individual listed and payments made for personal tax consultation services provided by our income tax advisors ($47,850 for Mr. Olcott, $7,400 for Mr. McKernan and $975 for Mr. Kaplan).

(3) The 1998 amounts consist of payments made for personal tax services rendered by our income tax advisors ($10,000 for Mr. Olcott) and contributions we made pursuant to our defined contribution plan in the amount of $8,000 for each individual listed.

(4) Dr. Witney was hired as Senior Vice President in April 2000 and promoted to President and Chief Operating Officer in October 2000.

OPTIONS/SAR GRANTS

    The following table provides information on grants of stock options and stock appreciation rights in 2000 to the executive officers listed in the Executive Compensation table.

                          NUMBER OF       % OF TOTAL
                          SECURITIES     OPTIONS/SARS
                          UNDERLYING      GRANTED TO
                         OPTIONS/SARS    EMPLOYEES IN   EXERCISE OR BASE                          GRANT DATE
NAME                    GRANTED (#)(1)   FISCAL YEAR    PRICE ($/SHARE)    EXPIRATION DATE   PRESENT VALUE ($)(2)
----                    --------------   ------------   ----------------   ---------------   --------------------
Emery G. Olcott.......      35,000            2.6%           $13.92             7/3/10             $496,298
Franklin R. Witney....      75,000            5.6%           $ 9.00            4/19/10             $577,031
                            75,000            5.6%           $15.00           10/30/10             $958,745

Richard T. McKernan...      32,000            2.4%           $13.92             7/3/10             $453,758

Ben D. Kaplan.........      28,000            2.1%           $13.92             7/3/10             $397,038

Staf C. van Cauter....      18,000            1.3%           $ 9.00            4/19/10             $138,487

------------------------

(1) The terms of the stock options granted in fiscal 2000 provided that the options become exercisable in 25% annual installments commencing one year from the date of grant.

(2) The grant date present value was determined using the Black-Scholes model of options pricing. The assumptions used in calculating the grant date present value were as follows:

Expected volatility.......................................  100%
Risk-free rate of return..................................  5.84% to 6.32%
Dividend yield............................................  0
Expected life.............................................  7 years
Minimum option value......................................  $7.69 to $14.18

OPTIONS/SAR EXERCISES AND YEAR-END VALUES

    The following table provides information for the listed executive officers, regarding the number and value of all their unexercised stock options and stock appreciation rights, or SARs, at December 31, 2000.

                                                                        NUMBER OF
                                                                  SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                                  UNEXERCISED OPTIONS/          IN-THE-MONEY OPTIONS/
                                                                 SARS AT FISCAL YEAR END       SARS AT FISCAL YEAR END
                                                                           (#)                         ($)(1)
                              SHARES ACQUIRED      VALUE       ---------------------------   ---------------------------
NAME                          ON EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          ---------------   ------------   -----------   -------------   -----------   -------------
Emery G. Olcott.............      185,000        $  466,185      565,000         35,000      $5,073,500      $     --
Franklin R. Witney..........           --                --           --        150,000              --      $196,875
Richard T. McKernan.........      300,000        $1,124,784      700,000         32,000      $6,342,500      $     --
Ben D. Kaplan...............           --                --      500,000         28,000      $4,700,000            --
Staf C. van Cauter..........       94,045        $  686,170      130,000         18,000      $1,249,240      $ 47,250

------------------------

(1) The value of unexercised in-the-money options at year end was determined based upon the December 29, 2000 closing price of the Company's common stock as quoted on the Nasdaq National Market under the symbol "PBSC."

EMPLOYMENT AGREEMENTS

    We have entered into employment agreements with Messrs. Olcott, Witney, McKernan, Kaplan and van Cauter. Set forth below is a summary of the material provisions of the employment agreements with these individuals. These descriptions are qualified in their entirety by reference to the provisions of those employment agreements.

    The employment agreements with Messrs. Olcott, Witney, McKernan, Kaplan and van Cauter, each of whom is referred to in this description as the "executive," supersede any other agreement between any of them and Packard BioScience Company concerning their employment. Mr. Olcott serves as Chairman of the Board and Chief Executive Officer of Packard BioScience Company; Dr. Witney serves as President and Chief Operating Officer of Packard BioScience Company and President of Packard Instrument Company; Mr. McKernan serves as Senior Vice President and a Director of Packard BioScience Company; Mr. Kaplan serves as Vice President and Chief Financial Officer of Packard BioScience Company; and Mr. van Cauter serves as Vice President of Packard Instrument Company, or in such other capacity as may be assigned to him by the Chief Executive Officer of Packard BioScience Company or the President of Packard Instrument Company. Each of the employment agreements provides for an initial employment term of three years, except for an initial employment term of two years in the case of Messrs. Witney and van Cauter. Under each employment agreement, the initial employment term will be automatically extended for additional 13-month terms on the first day of each calendar month following the anniversary of the date of the employment agreements, beginning on the second anniversary of the date of the employment agreements (the first anniversary in the case of Messrs. Witney and van Cauter), unless we affirmatively terminate it. There is an agreed-upon annual base salary for each executive, with annual increases no less than the increase in the U.S. Consumer Price Index--All Urban Consumers. Each executive is also eligible to receive an annual cash bonus determined in accordance with the terms of our annual bonus incentive plans then in effect. Mr. McKernan's employment agreement has been amended to provide for part-time employment through October 2001, following which his employment will terminate and he will become a consultant of Packard BioScience Company.

    Upon termination of employment by us other than for "cause" or "disability," or upon termination by the executive for "good reason," as such terms are defined in the employment agreements, we will pay to the executive an amount in cash equal to the sum of: the accrued annual base salary as of the date of termination; a pro rata portion of the target annual bonus accrued to the date of termination and any other accrued but unpaid annual bonuses, vacation pay or deferred compensation not yet paid defined as the "accrued obligations"; annual base salary and annual bonus amounts for the remainder of the employment period; and additional contributions to the thrift savings plan, if any, to which the executive would have been entitled had his employment continued for a period of three years (two years in the case of Messrs. Witney and van Cauter) after the date of termination. In addition, the executive will be entitled to participate in all welfare benefit plans for a period of three years (two years in the case of Mr. van Cauter) after the date of termination on terms at least as favorable as those that would have been applicable had his employment not been terminated (or, if such benefit plans are not available, a comparable cash payment) and, to the extent that any form of compensation will not be fully vested or require additional service, the executive will be credited with additional service of three years (two years in the case of Mr. van Cauter) after the date of termination. Upon termination of employment due to death or disability, we will pay to the executive or to his respective beneficiaries, all amounts that would have been due had such executive remained in our employ until the end of his employment period. If employment is terminated for cause, Packard BioScience Company will pay to the executive annual base salary through the date of termination and any deferred compensation not yet paid, and if the executive voluntarily terminates employment other than for good reason, we will pay to the executive in a lump sum the accrued obligations other than any accrued bonus amount.

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    Excluding Mr. Kaplan, each of the employment agreements provides that, during employment and, unless employment terminates by reason of death or disability, for one year (two years in the case of Messrs. Witney and van Cauter) after employment ends or, if later, for one year (two years in the case of Messrs. Witney and van Cauter) after employment would have ended had it not been terminated prior to the end of the employment term, each executive will not solicit any of our employees or compete with us. In consideration for such noncompetition covenant, we will pay to each executive one-half of the sum of his annual base salary and his target annual bonus (100% in the case of Messrs. Olcott and McKernan), such amount payable in equal monthly installments during the portion of the noncompetition period following the date of termination.

CANBERRA INDUSTRIES, INC. STOCK OPTION PLAN OF 1971

    We adopted this plan in 1971 for the purpose of retaining and attracting personnel for positions of responsibility with us or any of our subsidiaries. Under the 1971 plan, as amended, we have 641,500 outstanding and vested options as of December 31, 2000, with an average exercise price of $1.36. The options granted under the 1971 plan expire on the tenth anniversary of the date of grant.

    In the event of a change in our capital structure, including as a result of reorganization, merger, consolidation or recapitalization, our Compensation Committee is required to adjust the number and kind of shares for which options may be granted.

    Our Board of Directors may at any time amend or terminate the 1971 plan, except that no termination or amendment may impair the rights of the participants as they relate to outstanding options. In connection with the recapitalization of our company in 1997, the 1971 plan was frozen and no additional options may be granted under the plan.

    In connection with the sale of Canberra and the transfer of that division's employees to the purchaser, we intend to offer those employees the ability to cash settle all or part of their options under this plan for an amount per option equal to the average price of our common stock over the 10-day period beginning 5 days before, and ending 5 days after, the closing of the Canberra sale, minus the option's exercise price, and after deduction for any required tax withholding. We expect to finalize the terms and conditions of this program as soon as a closing date for the sale of Canberra will have been finally determined.

MANAGEMENT STOCK INCENTIVE PLAN

    At the closing of the 1997 recapitalization, we adopted the Management Stock Incentive Plan, pursuant to which our and our subsidiaries' directors, officers and key employees will, as "eligible participants," be granted nonstatutory stock options exercisable into shares of our common stock. This plan is not related to our 1971 plan. The 1997 plan is administered by either our Compensation Committee or our Board of Directors. The Compensation Committee or the Board has the discretion to select those to whom options under the plan will be granted from among those eligible. The Board or the Compensation Committee has the authority to interpret and construe the plan, and any such interpretation or construction of the provisions of the plan or of any options granted under the plan is final and conclusive.

    Options to purchase up to 11,125,460 shares of our common stock are permitted to be granted under the plan. As of December 31, 2000, 5,319,100 options were outstanding and vested under this plan, with an average exercise price of $2.68. Certain of these options are granted at an exercise price equal to fair market value on the date of grant. Twenty percent of these options vest immediately upon grant, with the remainder becoming vested in equal annual installments over a four-year period, provided that the eligible participant continues to be employed by us or one of our subsidiaries. Effective March 17, 2000, our Board of Directors vested all options outstanding under the 1997 plan. The remaining options, to be granted at a premium of fair market value, were vested and fully

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exercisable upon the date of grant. In the event of an "extraordinary transaction," such as a merger or consolidation, of Packard BioScience Company or a reduction in Stonington's equity ownership in our company to below 50%, all outstanding options will become fully vested upon consummation of the extraordinary transaction.

    The terms and conditions of a new option grant under the plan are set forth in a related option agreement. Options granted under the plan will terminate upon the earliest to occur of (1) the tenth anniversary of the date of the option agreement; (2) the 180-day anniversary of the date of death or "disability," or nine months after "retirement," as such terms are defined in the Stockholders' Agreement, of the eligible participant; (3) the 30-day anniversary of the date that the eligible participant ceases to be a full-time employee of us or one of our subsidiaries for any reason other than as set forth in (2) above or in (4) below; and (4) immediately upon an eligible participant's voluntary termination of employment other than due to death, retirement or disability, or termination for "cause," as defined in the Stockholders' Agreement. Payment of the exercise price of options granted under the 1997 plan must be made in cash.

    In the event of a declaration of a stock dividend, or a reorganization, merger, consolidation, acquisition, disposition, separation, recapitalization, stock split, split-up, spin-off, combination or exchange of any shares of our common stock or like event, the number or character of the shares subject to the options or the exercise price of any such options may be appropriately adjusted as deemed appropriate by our Compensation Committee or our Board.

    The plan terminates upon, and no options may be granted under the plan after, March 4, 2007, which is the tenth anniversary of the closing of the 1997 recapitalization, unless the plan has sooner terminated due to grant and full exercise of options covering all the shares of common stock available for grant under the plan. Our Board may at any time amend, suspend or discontinue the plan, except that it may not alter, amend, discontinue or revoke or otherwise impair any outstanding options granted under the plan and which remain unexercised in a manner adverse to the holders of those options except if the written consent of the holder is obtained.

    Upon adoption of the new plans in connection with our initial public offering, the 1997 plan was frozen and no additional options will be granted under the plan.

    In connection with the sale of Canberra and the transfer of that division's employees to the purchaser, we intend to offer those employees the ability to cash settle all or part of their options under this plan for an amount per option equal to the average price of our common stock over the 10-day period beginning 5 days before, and ending 5 days after, the closing of the Canberra sale, minus the option's exercise price, and after deduction for any required tax withholding. We expect to finalize the terms and conditions of this program as soon as a closing date for the sale of Canberra will have been finally determined.

THE NON-EMPLOYEE DIRECTOR OPTION COMPENSATION PLAN

    In connection with our initial public offering, we adopted a Non-Employee Director Option Compensation Plan. The purpose of this plan is to promote a greater identity of interests between our non-employee directors and our stockholders and to attract and retain individuals to serve as directors. As of December 31, 2000, 45,000 options were outstanding under this plan, none of which were vested, with an average exercise price of $18.00. The main material terms of this plan are summarized below.

    GENERAL

    The plan is administered by our Board of Directors or a committee of our Board of Directors designated for this purpose.

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    Our directors, who are neither our employees nor affiliates of Stonington, are eligible to participate in the plan.

    Our Board of Directors or its designated committee may adjust the awards under the plan if there is any change in corporate capitalization, such as a stock split, or a corporate transaction, such as a merger, consolidation, separation, including a spin-off, or other distribution of our stock or property, any reorganization or any partial or complete liquidation. Any option that expires, is forfeited or is repurchased by us will again be available for grant under the plan.

    A total of 200,000 shares of our common stock have been reserved for issuance under the plan.

    OPTIONS

    Each new non-employee director will be granted options for 15,000 shares of common stock upon being elected or appointed to our Board of Directors and upon being re-elected after each three-year term. The exercise price for all options will be 100% of the fair market value of a share of common stock on the date of the grant of such options, except that options granted before or upon consummation of our initial public offering were granted at the initial public offering price. Each option vests and becomes exercisable in equal installments on each of the first three anniversaries of the date of grant of such option, if the director remains a member of our Board of Directors at that time. Each vested option terminates one year after the director's service on our Board of Directors ceases for any reason, other than for cause. If a director is removed for cause, all vested and unvested options will be forfeited. However, options expire no later than the tenth anniversary of the date of grant. Any unvested options will terminate and be canceled as of the date a director's service on our Board of Directors ceases for any reason. All directors' options become fully vested and exercisable upon a change in control.

    TRANSFERABILITY

    Options granted under the plan are nontransferable other than by will or the laws of descent and distribution, or at the discretion of our Board of Directors or the designated committee, by a written beneficiary designation or by a gift to the director's immediate family. This gift may be made directly to an immediate family member, or by means of a trust or partnership or limited liability company. During the director's lifetime, a director's options may be exercised only by the director, any such permitted transferee or a guardian, legal representative or beneficiary.

    AMENDMENTS

    Our Board of Directors may at any time terminate or amend the plan, except that no termination or amendment may impair the rights of directors relating to outstanding options. To the extent required by law or automated quotation system rule, no amendment will be made without the approval of our stockholders.

THE 2000 STOCK INCENTIVE PLAN

    In connection with our initial public offering, we adopted a new stock incentive plan. This plan is designed to promote our success and enhance our value by linking the interests of our officers, employees and consultants to those of our stockholders and by providing participants with an incentive for outstanding performance. This plan is further intended to provide flexibility in its ability to motivate, attract and retain employees upon whose judgment, interest and special efforts our business is largely dependent. Our officers, employees and consultants, including employees who are members of our Board of Directors, and officers, employees and consultants of our subsidiaries and affiliates are eligible to participate in this plan. Non-employee directors are not eligible to participate in the 2000

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plan. This plan is intended to remain in effect until 2010. The description below summarizes the material terms of this plan.

    GENERAL

    The 2000 plan is administered by the Compensation Committee of our Board of Directors and provides for the grant of stock options, both non-qualified and incentive stock options and other types of equity-based awards. As of December 31, 2000, we had 1,272,000 options outstanding under this plan, with an average exercise price of $10.80.

    The maximum number of shares of common stock available for grant under the 2000 plan is 15% of the aggregate number of shares outstanding, plus 5% of the number of shares outstanding for each year, not to exceed 6.3 million shares in the aggregate. In addition, the number of shares that may be granted to each individual participant under the 2000 plan is limited to 200,000 shares for each calendar year.

    The term of options granted under the 2000 plan may not exceed 10 years. Unless otherwise determined by our Compensation Committee, options vest ratably on each of the first four anniversaries after the grant date and have an exercise price equal to the fair market value of the common stock on the date of grant. Options granted under the 2000 plan may be incentive stock options and qualified stock options.

    A participant exercising an option may pay the exercise price in cash or, if approved by our Compensation Committee, with previously acquired shares of common stock or in a combination of cash and stock. Our Compensation Committee, in its discretion, may allow the cashless exercise of options.

    Options are nontransferable other than by will or the laws of descent and distribution or, at the discretion of our Compensation Committee, by a written beneficiary designation or by a gift to members of the holder's immediate family. The gift may be made directly or indirectly or by means of a trust or partnership or limited liability company and, during the participant's lifetime, may be exercised only by the participant, any such permitted transferee or a guardian, legal representative or beneficiary.

    Any option that expires, is forfeited or repurchased by us will again be available for grant under the plan.

    OTHER AWARDS

    The 2000 plan allows for the grant of stock appreciation rights, or SARs, alone or in tandem with options. An SAR permits a participant to receive, upon exercise, cash or shares of common stock, or a combination thereof, as determined by our Board of Directors or our Compensation Committee. The amount of cash or the value of the shares is equal to the excess of the fair market value of a share of common stock on the date of exercise over the SAR exercise price, multiplied by the number of shares with respect to which the SAR is exercised. The 2000 plan also allows for the grant of restricted stock, the vesting of which is subject to the achievement of performance goals or continued service. Performance awards may be granted subject to performance goals and/or service-based restrictions, and will be denominated and payable in cash or shares of common stock or a combination as determined by our Board of Directors or our Compensation Committee. Dividend and interest equivalents with respect to awards and other awards based on the value of common stock may also be granted.

    CHANGE IN CONTROL

    In the event of a change in control, or in the event of involuntary termination of the optionee's employment within two years after a change of control, any options or SAR that is not then exercisable and vested will become fully exercisable and vested and remain exercisable for the option term,

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restrictions on restricted stock will lapse and performance units will be deemed earned. Change in control generally means:

    - the acquisition of an amount of common stock greater than the amount held, directly or indirectly, by Stonington and representing at least 30% of the outstanding common stock or voting securities;

    - a change in the majority of the members of the Board of Directors, unless approved by the incumbent directors or Stonington;

    - the completion of a merger involving our company in which, among other things, our stockholders do not retain more than 50% of the common stock and voting power; or

    - approval by our stockholders of a liquidation, dissolution or sale of substantially all of our assets.

    DEFERRALS

    The 2000 plan allows our Board of Directors or Compensation Committee to establish procedures for the deferral of the delivery of shares or cash pursuant to awards made under the plan.

    AMENDMENTS

    Our Board of Directors may at any time amend or terminate the 2000 plan and may amend the terms of any outstanding options or other award, except that no termination or amendment may impair the rights of the participants as they relate to outstanding options. However, no such amendment to the 2000 plan will be made without the approval of our stockholders to the extent such approval is required by law or stock exchange rules.

THE EMPLOYEE STOCK PURCHASE PLAN

    In connection with our initial public offering, we adopted an employee stock purchase plan. The purpose of this plan is to further our long-term stability and financial success by providing a method for employees to increase their ownership of common stock. Under the purchase plan, 500,000 shares of common stock is available for issuance and sale. As of December 31, 2000, 31,573 shares had been purchased under this plan at a price of $9.88 per share. Unless terminated sooner at the discretion of our Board of Directors, the purchase plan will terminate on December 31, 2010.

    ELIGIBILITY

    All of our employees and all of the employees of designated subsidiaries generally are eligible to participate in the purchase plan, other than employees whose customary employment is 20 hours or less per week or is for not more than five months in a calendar year, or who are ineligible to participate due to restrictions under the Internal Revenue Code, and subject to compliance with applicable U.S. and foreign securities laws.

    GENERAL DESCRIPTION

    A participant in the purchase plan may authorize regular salary deductions of a maximum of 15% and a minimum of 1% of base compensation. The fair market value of shares that may be purchased by any employee during any calendar year may not exceed $25,000. The amounts so deducted and contributed are applied to the purchase of full shares of common stock under options to purchase shares at 85% of the lesser of the fair market value of such shares on the date of purchase or on the offering date for such offering period. The offering dates are January 1 and July 1 of each purchase plan year, and each offering period shall consist of one six-month purchase period. The offering period beginning in 2000 commenced after July 1, and is for less than a six-month period. Shares are purchased for participating employees on the last business days of June and December for each purchase plan year and each such participant has the rights of a stockholder with respect to such

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shares. Participants may decrease their payroll deductions at any time but not more than once during any offering period.

    Participants may increase or decrease their payroll deductions for any subsequent offering period by notifying the purchase plan administrator no later than 15 days prior to such offering period. Participants may also withdraw from participation in the purchase plan at any time on or prior to the 15th day of the last month of the offering period. If a participant withdraws from the purchase plan, any contributions that have not been used to purchase shares will be refunded. A participant who has withdrawn may not participate in the purchase plan again until the next offering period.

    In the event of retirement or other termination of employment before the 15th day of the last month in the offering period, any contributions that have not yet been used to purchase shares will be refunded and a certificate issued for the full shares in the participant's account. In the event of a participant's death, any contributions that have not yet been used to purchase shares and all shares in such participant's account will be delivered to the participant's beneficiary designated in writing and filed with us, or, if no beneficiary has been designated or survives the participant, to the participant's estate. Any payroll deductions that have not been used to purchase shares will be returned to the participant after the end of the applicable offering period.

    AMENDMENTS OR TERMINATION OF THE PURCHASE PLAN

    Our Board of Directors may amend the purchase plan in any respect, although our stockholders must approve any amendment that would increase the number of securities that may be issued under the purchase plan or would cause the plan to fail to qualify for beneficial tax treatment under Section 423 of the Internal Revenue Code. Our Board of Directors may suspend or terminate the purchase plan at any time. However, in the event of a termination while an offering period is in progress, our Compensation Committee may return accumulated payroll deductions or shorten the offering period by setting a new date of purchase.

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                           RELATED PARTY TRANSACTIONS

STOCKHOLDERS' AGREEMENT

    In 1997, Packard BioScience Company, Stonington, three institutional investors, certain members of our management and certain others of our stockholders who did not sell their shares in the recapitalization entered into a Stockholders' Agreement, which contains, among other terms and conditions, provisions relating to corporate governance, restrictions with respect to the transfer of common stock, rights related to puts and calls, and registration rights granted by us with respect to our common stock.

    Pursuant to the terms of the Stockholders' Agreement, each party agreed to elect an initial slate of directors of Packard BioScience Company who had been nominated by Stonington, on condition that the initial slate consists of three management stockholders, four designees of Stonington and two independent directors mutually agreed upon by Stonington and our chief executive officer. Now that the initial slate of directors has been elected, Stonington has the right to nominate at any time and from time to time all of our directors, including the right to reduce, expand, and fill vacancies on our Board, and, subject to applicable law, has the right to remove such directors at any time and from time to time, and the other parties have agreed to vote in favor of such nomination or removal of directors.

    Under the Stockholders' Agreement, each party is, subject to certain limitations, entitled to register shares of common stock in connection with a registration statement prepared by us to register common equity beneficially owned by Stonington, as described below under "Registration Rights." Also, under the Stockholders' Agreement, Stonington has the right to require us to take such steps as necessary to register all or part of the common stock held by Stonington under the Securities Act, and each other party to the Stockholders' Agreement (other than Stonington) has the right on one occasion to require us to register shares of common stock held by such party under the Securities Act, subject to certain minimum amounts and other limitations. The Stockholders' Agreement contains customary terms and provisions with respect to, among other things, registration procedures and certain rights to indemnification granted in connection with the registration of common stock subject to such agreement.

    The Stockholders' Agreement contains provisions relating to tag-along, drag-along, put and call rights of the stockholders, all of which terminated upon completion of our initial public offering. Pursuant to the Stockholders' Agreement, the management stockholders and the stockholders who did not sell their shares in the recapitalization will be able to transfer their shares subject to applicable restrictions under the Securities Act and other federal and state securities laws.

REGISTRATION RIGHTS

    Under the Stockholders' Agreement, because Stonington is a selling stockholder in this offering, the other parties to the agreement owning shares of our common stock generally have the right to include those shares in the offering, except certain parties to the extent that they are able to sell their shares of our common stock pursuant to Rule 144 under the Securities Act. All parties having such rights are either participating in the offering or have waived such rights.

    In connection with our acquisition of the life sciences division of GSI Lumonics, Inc., in October 2000, we entered into a registration rights agreement with GSI Lumonics Life Science Trust under which GSI Lumonics Life Science Trust has the right to have any of our common stock owned by it included in any registered offering of our common stock, such as this offering. Under the agreement, if the managing underwriter for the offering determines, in writing, that the total amount of shares to be included in the

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offering exceeds the amount which can be marketed at a price reasonably related to the current market price or without materially and adversely affecting the entire offering, then:

    - of the first 5 million shares to be included in the offering, 40%, or up to 2 million shares, will be allocated to GSI Lumonics Life Science Trust, and the remaining amount will be allocated to Stonington and the other selling stockholders under the Stockholders' Agreement; and

    - of any shares in excess of 5 million, 25% will be allocated to the GSI Lumonics Life Science Trust, and the remaining amount will be allocated to Stonington and the other selling stockholders under the Stockholders' Agreement.

    As of December 31, 2000, GSI Lumonics Life Science Trust held in the aggregate 4,495,711 shares of our common stock.

    Subject to certain minimum amounts and other limitations, GSI Lumonics Life Science Trust also has the right under the registration rights agreement to, on one occasion, require us to take such steps as are necessary to register the remaining shares of our common stock owned by it. Like the Stockholders' Agreement, the registration rights agreement with GSI Lumonics Life Science Trust contains customary terms and provisions with respect to, among other things, registration procedures and certain rights to indemnification granted in connection with the registration of common stock subject to that agreement. As part of this offering, GSI Lumonics Science Trust will be selling all shares of our common stock held by them. As a result, upon completion of the offering, this agreement will no longer have any force or effect.

OTHER RELATED PARTY TRANSACTIONS

    In connection with the 1997 recapitalization, Stonington Partners, Inc., the management company of our controlling stockholder, received a structuring fee and reimbursement for certain out-of-pocket expenses totaling $2.6 million in the aggregate.

    In connection with our initial public offering, Messrs. Olcott, McKernan and Serrano and Messrs. Orren Tench and Daniel Meert transferred by gift an aggregate of 107,400 shares of their own common stock, or 100 shares per employee, to substantially all of our employees who on the date of the gift did not own shares or options to purchase shares of our common stock.

    In October 2000, we entered into a joint marketing agreement with Agencourt Bioscience Corporation related to the marketing of Agencourt's DNA purification reagents. As part of the marketing arrangement, we made a $1.25 million equity investment representing approximately 8% of the outstanding equity of Agencourt. Agencourt is controlled by three sons of Richard T. McKernan, our Senior Vice President and a member of our Board. The transaction was approved by all of our disinterested directors.

    In November 2000 we loaned Mr. Kaplan $300,000 in connection with his purchase of his primary residence. The loan bears interest at the prime rate less 0.25% and is due in November 2005. Mr. Kaplan is prohibited from exercising the last 100,000 of his stock options prior to repaying this loan.

    We paid Robert W. Baird & Co. Incorporated fees and expenses of $3,069,000 in 1997 in connection with the 1997 recapitalization. In 1998, we paid Robert W. Baird & Co. Incorporated a fee of $50,000 for financial advisory services. In 2001, we expect to pay Robert W. Baird & Co. Incorporated fees and expenses of approximately $2.6 million in connection with our sale of Canberra. In addition, Baird Capital Partners II Limited Partnership and BCP II Affiliates Fund Limited Partnership, affiliates of Robert W. Baird & Co. Incorporated, own an aggregate of 1,373,030 shares of our common stock that they acquired from us in June 1997 for a total price of approximately $3.1 million.

    We paid Chase Securities Inc., an affiliate of J.P. Morgan Securities Inc., fees of approximately $1.2 million in 2000 in connection with our acquisition of the life sciences business of GSI Lumonics, Inc. George Montgomery, an employee of Chase Securities Inc., which is an affiliate of J.P. Morgan Securities Inc., owns 50,000 shares of our common stock.

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                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information with respect to beneficial ownership of our common stock, including the percentage of total voting power, as of December 31, 2000, on an actual basis and as adjusted to reflect completion of the offering, by:

    - each of our executive officers;

    - each director;

    - all current directors and executive officers as a group;

    - each holder known to us to hold beneficially more than 5% of our common stock; and

    - each selling stockholder selling shares of our common stock in this offering.

    Except as otherwise indicated in the footnotes below, each beneficial owner has the sole power to vote and to dispose of all shares held by that holder. You should keep the following points in mind as you read the information in the table.

    - The amounts and percentage of our common stock beneficially owned by a holder are reported on the basis of the regulations of the SEC that govern the determination of beneficial ownership of securities. Under these regulations, a person or group of persons is deemed to be a "beneficial owner" of a security if that person or group has or shares "voting power," which includes the power to vote or to direct the voting of the security, or "investment power," which includes the power to dispose of or to direct the disposition of the security. A person or group of persons is also deemed to be a beneficial owner of any securities with respect to which that person or group has a right to acquire beneficial ownership within 60 days of December 31, 2000. Under these rules, more than one person may be deemed a beneficial owner of the same security and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest.

    - The percentage of our common stock outstanding is based on 67,700,340 shares of our common stock outstanding as of December 31, 2000 and 70,700,340 shares of our common stock outstanding after the offering, in each case, including shares of common stock deemed outstanding pursuant to the definition of beneficial ownership in the preceding paragraph. These shares are deemed to be outstanding when computing the percentage of ownership of each person or group of persons named above, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group.

                                               BENEFICIAL OWNERSHIP                BENEFICIAL OWNERSHIP
                                                  OF COMMON STOCK      SHARES TO      OF COMMON STOCK
                                                  BEFORE OFFERING       BE SOLD       AFTER OFFERING
                                               ---------------------   ---------   ---------------------
NAME AND ADDRESS OF BENEFICIAL OWNER*          SHARES (1)    % (2)                 SHARES (1)    % (2)
-------------------------------------          ----------   --------   ---------   ----------   --------
DIRECTORS AND EXECUTIVE OFFICERS
  Emery G. Olcott (4)(12)....................   2,265,855      3.3       100,000    2,165,855      3.0
  Franklin R. Witney.........................          --       --            --           --       --
  Richard T. McKernan (5)....................   1,554,095      2.3       235,000    1,319,095      1.9
  George Serrano (6).........................     969,070      1.4            --      969,070      1.4
  Ben D. Kaplan (7)..........................     520,000       **            --      520,000       **
  Timothy O. White, Jr. (8)..................     194,125       **            --      194,125       **
  Nicholas G. Bacopoulos.....................          --       --            --           --       --
  Robert F. End (9)..........................          --       --            --           --       --
  Bradley J. Hoecker (9).....................          --       --            --           --       --
  Alexis P. Michas (9).......................          --       --            --           --       --
  Harry H. Penner, Jr........................          --       --            --           --       --
  Robert C. Salisbury........................       1,000       **            --        1,000       **
  Peter P. Tong (9)(10)......................     162,350       **            --      162,350       **
All directors and executive officers as a
  group (13 persons) (9)(11).................   5,666,495      8.2            --    5,331,495      7.4
5% AND SELLING STOCKHOLDERS
  Stonington Capital Appreciation 1994
    Fund, L.P. (3)(12).......................  40,214,302     59.4     2,093,174   38,121,128     53.9
  GSI Lumonics Life Science Trust............   4,495,711      6.6     4,495,711           --       --
  Merrill Lynch KECALP L.P. (12).............     674,150       **        45,669      628,481       **
  Merrill Lynch KECALP L.P. 1997 (12)........     382,025       **        25,879      356,146       **
  Merrill Lynch KECALP Inc. 1997 (12)........      67,415       **         4,567       62,848       **

------------------------

  * The address for all of the members of our management and for Nicholas G. Bacopoulos, Harry H. Penner, Jr., Robert C. Salisbury and Peter P. Tong is:
    800 Research Parkway, Meriden, Connecticut 06450. Refer to (3) below for additional address information. The address of GSI Lumonics Life Science Trust is 39 Manning Road, Billerica, Massachusetts 01821.

** Less than 1%.

(1) The figures assume exercise by only the stockholder or group named in each row of all options for the purchase of common stock held by such stockholder or group which were exercisable by March 2, 2001.

(2) Amounts are based upon 67,700,340 shares of our common stock outstanding and before the offering and 70,700,340 shares of our common stock outstanding after the offering.

(3) Stonington Capital Appreciation 1994 Fund, L.P. is the record holder of 30,898,890 shares of common stock. The Stonington fund also has the right to direct the voting with respect to, but disclaims beneficial ownership of, an additional 1,123,590 shares purchased by two institutional investors pursuant to the Stockholders' Agreement. Additional rights of the Stonington fund with respect to 8,191,822 shares of our common stock are described under "Related Party Transactions". The Stonington fund disclaims beneficial ownership of any of those 9,315,412 shares. The Stonington fund is a Delaware limited partnership whose limited partners consist of certain institutional investors, formed to invest in corporate acquisitions organized by Stonington Partners, L.P. Stonington Partners, L.P., a Delaware limited partnership, is the general partner in the Stonington fund with a 1% economic interest. Except for such economic interest, Stonington Partners, L.P. disclaims beneficial ownership of the shares set forth above. Stonington Partners, Inc.

    II is the general partner of, with a 1% economic interest in, Stonington Partners, L.P. Except for such economic interests, Stonington Partners, Inc. II disclaims beneficial ownership of the shares set forth above. Pursuant to a management agreement with the Stonington fund, Stonington Partners, Inc. has full discretionary authority with respect to the investments of the Stonington fund, including the authority to make and dispose of such investments. Furthermore, Stonington Partners, Inc. has a 1% economic interest in Stonington Partners, L.P. Stonington Partners, Inc. disclaims beneficial ownership of the shares set forth above. If the underwriters exercise their over-allotment options, the Stonington fund will sell additional shares as described in footnote 12. The address for each of the entities listed in this footnote, as well as Stonington management included in the table above, is c/o Stonington Partners, Inc., 767 Fifth Avenue, New York, NY 10153.

(4) Includes shares held by Mr. Olcott's spouse and by and in trust for one of his children. Includes 565,000 shares subject to options which were exercisable as of March 2, 2001.

(5) Includes shares held by Mr. McKernan's spouse and the McKernan Family Partnership. Includes 700,000 shares subject to options which were exercisable as of March 2, 2001. In the offering, Mr. McKernan will sell 75,000 shares, Mr. McKernan's spouse will sell 75,000 shares and the McKernan Family Limited Partnership will sell 85,000 shares.

(6) Includes 500,000 shares subject to options which were exercisable as of March 2, 2001.

(7) Includes 500,000 shares subject to options which were exercisable as of March 2, 2001.

(8) Includes shares held by Mr. White's spouse, children and trust to which Mr. White is beneficiary.

(9) Excludes shares held by the Stonington fund of which Mr. End, Mr. Hoecker, Mr. Tong and Mr. Michas may be deemed to be beneficial owners as a result of their ownership of stock in, and/or membership on the Boards of Directors of, Stonington Partners, Inc. and Stonington Partners, Inc. II, but they disclaim such beneficial ownership.

(10) Includes 50,000 shares subject to options which were exercisable as of March 2, 2001.

(11) Includes shares held by certain family members, trusts and similar entities. Includes 2,315,000 shares subject to options which were exercisable as of March 2, 2001.

(12) Assumes that the underwriters' over-allotment options are not exercised. If the underwriters exercise their over-allotment options in full:

    - Merrill Lynch KECALP L.P. will sell an additional 31,579 shares. As a result, Merrill Lynch KECALP L.P.'s beneficial ownership of common stock will decrease from 674,150 shares to 596,902 after the offering;

    - Merrill Lynch KECALP L.P. 1997 will sell an additional 17,895 shares. As a result, Merrill Lynch KECALP L.P. 1997's beneficial ownership of common stock will decrease from 382,025 shares before the offering to 338,251 after the offering;

    - Merrill Lynch KECALP L.P. Inc. 1997 will sell an additional 3,158 shares. As a result, Merrill Lynch KECALP Inc. 1997's beneficial ownership of common stock will decrease from 67,415 shares before the offering to 59,690 after the offering; and

    - the Stonington fund will sell an additional 1,447,368 shares. As a result, the Stonington fund's beneficial ownership of common stock will decrease from 40,214,302 shares, or 59.4% before the offering, to 36,673,760 shares, or 51.9% after the offering.

                          DESCRIPTION OF CAPITAL STOCK

    THE FOLLOWING SUMMARY DESCRIBES THE MATERIAL TERMS OF OUR CAPITAL STOCK. HOWEVER, YOU SHOULD REFER TO THE ACTUAL TERMS OF OUR CAPITAL STOCK CONTAINED IN OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

    As of December 31, 2000, our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.002 per share, and 1,000,000 shares of our preferred stock, par value $0.01 per share. As of the same date, we had 67,700,340 shares of common stock and no shares of preferred stock outstanding.

COMMON STOCK

    Subject to the rights of the holders of any preferred stock that may be outstanding, each holder of common stock on the applicable record date is entitled to receive dividends as may be declared by our board of directors out of funds legally available to pay dividends, and, in the event of liquidation, to share ratably in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock. Common stock will vote together as a single class on all matters presented to a vote of stockholders, including the election of directors. Each holder of common stock is entitled to one vote for each share held of record on the applicable record date for all of these matters. Stonington benefits from an agreement with the other parties to the Stockholders' Agreement described under "Related Party Transactions," pursuant to which these parties will vote with Stonington in favor of nominations and removals of directors by Stonington. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to common stock. All outstanding shares of common stock are, and the shares of common stock sold in the offerings will be when issued, fully paid and nonassessable.

PREFERRED STOCK

    Our board of directors has the authority to issue shares of preferred stock in one or more series and to fix, by resolution, the voting powers, and designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, including the number of shares in each series (which our board of directors may increase or decrease as permitted by Delaware law), liquidation preferences, dividend rates, conversion rights and redemption provisions of the shares constituting any series, without any further vote or action by the stockholders. Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights or both. Although our board of directors has no present plans to do so, it could issue one or more series of preferred stock, without stockholder approval, that could, depending on the terms of such series, restrict dividends on the common stock, dilute the voting power of the common stock, impair the liquidation rights of the common stock or impede the completion of a merger, tender offer or other takeover attempt.

DELAWARE GENERAL CORPORATION LAW

    We are subject to Section 203 of the Delaware General Corporation Law.
Section 203 generally prevents Delaware corporations from engaging in a business combination with any "interested stockholder" for three years following the date that the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, an "interested stockholder" is a person, together with affiliates and associates, who owns 15% or more of a corporation's voting stock. The existence of this provision may delay or make more difficult the acquisition of our company by means of a hostile tender offer, open market purchases, a proxy contest or otherwise.

ACTION BY WRITTEN CONSENT

    Under the Delaware General Corporation Law, unless the certificate of incorporation expressly prohibits action by the written consent for stockholders, any action required or permitted to be taken by our stockholders at a duly called annual or special meeting of stockholders may be taken by a consent in writing executed by stockholders possessing the requisite votes for the action to be taken. Our certificate of incorporation does not expressly prohibit action by the written consent of stockholders. As a result, Stonington, as holder of 53.9% of our total voting power after the offering, without giving effect to the exercise of the underwriters' over-allotment options, will be able to take any action to be taken by stockholders without the necessity of holding a stockholder meeting. We intend, however, to hold annual meetings of stockholders.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, L.L.C.

LISTING

    Our shares of common stock are quoted on the Nasdaq National Market under the symbol "PBSC."

                          DESCRIPTION OF INDEBTEDNESS

SENIOR SUBORDINATED NOTES

    During 1997, we issued $150,000,000 principal amount of 9.375% senior subordinated notes due March 1, 2007. We used the net proceeds from the sale of the notes, in connection with the 1997 recapitalization, to repay outstanding indebtedness under previous obligations and to repurchase certain of our outstanding shares of common stock.

    We issued and sold our notes in March 1997 in a transaction not registered under the Securities Act, and subsequently registered them with the SEC in an exchange offer that we completed in June 1997. In 2000, we repurchased approximately $32.0 million of our notes in the open market, using proceeds from our initial public offering. As of December 31, 2000, there were $118,145,000 in aggregate principal amount of notes outstanding.

    We have the right to redeem our notes in cash, at any time on or after March 1, 2002, at redemption prices ranging from 104.688% to 100.000% depending on the timing of redemption.

    In the event of a "change in control" of Packard BioScience Company, as defined in the indenture governing the notes, a holder of notes generally has the right to require us to purchase all or a portion of its notes at a purchase price equal to 101% of the notes' principal amount. In addition, under the terms of the notes, if we sell assets for net proceeds exceeding $10 million and within the following 360 days we do not use these proceeds to replace the assets sold or permanently repay our senior indebtedness as provided in our credit agreement, as amended and restated, we must use proceeds that are not so reinvested to repurchase notes. We currently estimate that, if we complete our sale of Canberra and are unable to use the net proceeds to replace the assets sold within 360 days of the completion of the sale, we would be required to repurchase approximately $80 million of notes.

    The notes are unsecured senior subordinated obligations of Packard BioScience Company and any payment of or on the notes is subordinated to the payment to all of our existing and future senior indebtedness, including indebtedness under our senior credit facility.

    Under the terms of the notes, we are subject to limitations and restrictions with respect to, among other things, the incurrence of additional senior or subordinated indebtedness, the payment by us or our subsidiaries of dividends or other distributions, the repurchase by us or our subsidiaries of our capital stock, the making of investments and acquisitions, the entering into certain transactions with affiliates, the disposition of proceeds of asset sales, the incurrence of liens, guarantees by subsidiaries, the issuance of preferred stock of subsidiaries, and mergers, consolidations or the sale of all or substantially all of our assets. We do not believe that these covenants will prevent us from implementing our business plan or executing our strategy. As of September 30, 2000 we are in compliance with all covenants under our notes.

    The notes are not listed, and we do not intend to apply for listing, on any securities exchange or automated quotation system.

SENIOR CREDIT AGREEMENT

    During 1997, in connection with the 1997 recapitalization, we entered into a senior credit agreement with a group of banks which provided for a term loan facility and a revolving credit facility. In August 2000, we amended and restated the credit agreement to eliminate the term loan and increase the revolving credit borrowing capacity from $75 million to $100 million. Under the terms of the amended and restated credit agreement, the outstanding revolving credit facility balance, if any, is due and payable on August 17, 2005. In connection with the amendment and restatement, we also modified certain financial covenants, including the calculation of our consolidated leverage ratio. Revolving credit borrowings bear interest at rates within a range, subject to the consolidated leverage ratio we achieve.

U.S. dollar denominated borrowings bear interest, at our option, at the customary base rate plus 0.25% to 1.75% or the Eurodollar rate plus 1.25% to 2.75%. Borrowings in currencies other than the U.S. dollar bear interest at the cost of funds rate plus a margin. The amended and restated credit agreement requires a 0.5% commitment fee, adjusted downward if we achieve a consolidated leverage ratio of 2:00 to 1:00 or less.

    We are required under the credit agreement to reduce the commitments under the revolving credit facility under certain circumstances, including upon certain asset sales and issuance of debt or equity securities. Mandatory prepayments or commitment reductions are applied to the permanent reduction of the revolving credit facility. Each bank that is a holder of term loans under the term loan facility has the right to refuse any mandatory prepayment, in which case we would retain the amount so refused.

    The credit agreement contains certain financial covenants, including a minimum fixed charge coverage test, a minimum interest coverage test and a maximum leverage test, and other customary affirmative and negative covenants relating to, among other things, limitations on other indebtedness, liens, investments, guarantees, restricted payments, mergers and acquisitions, sales of assets, leases, transactions with affiliates and conduct of business, with customary exceptions and baskets. The credit agreement also provides for customary events of default, including failure to make payments when due, failure to make interest payments or payments of fees after a grace period, cross-defaults, violations of covenants, material inaccuracies of representations and warranties, bankruptcy, material judgments, invalidity of guaranties or any security document and certain changes of control. In connection with the credit agreement, we pledged as collateral substantially all of our and most of our domestic subsidiaries' tangible and intangible assets, and 65% of the capital stock of our foreign subsidiaries.

    In April 2000, we used $68.2 million of the proceeds from our initial public offering to repay the remaining term facility (amounting to $37.3 million) and the U.S. dollar denominated balance (amounting to $30.9 million) of the revolving credit facility under our credit agreement.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Future sales of substantial amounts of our common stock in the public market, or the perception that substantial sales may occur, could adversely affect the prevailing market price of our common stock. After completion of the offering, there will be 70,700,340 shares of our common stock outstanding. Of these shares, approximately 36,116,218 shares (37,616,218 shares if the underwriters' over-allotment options are exercised in full) will be freely transferable under the Securities Act. All the remaining shares of common stock may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, including an exemption contained in Rule 144 under the Securities Act.

    RULE 144

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns "restricted securities" may not sell those securities until they have been beneficially owned for at least one year. Thereafter, the person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the then outstanding shares of common stock (approximately 707,000 shares immediately after the offering); and

    - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

    Sales under Rule 144 are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about us and may be effected only through unsolicited brokers' transactions.

    Under Rule 144(k), a person who is not deemed an "affiliate" of us at any time during the 90 days preceding a sale would be entitled to sell his, her or its restricted shares under Rule 144 without regard to the volume or other limitations described above, provided that two years have elapsed since the restricted shares were acquired from us or one or our affiliates. Immediately after the offering, substantially all of the shares of our common stock not sold in this offering will be available for sale under Rule 144(k), subject only to the restrictions set forth in the Stockholders' Agreement described under "Related Party Transactions--Stockholders' Agreement," and the lock-up arrangements described below.

    LOCK-UPS

    We, our directors, executive officers and principal stockholders have agreed with the underwriters that, during the period beginning from the date of this prospectus and continuing to and including the date 90 days after the date of this prospectus, we, our directors, executive officers and principal stockholders will not offer, sell, contract to sell or otherwise dispose of any shares of our common stock or any securities of Packard BioScience Company that are substantially similar to the shares of the common stock or that are convertible into or exchangeable for securities which are substantially similar to the shares of common stock (other than, in the case of Packard BioScience Company, pursuant to our existing employee benefit plans and, in the case of our directors and executive officers, an amount equal to 10% of each of their respective outstanding shares of our common stock as of the date of this prospectus, excluding shares included in this offering) without the prior written consent of Merrill Lynch & Co., except for the shares of common stock offered in connection with the offering. The lock-up agreements by these persons (other than, in the case of our directors and executive officers, an amount equal to 10% of each of their respective outstanding shares as of the date of this prospectus, excluding shares included in this offering) cover over 50% of the shares of our common stock outstanding prior to the offering.

    STOCK PLANS

    We have filed registration statements on Form S-8 to register approximately
9.2 million shares of our common stock that were issuable under our stock plans, as of December 31, 2000, as described under "Management." As of that time, there were outstanding options to purchase an aggregate of 7,277,600 shares of our common stock, 5,960,600 of which were vested. All shares of common stock issuable upon exercise of options granted or to be granted under our stock plans are freely tradable without restrictions under the Securities Act, except to the extent held by one of our affiliates (in which case they will be subject to the limitations of Rule 144 described above). In addition, we have an obligation to register the resale of up to approximately 31.2 million shares upon certain conditions, such as the registration of other shares of our common stock, including as described under "Related Party Transactions--Registration Rights."

    No prediction can be made as to the effect, if any, that market sales of restricted shares or the availability of restricted shares for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock and could impair our future ability to raise capital through an offering of our equity securities.

    OTHER SALES

    We have authorized our officers and directors to implement stock sales plans pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934 that are approved in advance by us. Pursuant to these plans, an individual may sell, on a periodic basis, up to 10% of his aggregate equity holdings per year, or a greater amount in the case of Mr. McKernan who has announced his plans to retire. Sales of stock under these plans are intended to allow officers and directors to take advantage of the protections offered by Rule 10b5-1 and to sell a limited number of shares each year for diversification purposes. Once the plans have been implemented, the officers and directors will not exercise any discretion as to the timing or pricing of such sales. A number of officers have notified us of their intention to adopt such plans.

                       MATERIAL UNITED STATES FEDERAL TAX
                      CONSIDERATIONS FOR NON-U.S. HOLDERS

    The following is a general discussion of certain U.S. federal income and estate tax considerations with respect to the ownership and disposition of common stock applicable to Non-U.S. Holders. In general, a "Non-U.S. Holder" is any holder other than:

    - a citizen or resident of the United States;

    - a corporation created or organized in the United States or under the laws of the United States or of any state;

    - an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; and

    - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

    This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury Regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service, and all other applicable authorities, all of which are subject to change (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income and estate taxation or any aspects of state, local, or non-U.S. taxes, nor does it consider any specific facts or circumstances that may apply to a particular Non-U.S. Holder that may be subject to special treatment under the U.S. federal tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers, dealers in securities, and certain U.S. expatriates). Accordingly, prospective investors are urged to consult their tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of common stock.

DIVIDENDS

    In general, dividends paid to a Non-U.S. Holder will be subject to U.S. withholding tax at a 30% rate of the gross amount (or a lower rate prescribed by an applicable income tax treaty) unless the dividends are effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States and, if a treaty applies, are attributable to a permanent establishment of the Non-U.S. Holder within the United States. Dividends effectively connected with such a U.S. trade or business and, if a treaty applies, attributable to such a U.S. permanent establishment of a Non-U.S. Holder, generally will not be subject to U.S. withholding tax if the Non-U.S. Holder files certain forms, including Internal Revenue Service Form W-8ECI (or any successor form), with the payor of the dividend, and generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the repatriation from the United States of its "effectively connected earnings and profits," subject to certain adjustments. Under Treasury Regulations which recently became effective (the "Regulations"), a Non-U.S. Holder will be required to satisfy certain certification requirements in order to claim a reduced rate of withholding under an applicable income tax treaty. In addition, under the Regulations, in the case of common stock held by a foreign partnership, the certification requirements generally are applied to the partners of the partnership, unless the partnership agrees to become a "withholding foreign partnership" and the partnership agrees to provide specified information. The Regulations also provide "look-through" rules for tiered partnerships.

GAIN OR SALE OR OTHER DISPOSITION OF COMMON STOCK

    In general, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the holder's shares of common stock unless:

    - the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States and, if a treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder (in which case the branch profits tax discussed above may also apply if the Non-U.S. Holder is a corporation);

    - the Non-U.S. Holder is an individual who holds shares of common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of disposition and certain other tests are met;

    - the Non-U.S. Holder is subject to tax under the provisions of the Internal Revenue Code regarding the taxation of certain U.S. expatriates; or

    - we are or have been a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes (which we do not believe that we currently are, or will become) at any time within the shorter of the five-year period preceding such disposition and such Non-U.S. Holder's holding period. If we were or were to become a USRPHC at any time during this period, gains realized upon a disposition of common stock by a Non-U.S. Holder that did not directly or indirectly own more than 5% of the common stock during this period would not be subject to U.S. federal income tax, provided that common stock is "regularly traded on an established securities market" (within the meaning of Section 897(c)(3) of the Code).

ESTATE TAX

    Common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of death will be includible in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provided otherwise, and therefore may be subject to U.S. federal estate tax.

BACKUP WITHHOLDING, INFORMATION REPORTING AND OTHER REPORTING REQUIREMENTS

    We must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S Holder resides or is established.

    U.S. backup withholding tax is imposed at the rate of 31% on applicable payments to persons that fail to furnish the information required under the U.S. information reporting requirements.

    Under the Regulations, the payment of dividends or the payment of proceeds from the disposition of common stock to a Non-U.S. Holder may be subject to information reporting and backup withholding unless the recipient satisfies the certification requirements of the Regulations by proving its non-U.S. status or otherwise establishes an exemption.

    The payment of proceeds from the disposition of common stock to or through a U.S. office of a broker will be subject to information reporting and backup withholding, unless the beneficial owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder or otherwise establishes an exemption. The payment of proceeds from the disposition of common stock to or through a Non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of proceeds from a disposition of common stock paid to or though a non-U.S. office of a broker that is:

    - a U.S. person;

    - a "controlled foreign corporation" for U.S. federal income tax purposes;

    - a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

    - a foreign partnership if at any time during its tax year a) one or more of its partners are United States persons, as defined for U.S. federal income tax purposes, who in the aggregate hold more than 50% of the income or capital interests in the partnership or b) the foreign partnership is engaged in a U.S. trade or business, information reporting (but not backup withholding) will apply unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no actual knowledge to the contrary).

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

    THE FOREGOING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE NON-U.S. HOLDER OF COMMON STOCK SHOULD CONSULT THAT HOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF COMMON STOCK.

                                  UNDERWRITING

    We intend to offer the shares in the U.S. and Canada through the U.S. underwriters and elsewhere through the international managers. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc., Banc of America Securities LLC and Robert W.
Baird & Co. Incorporated are acting as U.S. representatives of the U.S. underwriters named below. Subject to the terms and conditions described in a U.S. purchase agreement among us, the selling stockholders, certain other stockholders and the U.S. underwriters, and concurrently with the sale of shares to the international managers, we and the selling stockholders have agreed to sell to the U.S. underwriters, and the U.S. underwriters severally have agreed to purchase from us and the selling stockholders and concurrently with the sale of shares to the international managers, the number of shares listed opposite their names below.

                                                               NUMBER
U.S. UNDERWRITER                                              OF SHARES
                                                              ---------
    Merrill Lynch, Pierce, Fenner & Smith
              Incorporated .................................
    Credit Suisse First Boston Corporation..................
    J.P. Morgan Securities Inc..............................
    Banc of America Securities LLC..........................
    Robert W. Baird & Co. Incorporated......................
                                                              ---------
              Total.........................................  8,000,000
                                                              =========

    We, the selling stockholders and certain other stockholders have also entered into an international purchase agreement with the international managers for sale of the shares outside the U.S. and Canada for whom Merrill Lynch International, Credit Suisse First Boston (Europe) Limited, J.P. Morgan Securities Ltd., Bank of America International Limited and Robert W. Baird & Co. Incorporated are acting as lead managers. Subject to the terms and conditions in the international purchase agreement, and concurrently with the sale of shares to the U.S. underwriters pursuant to the U.S. purchase agreement, we and the selling stockholders have agreed to sell to the international managers, and the international managers severally have agreed to purchase 2,000,000 shares from us and the selling stockholders. The public offering price per share and the total underwriting discount per share are identical under the international purchase agreement and the U.S. purchase agreement.

    The U.S. underwriters and the international managers have agreed to purchase all of the shares sold under the U.S. and international purchase agreements if any of these shares are purchased. If an underwriter defaults, the U.S. and international purchase agreements provide that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings for the sale of shares to be purchased by the U.S. underwriters and the international managers are conditioned on one another.

    We and the selling stockholders have agreed to indemnify the U.S. underwriters and the international managers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the U.S. underwriters and the international managers may be required to make in respect of those liabilities.

    The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreements, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

    The U.S. representatives have advised us and the selling stockholders that the U.S. underwriters propose initially to offer the shares to the public at the public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $ per share. The U.S. underwriters may allow, and the dealers may reallow, a discount not in excess of $ per share to other dealers. After the offering, the public offering price, concession and discount may be changed.

    The following table shows the public offering price, underwriting discount and proceeds before expenses to Packard BioScience Company and the selling stockholders. The information assumes either no exercise or full exercise by the U.S. underwriters and the international managers of their over-allotment options.

                                                  PER SHARE   WITHOUT OPTIONS   WITH OPTIONS
                                                  ---------   ---------------   ------------
Public offering price...........................  $              $                $
Underwriting discount...........................  $              $                $
Proceeds, before expenses, to Packard
  BioScience....................................  $              $                $
Proceeds to selling stockholders................  $              $                $

    The expenses of the offering, not including the underwriting discount, are estimated at $1.5 million and are payable by us.

OVER-ALLOTMENT OPTIONS

    The selling stockholders have granted options to the U.S. underwriters to purchase up to 1,200,000 additional shares at the public offering price less the underwriting discount. The U.S. underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any over-allotments. If the U.S. underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreements, to purchase a number of additional shares proportionate to that U.S. underwriter's initial amount reflected in the above table.

    The selling stockholders have also granted options to the international managers, exercisable for 30 days from the date of this prospectus, to purchase up to 300,000 additional shares to cover any over-allotments on terms similar to those granted to the U.S. underwriters.

INTERSYNDICATE AGREEMENT

    The U.S. underwriters and the international managers have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the U.S. underwriters and the international managers may sell shares to each other for purposes of resale at the public offering price, less an amount not greater than the selling concession. Under the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares will not offer to sell or sell shares to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, except in the case of transactions under the intersyndicate agreement. Similarly, the international managers and any dealer to whom they sell shares will not offer to sell or sell shares to U.S. persons or Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions under the intersyndicate agreement.

NO SALES OF SIMILAR SECURITIES

    We, our executive officers and directors and the selling stockholders have agreed generally, subject to exceptions, not to sell or transfer common stock for 90 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, we and these other individuals will agree not to directly or indirectly:

    - offer, pledge, sell or contract to sell any common stock;

    - sell any options or contract to purchase any common stock;

    - purchase any options or contract to sell any common stock;

    - grant any options, right or warrant for the sale of any common stock;

    - lend or otherwise dispose of or transfer any common stock;

    - request or demand that we file a registration statement related to the common stock; or

    - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

    This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The restrictions described above do not apply to the shares sold to the underwriters under this prospectus.

QUOTATION ON THE NASDAQ NATIONAL MARKET

    The shares are quoted on the Nasdaq National Market under the symbol "PBSC."

NASD REGULATIONS

    The underwriters will not confirm sales of the common stock to any account over which they exercise discretionary authority without the prior written specific approval of the customer.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

    Until the distribution of the common shares is completed, SEC rules may limit the underwriters from bidding for or purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common shares, such as bids or purchases to peg, fix or maintain that price.

    The underwriters may purchase and sell the common shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover position created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offering.

    The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    Similar to other purchase transactions, the underwriters' purchases to cover the syndicated short sales may have the effect of raising or maintaining the market price of the common shares or preventing or retarding a decline in the market price of the common shares. As a result, the price of the common shares may be higher than the price that might otherwise exist in the open market.

    Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common shares. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

PASSIVE MARKET MAKING

    In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

OTHER RELATIONSHIPS

    Banc of America Securities LLC is an affiliate of a lender under our senior credit facility. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, other investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. Messrs. End, Hoecker and Michas, who are Directors of our company, are also Directors and/or former consultants to Merrill Lynch Capital Partners, Inc., which is associated with Merrill Lynch, Pierce, Fenner & Smith Incorporated. They have received, and may in the future receive, customary fees in connection with consulting services performed.

    In addition, affiliates of Robert W. Baird & Co. Incorporated own an aggregate of 1,373,030 shares of our common stock and affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated own an aggregate of 1,056,175 shares of our common stock. Further, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, J.P. Morgan Securities Inc. and Robert W. Baird & Co. Incorporated are affiliates of Limited Partners of the Stonington Capital Appreciation 1994 Fund, L.P. George Montgomery, an employee of Chase Securities Inc., which is an affiliate of J.P. Morgan Securities Inc., also owns 50,000 shares of our common stock.

                                 LEGAL MATTERS

    The validity of the shares of common stock will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York, for the selling shareholders by Day, Berry & Howard, Hartford, Connecticut, and for the underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

    The consolidated financial statements and schedule of Packard BioScience Company as of December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    Ernst & Young LLP, independent auditors, have audited the statements of net assets sold of GSLI Life Sciences as of December 31, 1998 and 1999 and the statements of net sales, cost of sales and direct operating expenses for the years then ended as set forth in their report. These financial statements are included in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act and we file reports, proxy and information statements and other information with the SEC. You may inspect and copy these reports, proxy and information statements and other information at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's Regional Offices located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of these materials may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC also maintains a world wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as us which file electronically with the SEC. The registration statement, including all exhibits thereto and amendments thereof, is available on that Web site.

    We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to that registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of that contract or document filed as an exhibit to the registration statement, each of these statements being qualified in all respects by that reference. The registration statement, including exhibits, schedules and amendments thereto, may be inspected and copied at the locations described above, or obtained upon payment of fees prescribed by the SEC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
PACKARD BIOSCIENCE COMPANY

Interim Condensed Consolidated Financial Statements:

  Condensed Consolidated Balance Sheets as of December 31,
    1999 and September 30, 2000 (unaudited).................     F-2

  Condensed Consolidated Statements of Income (Loss) for the
    Three and Nine Months Ended September 30, 1999 and 2000
    (unaudited).............................................     F-3

  Condensed Consolidated Statements of Cash Flows for the
    Nine Months Ended September 30, 1999 and 2000
    (unaudited).............................................     F-4

  Notes to Condensed Consolidated Financial Statements
    (unaudited).............................................     F-5

Audited Consolidated Financial Statements:

  Report of Independent Public Accountants..................    F-12

  Consolidated Balance Sheets as of December 31, 1998 and
    1999....................................................    F-13

  Consolidated Statements of Income (Loss) for the Years
    Ended December 31, 1997, 1998 and 1999..................    F-14

  Consolidated Statements of Comprehensive Income (Loss) for
    the Years Ended December 31, 1997, 1998 and 1999........    F-15

  Consolidated Statements of Stockholders' Equity (Deficit)
    for the Years Ended December 31, 1997, 1998 and 1999....    F-16

  Consolidated Statements of Cash Flows for the Years Ended
    December 31, 1997, 1998 and 1999........................    F-18

  Notes to Consolidated Financial Statements................    F-19

GSI LUMONICS, INC.--LIFE SCIENCES BUSINESS

Independent Auditors' Report................................    F-41

Statements of Net Assets Sold as of December 31, 1998 and
  1999 and September 30, 2000 (unaudited)...................    F-42

Statements of Net Sales, Cost of Sales and Direct Operating
  Expenses for Years Ended December 31, 1998 and 1999 and
  the Nine Months Ended September 30, 1999 and 2000
  (unaudited)...............................................    F-43

Notes to Financial Statements...............................    F-44

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                 AS OF DECEMBER 31, 1999 AND SEPTEMBER 30, 2000
                                 (IN THOUSANDS)

                                                              DECEMBER 31, 1999    SEPTEMBER 30, 2000
                                                              ------------------   -------------------
                                                                                       (UNAUDITED)
                                                ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................       $  4,432              $ 52,828
  Accounts receivable, net..................................         34,163                26,112
  Inventories, net..........................................         18,791                19,075
  Deferred income taxes.....................................          3,695                 4,160
  Net current assets of discontinued operations (Note 7)....         31,382                27,756
  Other.....................................................          3,558                 3,913
                                                                   --------              --------
    Total current assets....................................         96,021               133,844
                                                                   --------              --------
PROPERTY, PLANT AND EQUIPMENT, at cost......................         24,804                27,332
  Less: Accumulated depreciation............................        (11,560)              (12,851)
                                                                   --------              --------
                                                                     13,244                14,481
                                                                   --------              --------
OTHER ASSETS:
  Goodwill, net of accumulated amortization.................         19,855                20,415
  Deferred financing costs, net of accumulated
    amortization............................................          6,801                 4,538
  Net noncurrent assets of discontinued operations (Note
    7)......................................................         36,428                38,404
  Other.....................................................         10,209                 9,390
                                                                   --------              --------
                                                                     73,293                72,747
                                                                   --------              --------
                                                                   $182,558              $221,072
                                                                   ========              ========

                            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Notes payable.............................................       $  2,429              $  2,389
  Current portion of long-term debt.........................          1,787                 1,302
  Accounts payable and accrued liabilities..................         42,579                17,775
  Deferred income...........................................         10,660                 9,250
                                                                   --------              --------
    Total current liabilities...............................         57,455                30,716
                                                                   --------              --------
LONG-TERM DEBT, less current portion........................        225,710               171,397
                                                                   --------              --------
DEFERRED INCOME TAXES.......................................          4,471                 4,493
                                                                   --------              --------
OTHER NONCURRENT LIABILITIES................................          2,812                 2,745
                                                                   --------              --------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT) (Note 3):
  Common stock..............................................            137                   164
  Paid-in capital...........................................          1,827               117,835
  Accumulated deficit.......................................        (12,895)              (20,579)
  Accumulated other comprehensive income (cumulative
    translation adjustment).................................            527                   813
                                                                   --------              --------
                                                                    (10,404)               98,233
  Treasury stock, at cost...................................        (96,920)              (86,083)
  Deferred compensation.....................................           (566)                 (429)
                                                                   --------              --------
    Total stockholders' equity (deficit)....................       (107,890)               11,721
                                                                   --------              --------
                                                                   $182,558              $221,072
                                                                   ========              ========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONDENSED CONSOLIDATED
                             FINANCIAL STATEMENTS.

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
        FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        THREE MONTHS ENDED     NINE MONTHS ENDED
                                                           SEPTEMBER 30,         SEPTEMBER 30,
                                                        -------------------   -------------------
                                                          1999       2000       1999       2000
                                                        --------   --------   --------   --------
                                                                       (UNAUDITED)
Revenues..............................................  $36,871    $37,030    $112,360   $115,446
Cost of sales.........................................   18,810     16,890      53,921     50,738
                                                        -------    -------    --------   --------
    Gross profit......................................   18,061     20,140      58,439     64,708
Research and development expenses.....................    5,748      6,674      16,693     19,950
Selling, general and administrative expenses (Note
  6)..................................................    9,952     11,962      29,357     39,328
                                                        -------    -------    --------   --------
    Income from operations............................    2,361      1,504      12,389      5,430
Interest expense, net.................................   (5,337)    (3,410)    (15,692)   (13,715)
                                                        -------    -------    --------   --------
    Loss from continuing operations before provision
      for income taxes and extraordinary items........   (2,976)    (1,906)     (3,303)    (8,285)
(Provision for) benefit from income taxes.............     (768)       667        (842)     2,900
                                                        -------    -------    --------   --------
    Loss from continuing operations before
      extraordinary items.............................   (3,744)    (1,239)     (4,145)    (5,385)
Income from discontinued operations, net of income
  taxes (Note 7)......................................    2,970      1,582       6,655        954
                                                        -------    -------    --------   --------
Income (loss) before extraordinary items..............     (774)       343       2,510     (4,431)
Extraordinary items, net of income taxes (Note 8).....       --       (615)         --        (48)
                                                        -------    -------    --------   --------
    Net income (loss).................................  $  (774)   $  (272)   $  2,510   $ (4,479)
                                                        =======    =======    ========   ========
Basic and Diluted Per Share Information:
  Loss from continuing operations before extraordinary
    items.............................................  ($ 0.08)   ($ 0.02)   ($  0.09)  ($  0.10)
  Income from discontinued operations, net............     0.06       0.03        0.15       0.02
  Extraordinary items, net............................       --      (0.01)         --         --
                                                        -------    -------    --------   --------
  Net income (loss)...................................  ($ 0.02)   $  0.00    $   0.06   ($  0.08)
                                                        =======    =======    ========   ========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONDENSED CONSOLIDATED
                             FINANCIAL STATEMENTS.

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000
                                 (IN THOUSANDS)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
                                                                  (UNAUDITED)
OPERATING ACTIVITIES OF CONTINUING OPERATIONS:
  Net income (loss).........................................  $  2,510   ($ 4,479)
  Adjustments to reconcile net income (loss) to loss from
    continuing operations:
    Income from discontinued operations, net................     6,655        954
                                                              --------   --------
    Loss from continuing operations.........................    (4,145)    (5,433)
  Adjustments to reconcile loss from continuing operations
    to net cash provided by (used for) operating activities:
    Non-cash stock compensation charges (Note 6)............        --      4,724
    Non-cash deferred financing fees write-off (Note 8).....        --      2,383
    Depreciation and amortization of intangibles............     5,045      5,287
    Amortization of deferred financing costs................     1,159      1,010
    Other, net..............................................      (230)        (5)
    Changes in operating assets and liabilities.............    (4,920)   (15,562)
                                                              --------   --------
      Net cash used for continuing operations...............    (3,091)    (7,596)
      Net cash provided by (used for) discontinued
        operations..........................................    (3,749)    10,193
                                                              --------   --------
      Net cash provided by (used for) operating
        activities..........................................    (6,840)     2,597
                                                              --------   --------

INVESTING ACTIVITIES OF CONTINUING OPERATIONS:
  Acquisitions of businesses, net of cash acquired..........    (4,546)    (6,947)
  Capital expenditures, net.................................    (4,422)    (4,555)
  Product lines, patent rights and licenses acquired........      (290)      (794)
                                                              --------   --------
    Net cash used for continuing operations.................    (9,258)   (12,296)
    Net cash used for discontinued operations...............   (26,885)    (3,399)
                                                              --------   --------
    Net cash used for investing activities..................   (36,143)   (15,695)
                                                              --------   --------

FINANCING ACTIVITIES:
  Borrowings under long-term obligations....................    52,342     74,315
  Repayments of long-term obligations.......................    (9,666)  (125,856)
  Purchase of treasury stock................................      (120)      (124)
  Proceeds from exercise of stock options...................        62      4,969
  Proceeds from sale of common stock, net of expenses.......        42    110,292
                                                              --------   --------
    Net cash provided by financing activities...............    42,660     63,596
                                                              --------   --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.....................    (1,428)    (2,047)
                                                              --------   --------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........    (1,751)    48,451
CASH AND CASH EQUIVALENTS, beginning of period..............     7,929      7,576
                                                              --------   --------
                                                                 6,178     56,027
Cash of discontinued operations.............................    (2,951)    (3,199)
                                                              --------   --------
CASH AND CASH EQUIVALENTS, end of period....................  $  3,227   $ 52,828
                                                              ========   ========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONDENSED CONSOLIDATED
                             FINANCIAL STATEMENTS.

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                          SEPTEMBER 30, 1999 AND 2000
                                  (UNAUDITED)

    The condensed consolidated financial statements and related notes included herein have been prepared by Packard BioScience Company (the "Company") without audit, except for the December 31, 1999, condensed consolidated balance sheet, which was derived from the Company's 1999 audited financial statements included herein. Certain information and footnote disclosures, which normally accompany financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted from the accompanying condensed consolidated financial statements, as permitted by the Securities and Exchange Commission's rules and regulations. The Company believes that the accompanying disclosures and notes are adequate to make the financial statements not misleading. Such financial statements reflect all adjustments which are normal and recurring and, in the opinion of management, necessary for a fair presentation of the results of operations and financial position of the Company for the periods reported herein. These financial statements should be read in conjunction with the 1999 consolidated financial statements and notes thereto included herein.

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

    GENERAL

    The accompanying financial statements have been prepared in accordance with the accounting policies described in Note 1 to the consolidated financial statements included in the Company's accompanying consolidated financial statements.

    The Company's condensed consolidated financial statements have been reclassified to reflect the net assets and operating results of the Canberra operating segment as a discontinued operation (see Note 7). The accompanying notes relate only to the Company's continuing operations unless otherwise noted.

    NEW ACCOUNTING STANDARDS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes the accounting and reporting standards for derivative instruments and for hedging activities. SFAS No. 133 was amended by SFAS No. 138. The Company purchases forward contracts to cover foreign exchange fluctuation risks on intercompany sales to certain of its foreign operations which are not designated as hedging instruments under SFAS No. 133, as amended. Effective January 1, 2001, the Company will reflect such forward contracts in its consolidated financial statements at their current market values based upon the actual exchange rates in effect as compared to the forward contracted rates. Any resulting gains and losses will be reflected in the Company's consolidated statements of income. This statement is not expected to have a material effect on the Company's consolidated operating results or financial position upon adoption.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB No. 101"). SAB No. 101, among other things, provides guidance on revenue recognition when customer acceptance and installation provisions exist. SAB
No. 101 must be adopted by the Company as of January 1, 2000 no later than the fourth quarter of 2000. The Company has quantified the impact of adopting SAB No. 101 and the effect on the Company's consolidated financial position and results of operations is DE MINIMIS since the

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES

                          SEPTEMBER 30, 1999 AND 2000
                                  (UNAUDITED)

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Company's previous revenue recognition policy substantially complied with SAB No. 101. Accordingly, no cumulative catch-up adjustment will be recorded.

    STOCK SPLIT

    On March 20, 2000, the Company's Board of Directors approved a 5 for 1 split of the Company's common stock and changed the par value of the Company's common stock to $0.002. All share and per share information included in the accompanying condensed consolidated financial statements and notes hereto have been restated to reflect the effect of the split.

    COMPREHENSIVE INCOME

    Comprehensive income (loss) for the nine months ended September 30, 1999 and 2000 was approximately $2.1 million and ($4.3) million, respectively.

    RECLASSIFICATIONS

    Certain reclassifications have been made to prior period information in order to make it consistent with the current period presentation.

2. INVENTORIES

    Inventories consisted of the following at December 31, 1999 and September 30, 2000 (in thousands):

                                              DECEMBER 31, 1999   SEPTEMBER 30, 2000
                                              -----------------   ------------------
Raw materials and parts.....................       $12,094              $10,717
Work in process.............................           644                  796
Finished goods..............................         9,315               10,201
                                                   -------              -------
                                                    22,053               21,714
Excess and obsolete reserves................        (3,262)              (2,639)
                                                   -------              -------
                                                   $18,791              $19,075
                                                   =======              =======

3. STOCKHOLDERS' EQUITY (DEFICIT)

    Below is a summary of the changes in selected components of stockholders' equity (deficit) for the nine months ended September 30, 2000 (in thousands):

                                                       COMMON    PAID-IN    ACCUMULATED   TREASURY
                                                       STOCK     CAPITAL      DEFICIT      STOCK
                                                      --------   --------   -----------   --------
Balance, December 31, 1999..........................    $137     $  1,827     ($12,895)   ($96,920)
Net loss............................................      --           --       (4,479)         --
Sale of stock, net..................................      27      107,781       (3,205)     10,837
Non-cash stock compensation charges.................      --        8,273           --          --
Restricted stock forfeitures........................      --          (46)          --          --
                                                        ----     --------     --------    --------
Balance, September 30, 2000.........................    $164     $117,835     ($20,579)   ($86,083)
                                                        ====     ========     ========    ========

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES

                          SEPTEMBER 30, 1999 AND 2000
                                  (UNAUDITED)

3. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
    On April 19, 2000, the Company completed a registration for public sale of 12 million shares of the Company's common stock (the "Offering"). The Offering raised approximately $110 million, including proceeds from the over-allotment option, after expenses. Sale of stock, net in the preceding table includes proceeds from the Offering and the exercise of stock options and sales and purchases of treasury stock.

4. ACQUISITIONS

    In March 2000, the Company acquired a 51% equity interest in Carl Consumable Products, LLC ("CCP") for an initial cash payment of $510,000, with an option to acquire the remaining 49% equity interest for (a) a cash payment of $490,000, plus (b) earn-out payments equal to 25% of the operating profit (as defined in the purchase agreement) of CCP in excess of $530,000 which is generated in each calendar year occurring during the four-year period following exercise of the option (unless the option is exercised prior to March 6, 2001, in which case the applicable earn-out percentage will be increased from 25% to 35%). As of September 30, 2000, no earnouts were accrued or paid. CCP is a new company formed to design and manufacture sophisticated pipette tips used in the liquid dispensing process of drug discovery and genomic research.

    In April 2000, the Company acquired certain net operating assets, primarily intangibles, of Cambridge Imaging Limited ("CIL"), effective March 31, 2000. The Company paid $1.25 million initially with additional contingent payments, up to $4.0 million, that may be made through April 2005, subject to the operations achieving certain post-acquisition performance levels through calendar year 2004. As of September 30, 2000, no earnouts were accrued or paid. The assets and technology acquired will be used to develop and manufacture biomedical imaging technology and devices.

    The above acquisitions have been accounted for using the purchase method of accounting and, accordingly, the purchase prices have been allocated to the assets purchased and the liabilities assumed based upon the estimated fair values at the dates of acquisition. The excess of the purchase prices, in the aggregate, over the fair values of the net assets acquired has been reflected as goodwill in the accompanying condensed consolidated balance sheets. Net goodwill totals approximately $20.4 million as of September 30, 2000. The goodwill amount includes contingent payments earned through September 30, 2000, and will increase to the extent future contingent payments are earned. The goodwill is being amortized on a straight-line basis over 20 to 40 years from the initial acquisition dates.

    The pro forma impact of the CCP and CIL acquisitions is immaterial to the Company's historical actual results of operations. Accordingly, no pro forma information is presented related to these acquisitions.

5. EARNINGS PER SHARE

    Basic earnings per share is computed based upon the weighted average shares outstanding during each of the periods presented. Diluted earnings per share is computed based upon the weighted average shares outstanding during each of the periods presented, including the impact of outstanding options, determined under the treasury stock method, to the extent their inclusion is dilutive. Basic and

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES

                          SEPTEMBER 30, 1999 AND 2000
                                  (UNAUDITED)

5. EARNINGS PER SHARE (CONTINUED)
diluted weighted average shares outstanding during the three and nine months ended September 30, 1999 and 2000 are as follows (in thousands):

                                                          THREE MONTHS ENDED          NINE MONTHS ENDED
                                                            SEPTEMBER 30,               SEPTEMBER 30,
                                                        ----------------------      ----------------------
                                                          1999          2000          1999          2000
                                                        --------      --------      --------      --------
Basic and diluted weighted average shares
  outstanding.....................................       45,762        62,118        45,754        55,785
                                                         ======        ======        ======        ======

    For all periods presented in the accompanying condensed consolidated statements of income (loss), common stock equivalents were excluded from diluted weighted average shares outstanding as their effect was anti-dilutive due to the loss from continuing operations. The dilutive effect of outstanding stock options would have been 2,095,000 and 4,140,000 during the three-month periods ended September 30, 1999 and 2000, respectively, and 2,116,000 and 4,405,000 during the nine-month periods ended September 30, 1999 and 2000, respectively.

6. STOCK COMPENSATION CHARGES

    In December 1999, the Company granted certain options to employees which, in accordance with financial reporting guidelines, required the Company to recognize compensation expense over the vesting period of such options. On
March 20, 2000, the Company's Board of Directors approved the acceleration of the vesting of all outstanding unvested stock options, making them 100% vested, effective March 17, 2000. This resulted in the recognition of non-cash compensation charges of $4.1 million and $3.1 million for continuing and discontinued operations, respectively, during the three months ended March 31, 2000.

    In March 2000, certain members of the Company's management gifted shares of their own Company common stock to substantially all of the Company's employees who did not own shares or options to purchase shares of the Company's common stock on the date of the gifting. This resulted in non-cash compensation charges of $0.6 million and $0.4 million for continuing and discontinued operations, respectively, during the three months ended March 31, 2000.

    Both of the charges for continuing operations are included in selling, general and administrative expenses in the accompanying condensed consolidated statements of income (loss).

7. DISCONTINUED OPERATIONS

    On November 29, 2000, the Company announced an agreement to sell its Canberra operating segment ("Canberra") to COGEMA, S.A. for $170 million. The estimated net proceeds, after the provision for income taxes and cash expenses directly related to the sale and after the repurchase of options held by Canberra employees, are expected to be in the range of $120 million to $130 million. The Company expects to complete the sale during the first quarter of 2001. This transaction is subject to federal regulatory approval and other customary closing conditions.

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES

                          SEPTEMBER 30, 1999 AND 2000

                                  (UNAUDITED)

7. DISCONTINUED OPERATIONS (CONTINUED)

    Amounts previously reported for Canberra have been reclassified and presented as discontinued operations in the accompanying condensed consolidated financial statements. Summary information of the discontinued operations is as follows (in thousands):

                                          THREE MONTHS ENDED     NINE MONTHS ENDED
                                             SEPTEMBER 30,         SEPTEMBER 30,
                                          -------------------   -------------------
                                            1999       2000       1999       2000
                                          --------   --------   --------   --------
Revenues................................  $27,146    $23,278    $72,838    $67,817
Total costs and expenses................  (24,299)   (20,758)   (64,554)   (66,227)
(Provision for) benefit from income
  taxes.................................      123       (938)    (1,629)      (636)
                                          -------    -------    -------    -------
  Income from discontinued operations,
    net.................................  $ 2,970    $ 1,582    $ 6,655    $   954
                                          =======    =======    =======    =======

    For purposes of presenting operating results of the Company's continuing operations, all corporate interest expense and interest income has been charged or credited to continuing operations. Corporate interest expense consists of all interest associated with the subordinated notes, term loan facility and revolving credit facility. Corporate interest income represents income earned on corporate invested funds. Included in discontinued operations is interest expense on local borrowings related to the applicable foreign subsidiaries of $0.5 million and $0.1 million for the nine months ended September 30, 1999 and 2000, respectively.

    Results of discontinued operations for the nine-month period ended
September 30, 2000, include charges associated with accelerated option vesting and gifted shares of Company's common stock (see Note 6) totaling $3.5 million, and results of discontinued operations for the nine-month period ended
September 30, 1999 include a $1.0 million charge associated with writing-off the step-up in inventory acquired in connection with Canberra's April 1, 1999 acquisition of the net operating assets of Tennelec, Inc. Net assets of the discontinued operations consisted of the following (in thousands):

                                                      DECEMBER 31,   SEPTEMBER 30,
                                                          1999           2000
                                                      ------------   -------------
Total current assets................................     $51,543        $46,024
Total current liabilities...........................     (20,161)       (18,268)
                                                         -------        -------
  Net current assets................................     $31,382        $27,756
                                                         =======        =======
Total noncurrent assets.............................     $39,703        $41,839
Total noncurrent liabilities........................      (3,275)        (3,435)
                                                         -------        -------
  Net noncurrent assets.............................     $36,428        $38,404
                                                         =======        =======

    In December 2000, the Company's board of directors approved a modification to the Company's existing employee stock option plans allowing the Canberra employees to exercise their outstanding stock options within the 90 days immediately following the closing of the sale. This modification extends the previous provisions of the stock option agreements thereby creating a compensation charge for all outstanding options for Canberra employees when the employees separate from the Company. The estimated charge of approximately $12.5 million will be reflected as a component of the gain on disposal of discontinued operations.

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES

                          SEPTEMBER 30, 1999 AND 2000

                                  (UNAUDITED)

8. EXTRAORDINARY ITEMS

    In April 2000, the Company utilized $68.2 million of the proceeds from the Offering (see Note 3) to pay off its remaining term facility ($37.3 million) and the U.S. dollar denominated balance of its revolving credit facility
($30.9 million). In May 2000, the Company repurchased approximately
$22.5 million of its senior subordinated notes in the open market at a discount; and in August 2000, the Company repaid the amount outstanding on its revolving credit facility and entered into an amended and restated its revolving credit agreement. Due to the extinguishment of the facility, unamortized fees associated with the revolving credit facility were written-off.

    The senior subordinated notes were repurchased at a discount resulting in a gain of $2.3 million. The Company expensed the remaining unamortized balance of deferred financing fees associated with the term loan and original revolving credit agreement, as well as that portion applicable to the senior subordinated notes that were repurchased. The deferred fees write-off of $2.4 million, net of the gain on the repurchase, is presented as extraordinary items, net of income taxes, in the accompanying condensed consolidated financial statements.

9. AMENDED AND RESTATED CREDIT AGREEMENT

    In August 2000, the Company amended and restated its revolving credit facility (the "Amended Agreement"). The Amended Agreement increased the amount available under the facility from $75 million to $100 million. However, upon completion of the sale of Canberra, the facility will be reduced to $65 million. In addition, certain of the financial covenants were made less restrictive than those of the previous facility.

10. SUBSEQUENT EVENTS

    ACQUISITIONS

    Effective October 1, 2000, the Company acquired the net operating assets of a division of GSI Lumonics, Inc. ("GSLI") (now operating as a division of Packard BioChip Technologies, LLC, a wholly-owned subsidiary of the Company). The total amount paid consisted of approximately $40 million in cash and
4.5 million shares of Company common stock valued for accounting purposes at $65.2 million. GSLI is a leading provider of imaging equipment for biochip and microarray applications. The GSLI acquisition has been accounted for using the purchase method. The acquisition resulted in a charge in October 2000 totaling $12.1 million to write-off the value assigned to acquired in-process research and development which had not yet reached technological feasibility, based upon an appraisal using the percentage of completion method. Goodwill related to this acquisition of approximately $90.5 million will be amortized over a 20-year period.

    The following unaudited consolidated information is presented on a pro forma basis, as if the GSLI acquisition had occurred as of the beginning of the periods presented. In the opinion of management, the pro forma information reflects all adjustments necessary for a fair presentation. The pro forma adjustments include the add-back of nonrecurring charges taken in connection with the acquisition associated with in-process research and development costs, amortization of goodwill

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES

                          SEPTEMBER 30, 1999 AND 2000

                                  (UNAUDITED)

10. SUBSEQUENT EVENTS (CONTINUED)
associated with the acquisition, adjustments to reflect additional interest expense relating to the financing of the acquisition and adjustments to reflect the related income tax effect of the above.

                                                                   NINE MONTHS
                                                                      ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                1999        2000
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                               PER SHARE AMOUNTS)
                                                                   (UNAUDITED)
Revenues....................................................  $121,057    $128,532
Income (loss) from operations...............................     9,606         (24)
Loss from continuing operations before extraordinary
  items.....................................................    (8,498)     (9,629)
Basic loss per share from continuing operations before
  extraordinary items.......................................  $  (0.17)   $  (0.16)

    In October 2000, the Company acquired an 8% equity interest in Agencourt Bioscience Corporation, a biotechnology company focused on providing nucleic acid purification kits and other assays for the genomics and proteomics marketplaces. The Company paid $1.25 million for this equity interest. Agencourt is controlled by three sons of the Company's Senior Vice President.

    LONG-LIVED ASSETS AND OTHER CHARGES

    In December 2000, the Company recorded a $1.9 million charge to reflect the impact of certain strategic changes. This charge includes $0.8 million to write-off fixed assets which have become impaired, $0.2 million of severance and lease termination costs and $0.9 million to write-off deferred costs associated with licenses to technology for which the Company will receive no longer receive any future benefit.

    EXTRAORDINARY ITEM

    In December 2000, the Company repurchased approximately $9.3 million of Senior Subordinated Notes in the open market for a gain of approximately $0.7 million, after the write-off of the related deferred financing costs.

    REGISTRATION STATEMENT

    In February 2001, the Company filed a registration statement on Form S-1 for the sale of 10,000,000 shares of the Company's common stock. The offering will include 7,000,000 shares to be sold by GSLI, Stonington and certain other stockholders, and 3,000,000 shares to be sold by the Company. The net proceeds from the sale of the Company's shares will be used by the Company for general corporate purposes. The Company will not receive any proceeds from the sale of shares by the stockholders. Expenses related to the shares to be sold by GSLI will be recorded as additional goodwill and substantially all of the expenses related to the shares sold by the other stockholders will be charged to equity.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Packard BioScience Company:

    We have audited the accompanying consolidated balance sheets of Packard BioScience Company (a Delaware corporation) and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of income (loss), comprehensive income (loss), stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Packard BioScience Company and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

Hartford, Connecticut
February 14, 2000, except
for the second and
last paragraphs of Note 1
and all of Note 15 as to which
the date is February 8, 2001

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                        AS OF DECEMBER 31, 1998 AND 1999
                             (DOLLARS IN THOUSANDS)

                                                                1998       1999
                                                              --------   --------
                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  6,607   $  4,432
  Accounts receivable, net..................................    29,815     34,163
  Inventories, net..........................................    17,669     18,791
  Deferred income taxes.....................................     2,557      3,695
  Net current assets of discontinued operations (Note 15)...    15,532     31,382
  Other.....................................................     3,861      3,558
                                                              --------   --------
    Total current assets....................................    76,041     96,021
                                                              --------   --------
PROPERTY, PLANT AND EQUIPMENT, at cost:
  Land and improvements.....................................     1,200      1,175
  Buildings and improvements................................     8,434     10,271
  Machinery, equipment and furniture........................    10,593     13,358
                                                              --------   --------
                                                                20,227     24,804
  Less: Accumulated depreciation............................    (9,896)   (11,560)
                                                              --------   --------
                                                                10,331     13,244
                                                              --------   --------

OTHER ASSETS:
  Goodwill, net of accumulated amortization.................    15,615     19,855
  Deferred financing costs, net of accumulated
    amortization............................................     8,346      6,801
  Investments...............................................       814        797
  Net noncurrent assets of discontinued operations (Note
    15).....................................................    19,180     36,428
  Other.....................................................    11,108      9,412
                                                              --------   --------
                                                                55,063     73,293
                                                              --------   --------
                                                              $141,435   $182,558
                                                              ========   ========
                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Notes payable.............................................  $  1,382   $  2,429
  Current portion of long-term debt.........................     3,491      1,787
  Accounts payable..........................................    11,082     12,759
  Accrued liabilities.......................................    20,916     20,893
  Accrued acquisition payments..............................     4,502      4,930
  Income taxes payable......................................     2,495      3,997
  Deferred income...........................................     7,439     10,660
                                                              --------   --------
    Total current liabilities...............................    51,307     57,455
                                                              --------   --------
LONG-TERM DEBT, less current portion........................   190,093    225,710
                                                              --------   --------
DEFERRED INCOME TAXES.......................................     5,382      4,471
                                                              --------   --------
OTHER NONCURRENT LIABILITIES................................     3,216      2,812
                                                              --------   --------
COMMITMENTS AND CONTINGENCIES (Notes 8, 11, 12 and 15)

STOCKHOLDERS' DEFICIT:
  Common stock (68,570,615 and 68,515,515 shares issued and
    45,750,975 and 46,268,825 shares outstanding as of
    December 31, 1998 and 1999, respectively)...............       137        137
  Paid-in capital...........................................        --      1,827
  Accumulated deficit.......................................   (10,012)   (12,895)
  Accumulated other comprehensive income (cumulative
    translation adjustment).................................     1,448        527
                                                              --------   --------
                                                                (8,427)   (10,404)
  Treasury stock, at cost...................................   (99,341)   (96,920)
  Deferred compensation.....................................      (795)      (566)
                                                              --------   --------
                                                              (100,136)   (97,486)
                                                              --------   --------
    Total stockholders' deficit.............................  (108,563)  (107,890)
                                                              --------   --------
                                                              $141,435   $182,558
                                                              ========   ========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                1997       1998       1999
                                                              --------   --------   --------
Net product sales...........................................  $ 71,155   $93,796    $94,989
Service revenue.............................................    23,643    25,457     33,026
Chemicals and supplies sales................................    25,488    26,982     30,875
                                                              --------   -------    -------
                                                               120,286   146,235    158,890
                                                              --------   -------    -------
Cost of product sales.......................................    26,594    37,550     38,260
Other costs of product sales (Note 13)......................        --        --      2,703
Service expense.............................................    17,579    19,787     25,614
Cost of chemicals and supplies sales........................    10,195    10,253     11,733
Amortization of acquired inventory step-up (Note 12)........        --     1,500         --
                                                              --------   -------    -------
                                                                54,368    69,090     78,310
                                                              --------   -------    -------
  Gross profit..............................................    65,918    77,145     80,580
Research and development expenses...........................    17,667    23,160     22,796
Selling, general and administrative expenses (Note 5).......    32,839    37,844     42,020
Other operating expense (income), net (Note 14).............    18,429    (4,633)        --
                                                              --------   -------    -------
  Income (loss) from operations.............................    (3,017)   20,774     15,764
Interest expense (Note 15)..................................   (18,079)  (21,097)   (22,425)
Interest income.............................................       790       460        331
Gain on sale of equity securities (Note 1)..................        --     3,155         --
                                                              --------   -------    -------
  Income (loss) from continuing operations before provision
    for income taxes and minority interest..................   (20,306)    3,292     (6,330)
Provision for income taxes..................................    (1,096)   (2,437)    (1,620)
Minority interest in income of subsidiaries.................      (218)       --         --
                                                              --------   -------    -------
  Income (loss) from continuing operations..................   (21,620)      855     (7,950)
Income from discontinued operations, net of income taxes....     2,865     1,050      7,752
                                                              --------   -------    -------
  Net income (loss).........................................  $(18,755)  $ 1,905    $  (198)
                                                              ========   =======    =======
Basic and Diluted Per Share Information:
  Income (loss) from continuing operations..................  $  (0.35)  $  0.02    $ (0.17)
  Income from discontinued operations, net..................      0.05      0.02       0.17
                                                              --------   -------    -------
  Net income (loss).........................................  $  (0.30)  $  0.04    $ (0.00)
                                                              ========   =======    =======

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                                 (IN THOUSANDS)

                                                                1997       1998       1999
                                                              --------   --------   --------
Net income (loss)...........................................  $(18,755)   $1,905    $  (198)
                                                              --------    ------    -------
Other comprehensive income (loss):
  Foreign currency translation adjustments..................    (2,746)    1,792       (921)
  Unrealized investment income (loss), net of income
    taxes...................................................     2,885      (990)        --
  Reclassification adjustments, net.........................        --    (1,895)        --
                                                              --------    ------    -------
Other comprehensive income (loss)...........................       139    (1,093)      (921)
                                                              --------    ------    -------
Comprehensive income (loss).................................  $(18,616)   $  812    $(1,119)
                                                              ========    ======    =======

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                       RETAINED
                           COMMON STOCK                   CUMULATIVE    UNREALIZED     EARNINGS         TREASURY STOCK
                       ---------------------   PAID-IN    TRANSLATION   INVESTMENT   (ACCUMULATED   -----------------------
                         SHARES      AMOUNT    CAPITAL    ADJUSTMENT    GAINS, NET     DEFICIT)       SHARES       AMOUNT
                       ----------   --------   --------   -----------   ----------   ------------   -----------   ---------
BALANCE,
  December 31, 1996..  64,621,105     $129     $ 1,320      $2,402      $      --      $ 89,088       3,889,345   $ (11,128)
Net shares forfeited
  in connection with
  restricted stock
  plan including
  deferred
  compensation and
  amortization.......      (4,490)                  (6)
Shares issued in
  connection with
  exercise of stock
  options, including
  related tax
  benefits...........   3,992,500        8      17,758                                       (2)         (1,000)          4
Purchase of treasury
  stock..............                                                                                46,947,345    (208,882)
Sale of treasury
  stock..............                                                                    (3,409)     (5,520,800)     24,468
Recapitalization
  costs..............                             (864)                                                              (3,252)
Stock dividend.......                          (18,208)                                 (77,142)    (21,731,645)     95,342
Change during year...                                       (2,746)
Net loss.............                                                                   (18,755)
Unrealized investment
  gains, net of
  income taxes.......                                                       2,885
                       ----------     ----     -------      ------      ----------     --------     -----------   ---------
BALANCE,
  December 31, 1997..  68,609,115     $137     $    --      $ (344)     $   2,885      $(10,220)     23,583,245   $(103,448)
Net shares forfeited
  in connection with
  restricted stock
  plan including
  deferred
  compensation and
  amortization.......     (40,500)                                                          (36)
Shares issued in
  connection with
  exercise of stock
  options, including
  related tax
  benefits...........       2,000                                                          (406)       (215,515)        932
Purchase of treasury
  stock..............                                                                                    82,140        (227)
Sale of treasury
  stock..............                                                                      (108)        (50,000)        219
Issuance of shares in
  connection with
  acquisitions.......                                                                    (1,147)       (580,230)      3,183
Change during year...                                        1,792
Unrealized investment
  gains, net of
  income taxes.......                                                      (2,885)
Net income...........                                                                     1,905
                       ----------     ----     -------      ------      ----------     --------     -----------   ---------
BALANCE,
  December 31, 1998..  68,570,615     $137     $    --      $1,448      $      --      $(10,012)     22,819,640   $ (99,341)


                         DEFERRED
                       COMPENSATION
                       -------------
BALANCE,
  December 31, 1996..     $(1,218)
Net shares forfeited
  in connection with
  restricted stock
  plan including
  deferred
  compensation and
  amortization.......         194
Shares issued in
  connection with
  exercise of stock
  options, including
  related tax
  benefits...........
Purchase of treasury
  stock..............
Sale of treasury
  stock..............
Recapitalization
  costs..............
Stock dividend.......
Change during year...
Net loss.............
Unrealized investment
  gains, net of
  income taxes.......
                          -------
BALANCE,
  December 31, 1997..     $(1,024)
Net shares forfeited
  in connection with
  restricted stock
  plan including
  deferred
  compensation and
  amortization.......         229
Shares issued in
  connection with
  exercise of stock
  options, including
  related tax
  benefits...........
Purchase of treasury
  stock..............
Sale of treasury
  stock..............
Issuance of shares in
  connection with
  acquisitions.......
Change during year...
Unrealized investment
  gains, net of
  income taxes.......
Net income...........
                          -------
BALANCE,
  December 31, 1998..     $  (795)

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                           RETAINED
                            COMMON STOCK                   CUMULATIVE      EARNINGS         TREASURY STOCK
                        ---------------------   PAID-IN    TRANSLATION   (ACCUMULATED   ----------------------     DEFERRED
                          SHARES      AMOUNT    CAPITAL    ADJUSTMENT      DEFICIT)       SHARES      AMOUNT     COMPENSATION
                        ----------   --------   --------   -----------   ------------   ----------   ---------   ------------
BALANCE,
  December 31, 1998...  68,570,615     $137      $   --      $1,448        $(10,012)    22,819,640   $ (99,341)     $(795)
Net shares forfeited
  in connection with
  restricted stock
  plan including
  deferred
  compensation and
  amortization........     (55,100)                                             (57)                                  229
Net shares issued in
  connection with
  exercise of stock
  options, including
  related tax
  benefits............                                                       (2,628)    (1,101,215)      4,821
Compensation expense
  recognized in
  connection with
  grant of stock
  options.............                            1,827
Purchase of treasury
  stock...............                                                                     528,265      (2,400)
Change during year....                                         (921)
Net loss..............                                                         (198)
                        ----------     ----      ------      ------        --------     ----------   ---------      -----
BALANCE,
  December 31, 1999...  68,515,515     $137      $1,827      $  527        $(12,895)    22,246,690   $ (96,920)     $(566)
                        ==========     ====      ======      ======        ========     ==========   =========      =====

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                                 (IN THOUSANDS)

                                                                1997       1998       1999
                                                              --------   --------   --------
OPERATING ACTIVITIES OF CONTINUING OPERATIONS:
Net income (loss)...........................................  $(18,755)  $ 1,905    $  (198)
Adjustments to reconcile net income (loss) to income (loss)
  from continuing operations:
    Income from discontinued operations, net of income
     taxes..................................................    (2,865)   (1,050)    (7,752)
                                                              --------   -------    -------
    Income (loss) from continuing operations................   (21,620)      855     (7,950)
Adjustments to reconcile income (loss) from continuing
  operations to net cash provided by operating activities:
  Depreciation and amortization of intangibles..............     3,796     5,822      6,811
  Amortization of deferred financing costs..................     1,287     1,545      1,545
  Other costs of product sales (Note 13)....................        --        --      2,703
  Purchased in-process research and development charges
    (Note 12)...............................................        --     6,120         --
  Amortization of acquired inventory step-up (Note 12)......        --     1,500         --
  Non-cash stock compensation charges (Notes 5 and 11)......     9,436        --      1,037
  Gain on sale of equity securities.........................        --    (3,155)        --
  Minority interest in net income of subsidiaries...........       218        --         --
  Deferred income taxes, net................................     4,568      (731)        25
  Loss on sale of property, net.............................        --       212        147
  Other, net................................................        39        41       (349)
  Changes in assets and liabilities excluding effects of
    acquisitions:
    Decrease (increase) in accounts receivable..............     1,770      (212)    (2,526)
    Increase in inventories.................................    (3,025)   (1,254)    (3,431)
    Decrease (increase) in other current assets.............       487       160        (89)
    Increase in other noncurrent operating assets...........    (2,258)   (3,006)      (460)
    Increase (decrease) in accounts payable and other
     accrued expenses.......................................     3,542    (4,692)    (2,051)
    (Decrease) increase in deferred income..................      (333)    1,940      3,271
    (Decrease) increase in other noncurrent liabilities.....    (1,980)      658      2,172
                                                              --------   -------    -------
    Net cash provided by (used for) continuing operations...    (4,073)    5,803        855
    Net cash provided by discontinued operations............     6,313     7,156      5,630
                                                              --------   -------    -------
    Net cash provided by operating activities...............     2,240    12,959      6,485
                                                              --------   -------    -------
INVESTING ACTIVITIES OF CONTINUING OPERATIONS:
Acquisition of businesses, net of acquired cash.............        --   (11,123)    (4,546)
Investments in equity securities............................    (9,065)      (68)        --
Capital expenditures........................................    (2,124)   (4,992)    (5,946)
Product lines, patent rights and licenses acquired..........    (2,036)   (2,889)    (1,292)
Proceeds from sale of fixed assets and investments..........         5     4,181         --
                                                              --------   -------    -------
    Net cash used for continuing operations.................   (13,220)  (14,891)   (11,784)
    Net cash used for discontinued operations...............    (8,989)   (2,124)   (28,017)
                                                              --------   -------    -------
    Net cash used for investing activities..................   (22,209)  (17,015)   (39,801)
                                                              --------   -------    -------
FINANCING ACTIVITIES:
Borrowings of long-term debt................................   206,710    41,500     57,388
Repayments of long-term debt................................   (14,992)  (43,058)   (22,700)
Purchase of treasury stock..................................  (208,882)     (121)      (281)
Proceeds from sale of treasury stock........................    21,059       481        299
(Decrease) increase in notes payable to banks...............    (1,595)    1,291        174
Proceeds from exercise of stock options, including tax
  benefits..................................................     8,333        57         --
Recapitalization fees deferred or charged to equity (Note
  11).......................................................   (15,295)       --         --
                                                              --------   -------    -------
    Net cash provided by (used for) financing activities....    (4,662)      150     34,880
                                                              --------   -------    -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.....................    (2,620)    1,260     (1,917)
                                                              --------   -------    -------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................   (27,251)   (2,646)      (353)
CASH AND CASH EQUIVALENTS, beginning of year................    37,826    10,575      7,929
                                                              --------   -------    -------
                                                                10,575     7,929      7,576
Cash of discontinued operations.............................    (1,446)   (1,322)    (3,144)
                                                              --------   -------    -------
CASH AND CASH EQUIVALENTS, end of year......................  $  9,129   $ 6,607    $ 4,432
                                                              ========   =======    =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
    Interest................................................  $ 10,138   $20,718    $20,986
                                                              ========   =======    =======
    Income taxes............................................  $  6,254   $ 4,616    $ 5,050
                                                              ========   =======    =======
NON-CASH TRANSACTIONS:
Stock received in connection with cashless option exercise
  (Note 5)..................................................  $     --   $    --    $ 1,411
                                                              ========   =======    =======
Stock issued in connection with acquisitions (Note 12)......  $     --   $ 1,620    $    --
                                                              ========   =======    =======

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1998 AND 1999

1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

    OPERATIONS

    Packard BioScience Company, a Delaware corporation, and subsidiaries (the "Company") is a leading global developer, manufacturer and marketer of instruments and related consumables and services for use in drug discovery and life sciences research.

    On November 29, 2000, the Company announced an agreement to sell its Canberra operating segment ("Canberra") to COGEMA, S.A. for $170 million. The estimated net proceeds, after the provision for income taxes and cash expenses directly related to the sale and after the repurchase of options held by Canberra employees, are expected to be in the range of $120 million to $130 million. The Company expects to complete the sale in the first quarter of 2001. Amounts previously reported for Canberra have been reclassified and presented as discontinued operations in the accompanying consolidated financial statements. The accompanying notes relate only to the Company's continuing operations unless otherwise indicated.

    CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of Packard BioScience Company and its majority-owned subsidiaries prepared in accordance with accounting principles generally accepted in the United States. All significant intercompany accounts and transactions have been eliminated.

    FOREIGN OPERATIONS

    The Company translates foreign currency financial statements using the current rate method. Translation gains and losses are recorded as a separate component of stockholders' equity (deficit), cumulative translation adjustment. Gains and losses result from transactions which are denominated in other than functional currencies. Such gains and losses are included in cost of product sales in the accompanying consolidated statements of income (loss).

    The Company purchases various foreign currency forward contracts primarily for the purpose of hedging firm inventory purchase commitments. As of December 31, 1998 and 1999, the Company had total forward contracts outstanding of approximately $2,950,000 and $2,300,000, respectively, whose settlement prices approximated year end exchange rates. The following table summarizes by currency the outstanding forward contracts as of December 31, 1998 and 1999 (in thousands):

                                                                1998       1999
                                                              --------   --------
Japanese Yen................................................   $1,600     $2,000
British Pound Sterling......................................    1,200         --
All other...................................................      150        300
                                                               ------     ------
                                                               $2,950     $2,300
                                                               ======     ======

    The forward contracts outstanding at December 31, 1999 mature at various times through October 2000. Transaction gains (losses), inclusive of forward contracts settled, were $262,000, $264,000 and ($589,000) in 1997, 1998 and
1999, respectively.

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

    INVENTORIES

    Inventories are valued at the lower of cost or market using the first-in, first-out (FIFO) method. A reserve for potential nonsaleable inventory due to excess stocks or obsolescence is provided based upon a detailed review of inventory components, past history and expected future usage.

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are recorded at cost. Machinery, equipment, furniture and leasehold improvements are depreciated using the straight-line method over their estimated useful lives or term of the lease, if shorter, ranging from 2 to 20 years. Buildings and improvements are depreciated over 5 to 40 years using the straight-line method.

    GOODWILL, NET OF AMORTIZATION

    The Company estimates the life of goodwill for each individual acquisition based upon the nature of the operations acquired. Goodwill included in the accompanying consolidated balance sheets is being amortized over 20 to 40 years, representing the estimated period benefited. As of December 31, 1998 and 1999, accumulated amortization was approximately $443,000 and $1,167,000, respectively.

    DEFERRED FINANCING COSTS, NET OF AMORTIZATION

    Deferred financing costs includes the portion of fees incurred by the Company for issuance of debt instruments in connection with its 1997 Recapitalization, including the initial purchasers' discount (see Note 11). Such costs are being amortized over the average life of the debt to which they relate, ranging from 5 to 10 years (see Note 15). Accumulated amortization of deferred financing costs was $2,833,000 and $4,378,000 as of December 31, 1998 and 1999, respectively.

    INVESTMENTS

    During 1997 and 1998, the Company held investment securities of a publicly traded company. Such investments were available for sale and, as such, all unrealized gains and losses were reflected in a separate component of stockholders' deficit, net of income taxes. Such investments were sold during 1998 for a gain of $3,155,000.

    PATENT RIGHTS AND LICENSE ACQUISITIONS

    The Company capitalizes amounts paid for patent rights and licenses acquired to manufacture and sell certain products. These amounts are amortized over the lives of the respective agreements or the estimated lives of the related products, if shorter. The amortization periods range from 3 to 10 years. As of December 31, 1998 and 1999, the Company had an unamortized balance of $7,304,000 and

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
$5,489,000, respectively, associated with patent rights and license acquisitions, which amounts were reflected in other assets in the accompanying consolidated balance sheets.

    LONG-LIVED ASSETS

    The Company assesses the realizability of long-lived assets based upon the estimated future profitability and cash flows of such assets. As of December 31, 1998 and 1999, the Company believes there was no impairment of the long-lived assets as reported in the accompanying consolidated balance sheets. Refer to Note 13 for a description of the Company's write-off of certain long-lived assets during 1999 in connection with a license modification and the termination of production of a certain product line and Note 15 for a description of the Company's write-off of certain long-lived assets during 2000.

    REVENUE RECOGNITION AND DEFERRED INCOME

    The majority of the Company's revenue is recognized when title to a product is transferred or services have been rendered. Revenues from service contracts are recognized on a straight-line basis over the contract period. Deferred income results from the advance billing of certain field service maintenance contracts and other customer advances.

    WARRANTY

    The Company generally provides a warranty for one year subsequent to installation of its product. The Company accrues for the estimated cost of the warranty at the time of sale of the related product.

    INCOME TAXES

    The Company uses an asset and liability approach for financial accounting and reporting of income taxes. The provision for income taxes includes Federal, foreign and state income taxes currently payable and those deferred because of temporary differences between income reported for tax and financial statement purposes.

    The Company has not provided for possible U.S. taxes on undistributed earnings of foreign subsidiaries that are considered to be reinvested indefinitely. Undistributed earnings of foreign subsidiaries considered to be reinvested indefinitely amounted to $7,216,000 and $11,043,000 at December 31, 1998 and 1999, respectively. If and when earnings are repatriated, credit for foreign taxes already paid on subsidiary earnings and withholdings may offset a portion of applicable U.S. income taxes.

    EARNINGS PER SHARE

    Basic earnings per share is computed based upon the weighted average shares outstanding during each of the periods presented. Diluted earnings per share is computed based upon the weighted average shares outstanding during each of the periods presented, including the impact of outstanding options, determined under the treasury stock method, to the extent their inclusion is dilutive. Basic and

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) diluted weighted average shares outstanding during the years ending December 31, 1997, 1998 and 1999 are as follows:

                                                              1997         1998         1999
                                                           ----------   ----------   ----------
Basic weighted average shares outstanding................  62,318,120   45,574,160   45,803,495
Dilutive effect of outstanding stock options.............          --    2,109,225           --
                                                           ----------   ----------   ----------
Diluted weighted average shares outstanding..............  62,318,120   47,683,385   45,803,495
                                                           ==========   ==========   ==========

    For 1997 and 1999, 1,750,240 and 4,651,965 of common stock equivalents, respectively, were excluded from diluted weighted average shares outstanding as their effect was antidilutive.

    USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of income and expenses during the reporting periods. Operating results in the future could vary from the amounts derived from management's estimates and assumptions.

    DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value as of December 31, 1998 and 1999:

    CASH AND CASH EQUIVALENTS--The carrying amount approximates fair value because of the short maturity of those instruments.

    NOTES PAYABLE--The fair value of the Company's notes payable are estimated to approximate recorded amounts due to the relative short maturity.

    LONG-TERM DEBT--The fair value of the Company's long-term debt is estimated based on the quoted market prices for similar issues or on the current rates offered to the Company for obligations with the same remaining maturities. The estimated fair value of the Senior Subordinated Notes (see Note 4) was $142,500,000 and $137,175,000 at December 31, 1998 and 1999, respectively, based upon quoted terms of comparable debt at those dates. The estimated fair value of all other long-term debt approximated their carrying amount.

    FOREIGN CURRENCY CONTRACTS--The fair value of foreign currency contracts (primarily used for hedging firm commitments) is estimated by obtaining closing rates and comparing them to the actual contract rates. The total value of the open contracts approximated the estimated fair value.

    RECLASSIFICATIONS

    Certain information has been reclassified to conform with the September 30, 2000 presentation.

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    NEW ACCOUNTING STANDARDS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes the accounting and reporting standards for derivative instruments and for hedging activities. SFAS No. 133 was amended by SFAS No. 138. The Company purchases forward contracts to cover foreign exchange fluctuation risks on intercompany sales to certain of its foreign operations which are not designated as hedging instruments under SFAS No. 133, as amended. Effective January 1, 2001, the Company will reflect such forward contracts in its consolidated financial statements at their current market values based upon the actual exchange rates in effect as compared to the forward contracted rates. Any resulting gains and losses will be reflected in the Company's consolidated statements of income. This statement is not expected to have a material effect on the Company's consolidated operating results or financial position upon adoption.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB No. 101"). SAB No. 101, among other things, provides guidance on revenue recognition when customer acceptance and installation provisions exist. SAB
No. 101 must be adopted by the Company as of January 1, 2000 no later than the fourth quarter of 2000. The Company has quantified the impact of adopting SAB No. 101 and the effect on the Company's consolidated financial position and results of operations is DE MINIMIS since the Company's previous revenue recognition policies substantially complied with SAB No. 101. Accordingly, no cumulative catch-up adjustment will be recorded.

2. ACCOUNTS RECEIVABLE, NET

    Accounts receivable are net of allowances for doubtful accounts totaling $404,000 and $421,000 as of December 31, 1998 and 1999, respectively.

3. INVENTORIES

    Inventories consisted of the following at December 31, 1998 and 1999 (in thousands):

                                                              1998       1999
                                                            --------   --------
Raw materials and parts...................................  $10,033    $12,094
Work in progress..........................................      833        644
Finished goods............................................    9,236      9,315
                                                            -------    -------
                                                             20,102     22,053
Excess and obsolete reserves..............................   (2,433)    (3,262)
                                                            -------    -------
                                                            $17,669    $18,791
                                                            =======    =======

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1998 AND 1999

4. LONG-TERM DEBT

    The Company had the following long-term debt at December 31, 1998 and 1999, as described below (in thousands):

    As of December 31, 1998:

                                           INTEREST RATE      MATURITY    CURRENT    LONG-TERM    TOTAL
                                         ------------------   ---------   --------   ---------   --------
Senior subordinated notes..............  9.375%                 2007      $     --   $150,000    $150,000
Term loan..............................  Eurodollar+2.75%       2003         2,035     37,365      39,400
Revolving credit facility..............  Eurodollar+2.375%      2002            --         --          --
Notes payable..........................  3.5%-7.25%             1999         1,382         --       1,382
Other obligations......................  1.875%-9.0%          1999-2003      1,456      2,728       4,184
                                                                          --------   --------    --------
                                                                          $  4,873   $190,093    $194,966
                                                                          ========   ========    ========

    As of December 31, 1999:

                                          INTEREST RATE       MATURITY    CURRENT    LONG-TERM    TOTAL
                                      ---------------------   ---------   --------   ---------   --------
Senior subordinated notes...........  9.375%                    2007      $     --   $150,000    $150,000
Term loan...........................  Eurodollar+2.75%          2003           400     36,965      37,365
Revolving credit facility:
Borrowings denominated in U.S.
  dollars...........................  Eurodollar+2.375%         2002            --      8,425       8,425
Borrowings denominated in other
  currencies........................  Cost of funds+2.375%      2002            --     28,513      28,513
Notes payable.......................  3.9%-4.0%                 2000         2,429         --       2,429
Other obligations...................  1.875%-10.0%            2000-2004      1,387      1,807       3,194
                                                                          --------   --------    --------
                                                                          $  4,216   $225,710    $229,926
                                                                          ========   ========    ========

    During 1997, the Company issued $150,000,000 principal amount of 9.375% senior subordinated notes (the "Senior Subordinated Notes") due March 1, 2007. The proceeds received from the sale of the Senior Subordinated Notes, net of initial purchasers' discount of $4,500,000, were used to repay certain of the outstanding indebtedness under previous obligations and to repurchase certain of the Company's outstanding common stock (see Note 11). The initial purchasers' discount is reflected as deferred financing costs in the accompanying consolidated balance sheets and is being amortized over the term of the Senior Subordinated Notes (10 years).

    The Senior Subordinated Notes are redeemable, at the option of the Company, after March 1, 2002, at rates starting at 104.688% of the principal amount reduced annually through March 1, 2004, at which time they become redeemable at 100% of the principal amount. According to the terms of the Senior Subordinated Notes, if a change of control occurs, as defined, each holder of Senior Subordinated Notes will have the right to require the Company to repurchase such holder's Senior Subordinated Notes at 101% of the principal amount thereof. Other circumstances exist under the terms of the Senior Subordinated Notes which would permit or require the Company to partially redeem the Senior Subordinated Notes earlier than their stated maturity date.

    During 1997, the Company also entered into a senior credit agreement (the "Credit Agreement" and together with the Senior Subordinated Notes, the "Financings") with a group of banks which provides for a $40,000,000 term loan and the availability of up to $75,000,000 in a revolving credit

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

4. LONG-TERM DEBT (CONTINUED)
facility with a sub-limit for letters of credit up to $11,000,000 in the aggregate. The term loan matures in 2003 and bears interest, at the Company's option, at the customary base rate (defined as a certain bank's reference rate, or the federal funds rate plus 0.5%, whichever is higher), plus 1.75% (adjusted downward if the Company achieves certain financial ratio levels), or at the customary reserve adjusted Eurodollar rate plus 2.75%. The outstanding revolving credit facility balance, if any, is due and payable on March 31, 2002. On U.S. dollar denominated borrowings, the revolving credit facility bears interest, at the Company's option, at the customary base rate plus 1.375%, or at the customary reserve adjusted Eurodollar rate plus 2.375% (adjusted downward if the Company achieves certain financial ratio levels). Outstanding borrowings on the revolving credit facility which are denominated in currencies other than the U.S. dollar bear interest at the cost of funds rate plus 2.375% (adjusted downward if the Company achieves certain financial ratio levels). Cost of funds on non-U.S. dollar borrowings represents the rate at which deposits in the applicable currency would be offered by banks participating in the revolving credit facility. A maximum of $50 million can be borrowed in currencies other than the U.S. dollar. The credit agreement also provides for a commitment fee of 0.5% (adjusted downward if the Company achieves certain financial ratio levels) on any unused portion of the revolving credit facility. At December 31, 1999, the Eurodollar rate and cost of funds rate were 6.04% and 3.53%, respectively.

    The Financings contain certain financial covenants including, but not limited to, a minimum fixed charge ratio test, a minimum interest ratio test and a maximum leverage ratio and limitations on capital expenditures and technology acquisitions. The Company is prohibited by the Financings from paying any cash dividends and is limited in the amount of capital stock that it may repurchase, the incurrence of additional indebtedness and liens or dispositions of assets by the Company. In October 1999, the Company obtained an amendment to the Credit Agreement, which was effective as of September 30, 1999. Among other changes to the prior terms of the facility, the amendment modified certain of the financial covenants. The changes included increasing the Company's maximum consolidated leverage ratio (as defined in the Credit Agreement). The maximum allowable consolidated leverage ratio was 5.35:1.00 at December 31, 1999 and declines to 3.50:1.00, effective December 31, 2002. As of December 31, 1999, the Company was in compliance with all covenants. In February 2000, the Company amended the Credit Agreement to increase allowable investments (as defined in the Credit Agreement). In connection with this amendment, the margins which are added to the base rates described above were generally increased by 0.50%. During 2000, the Company amended and restated the Credit Agreement (see Note 15).

    In connection with the Credit Agreement, the Company pledged as collateral substantially all of the tangible and intangible assets of the Company and most of its domestic subsidiaries and 65% of the capital stock of the Company's foreign subsidiaries.

    Notes payable existing at December 31, 1998 and 1999, consisted of amounts outstanding under overseas lines of credit which permitted maximum borrowings of approximately $9,100,000 and $5,800,000, respectively. Borrowings are due on demand. At December 31, 1998 and 1999, $1,382,000 and $2,429,000, respectively, were outstanding under these arrangements with interest rates ranging from 3.5% to 7.25% and 3.9% to 4.0%, respectively. The weighted average interest rates on these borrowings were 4.1% and 4.3% in 1998 and 1999, respectively. The maximum amount outstanding on overseas lines of credit during 1998 and 1999 was $1,382,000 and $2,429,000, respectively.

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

4. LONG-TERM DEBT (CONTINUED)
    As of December 31, 1999, aggregate principal payments of long-term debt during the next five years ending December 31 and thereafter are as follows (in thousands):


            2000........................................................  $  4,216
            2001........................................................     1,776
            2002........................................................    56,405
            2003........................................................    17,459
            2004........................................................        70
            Thereafter..................................................   150,000
                                                                          --------
            Total.......................................................  $229,926
                                                                          ========

5. COMMON STOCK AND STOCK OPTIONS

    At December 31, 1999, the Company had 200,000,000 shares of authorized common stock with a par value of $.002 per share and 1,000,000 shares of authorized preferred stock. On March 20, 2000, the Company's Board of Directors approved a 5-for-1 split of the Company's common stock (see Note 15). All share and per share information has been restated to reflect the effect of the split.

    The Company has granted non-qualified stock options to selected employees under the Canberra Industries, Inc. Stock Option Plan of 1971, as amended (the "1971 Plan") and the Management Stock Incentive Plan (the "1997 Plan") of 1997. In connection with the 1997 recapitalization, the 1971 Plan was frozen and no additional options can be granted from this plan (see Note 11). There are 11,124,460 options authorized to be granted under the 1997 Plan of which 3,431,710 were available for grant as of December 31, 1999. This plan was frozen at the time of the Company's initial public offering (see Note 15). No additional options may be granted under the 1997 Plan after March 4, 2007. The exercise price of most options at the date of grant is the fair value based upon an independent appraisal. During 1997, the Company granted 1,325,000 performance options to various employees with an exercise price of $2.726, which exceeded the $2.225 fair value of the Company's stock on the date of

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

5. COMMON STOCK AND STOCK OPTIONS (CONTINUED) grant. The options expire at various dates through the year 2009. A summary of stock option activity is as follows:

                                                                NUMBER      WEIGHTED AVG. PRICE
                                                               OF SHARES         PER SHARE
                                                              -----------   -------------------
Outstanding at December 31, 1996............................   13,718,500         $1.038
Granted.....................................................    4,807,500          2.362
Exercised or purchased by the Company (Note 11).............  (10,719,500)         1.036
                                                              -----------         ------
Outstanding at December 31, 1997............................    7,806,500          1.856
Granted.....................................................    1,117,500          2.780
Cancelled...................................................     (164,000)         2.074
Exercised...................................................      (85,000)         1.604
                                                              -----------         ------
Outstanding at December 31, 1998............................    8,675,000          1.970
Granted.....................................................    2,226,250          3.326
Cancelled...................................................     (308,740)         2.266
Exercised...................................................   (1,131,215)         0.788
                                                              -----------         ------
Outstanding at December 31, 1999............................    9,461,295         $2.420
                                                              ===========         ======

    As of December 31, 1999, the outstanding options had the following characteristics:

                                                             WEIGHTED               NUMBER         WEIGHTED AVERAGE
                                        WEIGHTED              AVERAGE             EXERCISABLE       EXERCISE PRICE
       NUMBER         RANGE OF          AVERAGE              REMAINING               AS OF               AS OF
     OUTSTANDING   EXERCISE PRICES   EXERCISE PRICE      CONTRACTUAL LIFE      DECEMBER 31, 1999   DECEMBER 31, 1999
     -----------   ---------------   --------------   -----------------------  -----------------   -----------------
        379,045        $0.634            $0.634         Less than one year           379,045            $0.634
      1,389,500    $1.286-$1.600         $1.376              5.2 years             1,389,500            $1.376
      4,551,500    $2.226-$2.726         $2.370              7.4 years             3,257,500            $2.428
      3,141,250    $2.792-$3.352         $3.172              9.3 years               826,250            $3.080
      ---------                                                                    ---------
      9,461,295                                                                    5,852,295
      =========                                                                    =========

    During 1999, 870,955 options were exercised through a "cashless" option conversion whereby employees tendered mature common shares owned by them with an aggregate value equivalent to the aggregate option exercise price of those options being exercised. Common shares with a value equivalent to the required income tax and other withholdings due by the employees associated with the exercise of the options were also tendered. A total of 421,080 common shares were tendered by the employees who participated in the cashless option exercise.

    In December 1999, the Company granted certain options to employees with an exercise price of $3.352 per share. In accordance with financial reporting guidelines, compensation expense of $5.2 million will be recorded over the vesting period of the related options, of which $1.0 million was recorded in 1999 related to 1999 vesting (see Note 15). Such expense is included in selling, general and administrative expenses in the accompanying consolidated statement of income (loss) during the year ended December 31, 1999.

    If compensation cost for stock options granted under these plans had been determined under the fair-value based methodology of SFAS No. 123, "Accounting for Stock-Based Compensation," the

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

5. COMMON STOCK AND STOCK OPTIONS (CONTINUED)
Company's net income (loss) would have been ($21,916,000), $366,000 and ($2,249,000) on a pro forma basis for the years ended December 31, 1997, 1998 and 1999, respectively. For purposes of this calculation, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model (minimum value method) with the following assumptions:

                                                  1997               1998               1999
                                              -------------      -------------      -------------
Expected dividend yield.................           --                 --                 --
Expected stock price volatility.........          N/A                N/A                N/A
Risk-free interest rate.................      6.04%-6.49%        4.91%-5.89%        5.14%-6.88%
Expected life...........................        10 years           10 years           10 years
Weighted average fair value.............         $0.956             $1.134             $5.714

    In connection with the Recapitalization, the Company terminated a restricted stock plan which provided for the issuance of common stock for no consideration to officers and key employees, with vesting over an eight-year period. No new shares can be granted but shares previously issued are still vesting over the original vesting period. Compensation expense, determined as of the date of grant, is being recognized ratably in accordance with the vesting schedule. Compensation expense recognized was $194,000, $191,000 and $178,000 in 1997, 1998 and 1999, respectively. At December 31, 1998 and 1999, $795,000 and $566,000 of future compensation expense associated with 129,190 and 88,800 unvested shares, respectively, has been deferred and is included in deferred compensation in the accompanying consolidated balance sheets.

6. INCOME TAXES

    The sources of the Company's income (loss) from continuing operations before provision for income taxes and minority interest were as follows (in thousands):

                                                            1997       1998       1999
                                                          --------   --------   --------
        United States...................................  $(29,647)  $(4,407)   $(17,517)
        Foreign.........................................     9,341     7,699      11,187
                                                          --------   -------    --------
                                                          $(20,306)  $ 3,292    $ (6,330)
                                                          ========   =======    ========

    The provision for (benefit from) income taxes is as follows (in thousands):

                                                                1997       1998       1999
                                                              --------   --------   --------
        Current:
          Federal...........................................   $   17     $ (387)    $  325
          Foreign...........................................      881      2,827      5,426
          State.............................................        9        338         32
                                                               ------     ------     ------
                                                                  907      2,778      5,783
                                                               ------     ------     ------
        Deferred:
          Federal...........................................      145         19     (4,367)
          Foreign...........................................      (66)      (339)       161
          State.............................................      110        (21)        43
                                                               ------     ------     ------
                                                                  189       (341)    (4,163)
                                                               ------     ------     ------
          Total.............................................   $1,096     $2,437     $1,620
                                                               ======     ======     ======

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1998 AND 1999

6. INCOME TAXES (CONTINUED)

    A reconciliation between the income tax expense recognized in the Company's consolidated statements of income (loss) and comprehensive income (loss) and the income tax expense computed by applying the statutory Federal income tax rate to the income (loss) from continuing operations before income taxes follows (in thousands):

                                                 1997                        1998                        1999
                                        ----------------------      ----------------------      ----------------------
                                         AMOUNT       PERCENT        AMOUNT       PERCENT        AMOUNT       PERCENT
                                        --------      --------      --------      --------      --------      --------
Income (loss) from continuing
  operations before income taxes
  and minority interest...........      $(20,306)                   $ 3,292                     $(6,330)
                                        ========                    =======                     =======
Income tax (benefit) computed at
  statutory rate..................      $ (7,107)         35%       $ 1,152          35%        $(2,216)         35%
Change in valuation allowance.....         6,944         (34%)       (2,291)        (69%)         5,863         (93%)
Net tax effect relating to foreign
  operations and sales............         1,897         (10%)          401          12%         (1,559)         25%
Research credits..................            --           --          (654)        (20%)            --           --
State income taxes................          (320)          2%           275           8%            180          (3%)
Acquisition-related deductible
  charges.........................            --           --          (394)        (12%)          (571)          9%
Acquisition-related nondeductible
  charges.........................            --           --         4,260         130%            193          (3%)
Restricted stock vesting..........          (203)          1%          (187)         (6%)           (84)          1%
Other.............................          (115)          1%          (125)         (4%)          (186)          3%
                                        --------       ------       -------         ----        -------         ----
                                        $  1,096          (5%)      $ 2,437          74%        $ 1,620         (26%)
                                        ========       ======       =======         ====        =======         ====

    At December 31, 1998 and 1999, deferred tax assets and liabilities were comprised of the following (in thousands):

                                                                      1998       1999
                                                                    --------   --------
        Deferred tax assets:
        Tax effect of net operating loss carryforwards............  $ 1,374    $ 2,321
        Inventory related items...................................    1,787      2,191
        Accruals not currently deductible.........................    1,824      2,088
        Stock compensation........................................       --        750
        Foreign and other tax credit carryforwards................    5,786     11,356
        Other.....................................................      377        165
                                                                    -------    -------
          Gross deferred tax assets...............................   11,148     18,871
        Less: valuation allowance.................................   (6,902)   (12,765)
                                                                    -------    -------
          Total deferred tax assets, net of valuation allowance...    4,246      6,106
                                                                    -------    -------
        Deferred tax liabilities:
        International transactions................................    4,053      3,507
        Accelerated depreciation..................................      310        201
        Transaction related tax liabilities.......................    2,861      2,815
        Other.....................................................     (153)       359
                                                                    -------    -------
          Total deferred tax liabilities..........................    7,071      6,882
                                                                    -------    -------
          Net deferred tax liabilities............................  $(2,825)   $  (776)
                                                                    =======    =======

    At December 31, 1998, the Company had foreign tax credit and state net operating loss carryforwards (tax effected) totaling approximately
$6.9 million. A valuation reserve was provided

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

6. INCOME TAXES (CONTINUED)
against such foreign tax credit and state net operating loss carryforwards due to the uncertainty of the Company's ability to utilize such credit carryforwards prior to their expiration.

    At December 31, 1999, the Company had foreign tax credit carryforwards totaling $10.4 million, which were fully offset by a valuation reserve due to the uncertainty of the Company's ability to utilize such carryforwards prior to their expiration. In addition, total state net operating loss carryforwards were $2.4 million (tax effected) at December 31, 1999, which were fully reserved for, also due to the uncertainty as to their utilization. The foreign tax credit and state net operating loss carryforwards expire in 2002 to 2004 and in 2002 and 2003, respectively.

7. BENEFIT PLANS

    Packard BioScience Company and certain domestic subsidiaries offer a contributory defined contribution plan (the "Profit Sharing Plan") covering substantially all domestic employees who have completed at least one year of service, as defined. Commencing in 1997, the Profit Sharing Plan provided that eligible participants may make a basic contribution from 1% to 4% of their annual pay, with additional contributions allowed up to an additional 11% of annual pay. The Company makes matching contributions equal to 125% of a participant's basic contribution, which amounted to approximately $1,014,000, $1,047,000 and $1,209,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

    The Company also had a noncontributory employee stock ownership plan ("ESOP") and related trust, which was merged into the Profit Sharing Plan in March 1997. Each year the Company made a contribution from profits, as defined, of an amount determined by its Board of Directors, but not to exceed 15% of the aggregate compensation of all participants in the ESOP in any plan year. Contributions under the ESOP for any individual participant in any year were limited to the lower of $30,000 or 25% of the participant's compensation. The trust had used the contributions to first service debt incurred, if any, and then to purchase outstanding shares of the Company's stock. When employees terminate their employment with the Company, they may choose to take the ESOP portion of the Profit Sharing Plan distribution in the form of either cash or shares of the Company's common stock, based upon the value of the common stock on the date of distribution.

8. COMMITMENTS AND CONTINGENCIES

    The Company conducts certain of its operations from leased facilities and leases automobiles and various types of machinery and equipment under operating leases. The following is a schedule of future minimum rental payments under operating leases that have initial or remaining non-cancelable lease terms extending beyond December 31, 2000 (in thousands):

        2000........................................................   $  730
        2001........................................................      708
        2002........................................................      589
        2003........................................................      549
        2004........................................................      197
        Thereafter..................................................      942
                                                                       ------
                                                                       $3,715
                                                                       ======

    Rental expense for the years ended December 31, 1997, 1998 and 1999, was approximately $3,149,000, $3,352,000, and $3,556,000, respectively.

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

8. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The Company has entered into various cooperative research and development agreements requiring the Company, upon satisfaction of certain criteria, to make milestone payments and future royalty payments as specified in the agreements.

    The Company is currently, and is from time to time, subject to claims and suits arising in the ordinary course of its business, including those relating to intellectual property matters, product liability, safety and health and employment matters. In certain of such actions, plaintiffs request punitive or other damages that may not be covered by insurance. The Company accrues for these items as they become known and can be reasonably estimated. It is the opinion of management that the various asserted claims and litigation in which the Company is currently involved will not have a material adverse effect on the Company's consolidated financial position or results of operations. However, no assurance can be given as to the ultimate outcome with respect to such claims and litigation. The resolution of such claims and litigation could be material to the Company's operating results for any particular period depending upon the level of income for such period.

    On April 26, 1999, an action was filed alleging that the Company infringed a patent, which was issued on February 16, 1999. A settlement required the Company to make a one-time settlement payment in the amount of $100,000, as well as royalty payments on future product sales which include the patented technology and certain other patented technologies. The settlement amount was accrued as of December 31, 1999.

    The Company received a Demand for Arbitration filed by Instrumentation Development, Inc. ("IDI") with the American Arbitration Association. The demand alleged breach of a collaboration and license agreement, and requested damages in the range of $1 to $3 million. The Company accrued for the estimated settlement amount of such claim as of December 31, 1999 (see Note 15).

    The Company and provincial authorities in Groningen, The Netherlands, are in the process of negotiating a remediation plan involving groundwater contamination at the Company's Duinkerkenstraat facility. Asserting that the causes of this contamination entirely predate the Company's acquisition of this location in 1986, the Company had sought indemnification under the purchase agreement from the prior owner of the property. The Company accepted a payment in 1998 of $1.25 million from the prior owner and fully released them from their indemnification obligations. Such amount primarily represented reimbursement for remediation costs previously paid for by the Company and estimated remaining remediation costs. The Company has accrued for the estimated remaining obligation to remediate the site; however, there can be no assurance that the Company will not incur any additional costs. The site where the facility is located is currently being tested by independent engineers to determine the extent of the soil contamination and to develop a remediation plan.

9. RELATED PARTY TRANSACTIONS

    The accompanying consolidated statements of income (loss) include revenues from CIS bio international of approximately $4,968,000 for 1997, and reimbursements from CIS bio of research and development expenses of $236,000 for 1997. CIS bio international was an affiliate of a significant stockholder prior to the 1997 Recapitalization (see Note 11). As of the 1997 recapitalization, CIS bio international is no longer a related party.

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

9. RELATED PARTY TRANSACTIONS (CONTINUED)
    In connection with the 1997 recapitalization, Stonington Partners, Inc., the management company for Stonington Capital Appreciation 1994 Fund, L.P., the Company's majority shareholder, received a structuring fee and reimbursement for certain expenses totaling $2.6 million in the aggregate.

10. GEOGRAPHIC INFORMATION

    The Company operates predominately in three major geographic areas. Transfers between geographic areas are made at the estimated market value of the merchandise transferred. The eliminations result from intercompany sales, receivables and profit in inventory.

    The following tables summarize the Company's operations by geographic area for 1997, 1998 and 1999 (in thousands):

                      GEOGRAPHIC AREA                           1997       1998       1999
                      ---------------                         --------   --------   --------
Revenues*:
  United States, including third party export sales**.......  $ 62,493   $ 84,647   $ 85,841
  Europe....................................................    44,741     50,193     56,346
  Japan.....................................................    13,052     11,395     16,703
                                                              --------   --------   --------
    Total consolidated......................................  $120,286   $146,235   $158,890
                                                              ========   ========   ========
Income (loss) from operations:
  United States, including export sales***..................  $(10,743)  $ 13,547   $  3,193
  Europe....................................................     5,707      7,684      6,556
  Japan.....................................................     2,989      2,456      5,292
  Eliminations, net.........................................      (970)    (2,913)       723
                                                              --------   --------   --------
    Total consolidated......................................  $ (3,017)  $ 20,774   $ 15,764
                                                              ========   ========   ========
Total assets:
  United States.............................................  $ 60,307   $ 86,266   $ 95,959
  Europe....................................................    26,221     27,835     29,179
  Japan.....................................................     8,737      9,802     11,288
  Discontinued operations...................................    36,492     34,712     67,810
  Eliminations, net.........................................    (6,803)   (17,180)   (21,678)
                                                              --------   --------   --------
    Total consolidated......................................  $124,954   $141,435   $182,558
                                                              ========   ========   ========

------------------------
*   Includes only revenues from unaffiliated customers.

**  Includes $14,832,000, $17,882,000 and $13,878,000 of third-party export sales for 1997, 1998 and 1999, respectively.

*** Income (loss) from operations for 1997 includes recapitalization charges of $18,429,000. Income from operations for 1998 includes a $1,500,000 charge to expense the fair market value adjustment associated with acquired inventories, a $6,120,000 charge for purchased in-process research and development and a gain on the sale of the gas generation product line of $10,753,000. Income from operations for 1999 includes a $2,703,000 charge associated with terminating the production of a product and modifying a license arrangement and a $1,035,000 compensation charge associated with the 1999 vesting of stock options granted to certain employees in December 1999.

11. RECAPITALIZATION AND STOCK PURCHASE AGREEMENT

    On March 4, 1997, Stonington Capital Appreciation 1994 Fund, L.P. ("Stonington") acquired approximately 69% of the common stock of the Company on a fully-diluted basis as a result of the transactions described below. The transactions included (a) the acquisition by Stonington and certain

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

11. RECAPITALIZATION AND STOCK PURCHASE AGREEMENT (CONTINUED) other investors of $54.0 million of common stock from certain continuing stockholders, (b) the acquisition by Stonington of $17.5 million of common stock from the Company, (c) a tender offer by the Company to all non-continuing stockholders for $208.6 million and (d) the cancellation of all stock options held by the non-continuing stockholders for $3.3 million. The price per share for the above transactions was $2.225 except for the option redemption where the price was $2.225 less the exercise price of such stock options. The Company used the proceeds of the stock offering, $8.3 million from the exercise of certain options, cash on hand and $190.0 million in proceeds from the Financings to redeem the shares in the tender offer, purchase certain outstanding options (approximately $12.9 million) and pay transaction fees and expenses (approximately $21.5 million), of which $2.6 million was paid to Stonington Partners, Inc. All of the foregoing transactions are collectively referred to as the 1997 Recapitalization. The transaction fees and expenses include costs associated with the stock offering, the Financings and other expenses. As a part of the 1997 Recapitalization, the Company and certain executives of the Company who were party to a supplemental retirement plan (SERP) agreed to terminate the plan for a payment of $2.4 million in the aggregate. The transaction fees and expenses also include the cost of terminating the SERP. Approximately $18,429,000 of 1997 Recapitalization related expenses have been included as other operating expenses (income), net in the accompanying consolidated statement of income (loss) for 1997 (see Note 14).

    Pursuant to the terms of a Stockholders' Agreement among the Company, Stonington, certain other stockholders of the Company, and certain members of management of the Company ("Management Stockholders"), the Management Stockholders have the right, prior to the earlier of an initial public offering of common stock of the Company and the tenth anniversary of the 1997 Recapitalization, to require the Company to purchase common stock and options held by such Management Stockholders upon termination of employment due to death, disability, retirement or certain cases of involuntary termination. Under certain circumstances, the Company may pay or may be required to pay for the common stock or options with a subordinated note of the Company. As of December 31, 1999, if the Company was required to repurchase all of the common stock and options held by such Management Stockholders, the estimated aggregate cost would have been approximately $11 million, based on the formula in the Stockholders' Agreement. No such rights were ever exercised by the Management Stockholders or the Company and the rights were terminated in connection with the Company's initial public offering (see Note 15).

12. ACQUISITIONS

    In May 1997, a subsidiary of the Company, Packard Japan KK ("PJKK"), entered into an agreement, for a fixed amount denominated in Japanese yen, to acquire the 40% interest held by its minority stockholder for approximately
$7.5 million. The agreement obligated PJKK to acquire approximately 60% of the minority interest in 1997, 20% in 1998 and the remainder in 1999. Under the agreement, the minority stockholder surrendered the rights to any dividends from PJKK subsequent to December 31, 1996. The Company reflected the acquisition in full as of the effective date of the agreement which was April 1, 1997, and, as a result, the minority interest was eliminated and the related acquisition obligations as well as resulting goodwill were recorded as of such date.

    On March 31, 1998, the Company acquired all of the outstanding common stock of Carl Creative Systems, Inc. (now known as CCS Packard, Inc.) ("CCS"), a developer, manufacturer and distributor of ultra-high throughput liquid handling systems used in the life science, in-vitro diagnostics and pharmaceutical drug discovery markets. The Company issued 544,415 common shares of the Company

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

12. ACQUISITIONS (CONTINUED)
(valued at $2.792 per share) and paid $6.3 million in cash, including costs incurred in connection with the acquisition. Allocation of the purchase price to the net assets acquired resulted in a charge of $2.68 million for purchased in-process research and development which had not reached technological feasibility and had no probable alternative future uses. The value assigned to purchased in-process research and development was determined by an independent appraisal, utilizing the percentage-of-completion method. The acquisition also resulted in a charge of $1.0 million during the three months ended June 30, 1998, to expense the step-up of inventory to fair value recorded at the date of acquisition. Additional contingent payments, up to a maximum of $18.7 million, may be made through 2002, contingent upon CCS achieving certain post acquisition operating performance levels through December 31, 2001. During the period
April 1, 1998 to December 31, 1999, contingent payments totaling $9.4 million have been earned and accrued.

    On July 1, 1998, the Company acquired 100% of the outstanding common stock of BioSignal, Inc. ("BioSignal"), a biotechnology company located in Canada. Prior to the July acquisition, the Company owned a 19% interest in BioSignal. The Company acquired the remaining 81% ownership interest for approximately
$8.6 million in cash and 35,815 shares of the Company's common stock valued at $2.792 per share. In connection with the acquisition, the Company recognized a charge of $3.44 million associated with purchased in-process research and development which had not reached technological feasibility and had no probable future uses. The value assigned to purchased in-process research and development was determined by an independent appraisal, utilizing the percentage-of-completion method. The acquisition also resulted in a charge of $0.5 million during the three months ended September 30, 1998, to expense the step-up of inventory to fair value recorded at the date of acquisition.

    All of the above acquisitions have been accounted for using the purchase method of accounting and, accordingly, the purchase prices have been allocated to the assets purchased and the liabilities assumed based upon the estimated fair values at the dates of acquisition. The excess of the purchase prices, in the aggregate, over the fair values of the net assets acquired was approximately $21.0 million (including the earned contingent payments referred to above) and has been reflected as goodwill in the accompanying consolidated balance sheets. As contingent payments are earned, the related goodwill will increase. The goodwill associated with these acquisitions is being amortized on a straight-line basis over 20 to 40 years from the initial acquisition dates.

    The operating results of all acquisitions have been reflected in the accompanying condensed consolidated statements of income (loss) since their dates of acquisition. The following unaudited consolidated information is presented on a pro forma basis, as if the acquisitions had occurred as of the beginning of the periods presented. In the opinion of management, the pro forma information reflects all adjustments necessary for a fair presentation. The pro forma adjustments consist of: add-back of nonrecurring charges taken in connection with the acquisitions associated with in-process research and development costs and acquired inventory step-up write-offs, amortization of goodwill associated with the acquisitions, adjustments to certain historical compensation levels to be more indicative of post-acquisition levels, adjustments to reflect additional interest expense relating to the financing of the acquisitions and adjustments to reflect the related income tax effects, if any, of the

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

12. ACQUISITIONS (CONTINUED)
above. No pro forma adjustments have been included for the sale of the gas generation product line (see Note 14) since the effect is not material.

                                                                        1998
                                                              ------------------------
                                                                   (IN THOUSANDS,
                                                              EXCEPT PER SHARE AMOUNT)
                                                                    (UNAUDITED)
Revenues....................................................          $149,769
Income from operations......................................            28,930
Income from continuing operations...........................             8,855
Net income..................................................             9,905
Basic income per share--continuing operations...............          $   0.19

13. OTHER COSTS OF PRODUCT SALES

    During 1999, the Company modified an existing license agreement and terminated the production of an OEM clinical product. The modification and termination resulted in a $2.7 million charge to cost of sales to expense the remaining deferred licensing fees associated with the modified license
($0.9 million), reserve the value of the estimated excess inventory of the terminated product ($1.6 million) and write-off the net book value of the equipment used to manufacture the terminated product ($0.2 million). The charge associated with the license fee was based upon the estimated future cash flows associated with the underlying products.

14. OTHER OPERATING EXPENSES (INCOME), NET

    Other operating charges, net in the accompanying consolidated statements of income (loss) consists of the following (in thousands):

                                                              1997       1998
                                                            --------   --------
Recapitalization charges (Note 11)........................  $18,429    $    --
Purchased in-process research and development
  charges (Note 12).......................................       --      6,120
Gain on sale of product line..............................       --    (10,753)
                                                            -------    -------
                                                            $18,429    ($4,633)
                                                            =======    =======

    In December 1998, the Company sold Packard's gas generation product line, realizing a pre-tax gain of approximately $10.8 million.

15. SUBSEQUENT EVENTS

    ACQUISITIONS

    In March 2000, the Company acquired a 51% equity interest in Carl Consumable Products, LLC ("CCP") for an initial cash payment of $510,000, with an option to acquire the remaining 49% equity interest for (a) a cash payment of $490,000, plus (b) earn-out payments equal to 25% of the operating profit (as defined in the purchase agreement) of CCP in excess of $530,000 which is generated in each calendar year occurring during the four-year period following exercise of the option (unless the option is exercised prior to March 6, 2001, in which case the applicable earn-out percentage will be increased from 25% to 35%). As of September 30, 2000, no earnouts had been paid or accrued. CCP is a new company formed to design and manufacture sophisticated pipette tips used in the liquid dispensing process of drug discovery and genomic research.

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1998 AND 1999

15. SUBSEQUENT EVENTS (CONTINUED)

    In April 2000, the Company acquired certain net operating assets, primarily intangibles, of Cambridge Imaging Limited ("CIL"), effective March 31, 2000. The Company paid $1.25 million initially with additional contingent payments, up to $4.0 million, that may be made through April 2005, subject to the operations achieving certain post-acquisition performance levels through calendar year 2004. As of September 30, 2000, no earnouts were accrued or paid. The assets and technology acquired will be used to develop and manufacture biomedical imaging technology and devices.

    Effective October 1, 2000, the Company acquired the net operating assets of a division of GSI Lumonics, Inc. ("GSLI") (now operating as a division of Packard BioChip Technologies, LLC, a wholly-owned subsidiary of the Company). The total amount paid consisted of approximately $40 million in cash and
4.5 million shares of Company common stock valued for accounting purposes at $65.2 million. GSLI is a leading provider of imaging equipment for biochip and microarray applications. The GSLI acquisition has been accounted for using the purchase method. The acquisition resulted in a charge in October 2000 totaling $12.1 million to write-off the value assigned to acquired in-process research and development which had not yet reached technological feasibility, based upon an appraisal using the percentage of completion method. Goodwill related to this acquisition of approximately $90.5 million will be amortized over a 20-year period.

    The following unaudited consolidated information is presented on a pro forma basis, as if the GSLI acquisition had occurred as of the beginning of the period presented. In the opinion of management, the pro forma information reflects all adjustments necessary for a fair presentation. The pro forma adjustments include the add-back of the nonrecurring charge taken in connection with the acquisition associated with in-process research and development costs, amortization of goodwill associated with the acquisition, adjustments to reflect additional interest expense relating to the financing of the acquisition and adjustments to reflect the related income tax effects of the above.

                                                                        1999
                                                                        ----
                                                              (IN THOUSANDS, EXCEPT FOR
                                                                    SHARE AMOUNT)
                                                                     (UNAUDITED)
Revenues....................................................          $172,680
Income from operations......................................            12,944
Loss from continuing operations.............................           (10,840)
Basic and diluted loss per share from continuing
  operations................................................            ($0.22)

    In October 2000, the Company acquired an 8% equity interest in Agencourt Bioscience Corporation, a biotechnology company focused on providing nucleic acid purification kits and other assays for the genomics and proteomics marketplaces. The Company paid $1.25 million for this equity interest. Agencourt is controlled by three sons of the Company's Senior Vice President.

    INITIAL PUBLIC OFFERING

    On April 19, 2000, the Company completed a registration for public sale of 12 million shares of the Company's common stock for public sale (the "Offering"). The Offering raised approximately $110 million after consideration of the underwriters' over-allotment and expenses associated with the Offering. The Company utilized a portion of the proceeds from the Offering to repay the balance outstanding on the term loan and to reduce the amount outstanding on the U.S. dollar denominated

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

15. SUBSEQUENT EVENTS (CONTINUED)
portion of its revolving credit facility. Additionally, the Company used a portion of the proceeds for open market purchases of its Senior Subordinated Notes as described below. The Offering did not result in a change in control, as defined in the Senior Subordinated Notes. Accordingly, the Company was not required to repurchase any Senior Subordinated Notes as a result of the Offering. Upon consummation of the Offering, the Management Stockholders' right to require the Company to purchase common stock and options held by such Management Stockholders terminated.

    STOCK SPLIT

    On March 20, 2000, the Company's Board of Directors approved a 5 for 1 split of the Company's common stock, changed the par value of the Company common stock to $0.002 and increased the number of authorized shares of common stock to 200,000,000. As a result, all share and per share information included in the accompanying consolidated financial statements and notes hereto have been restated to reflect the effect of the split.

    COMPENSATION CHARGES

    On March 20, 2000, the Company's Board of Directors approved the acceleration of the vesting of all outstanding unvested stock options, making them 100% vested, effective March 17, 2000. This resulted in a non-cash compensation charges of $4.1 million and $3.1 million for continuing and discontinued operations, respectively in the quarter ending March 31, 2000.

    In March 2000, certain members of the Company's management transferred by gift 113,700 shares of their own Company common stock to substantially all of the Company's employees who on the date of the gifting did not own shares or options to purchase shares of the Company's stock. This resulted in non-cash compensation charges to the Company of $0.6 million and $0.4 million for continuing and discontinued operations, respectively in the quarter ending March 31, 2000.

    LONG-LIVED ASSETS AND OTHER CHARGES

    In December 2000, the Company recorded a $1.9 million charge to reflect the impact of certain strategic changes. This charge consists of $0.8 million to write-off fixed assets which have become impaired, $0.2 million of severance and lease termination costs and $0.9 million to write-off deferred costs associated with licenses for technology for which the Company will no longer receive any future benefit.

    LITIGATION SETTLEMENT

    In May 2000, the Company settled a Demand for Arbitration filed by Instrumentation Development, Inc. ("IDI"). The settlement required the Company make a payment to IDI totaling $1.325 million for an assignment of the technology that was the subject of the contract and to settle the dispute.

    AMENDED AND RESTATED CREDIT FACILITY

    In August 2000, the Company amended and restated the Credit Agreement (the "Amended Credit Agreement"). The Amended Credit Agreement eliminated the term loan and increased the revolving

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

15. SUBSEQUENT EVENTS (CONTINUED)
credit borrowing capacity from $75 million to $100 million. However, upon completion of the sale of Canberra, the facility will be reduced to $65 million. Under the terms of the Amended Credit Agreement, the outstanding revolving credit facility balance, if any, is due and payable on August 17, 2005. The Amended Credit Agreement modified certain of the financial covenants, including the calculation of the Company's consolidated leverage ratio (as defined in the Amended Credit Agreement). Revolving credit borrowings bear interest at rates within a range, subject to the consolidated leverage ratio which the Company achieves. U.S. dollar denominated borrowings bear interest, at the Company's option, at the customary base rate plus 0.25% to 1.75% or the Eurodollar rate plus 1.25% to 2.75%. Borrowings in currencies other than the U.S. dollar bear interest at the cost of funds rate plus a margin. The Amended Credit Agreement requires a 0.5% commitment fee, adjusted downward if the Company achieves a consolidated leverage ratio of 2:00 to 1:00 or less.

    EXTRAORDINARY ITEMS, NET OF INCOME TAXES

    In April 2000, the Company utilized $68.2 million of the proceeds from the Offering to pay off its remaining term facility ($37.3 million) and the U.S. dollar denominated balance of its revolving credit facility ($30.9 million). In May 2000 and December 2000, the Company repurchased an aggregate of approximately $31.9 million of its Senior Subordinated Notes in the open market at a discount; and in August 2000, the Company amended and restated its revolving credit facility. Due to the extinguishment of the facility, the unamortized deferred fees associated with the revolving credit facility were written off.

    The May and December 2000 repurchases of the Senior Subordinated Notes resulted in an aggregate gain of $3.2 million. The Company expensed the remaining unamortized balance of the deferred financing fees associated with the term loan and original revolving credit facility, as well as that portion applicable to the Senior Subordinated Notes that were repurchased. The gain, net of the deferred fees write-off of $2.6 million, will be presented as extraordinary items, net of income taxes, in the Company's December 31, 2000 consolidated financial statements.

    DISCONTINUED OPERATIONS

    On November 29, 2000, the Company announced an agreement to sell its Canberra operating segment ("Canberra") to COGEMA, S.A. for $170 million. The estimated net proceeds, after the provision for income taxes and cash expenses directly related to the sale and after the repurchase of options held by Canberra employees, are expected to be in the range of $120 million to $130 million. The Company expects to complete the sale in the first quarter of 2001. This transaction is subject to federal regulatory approval and other customary closing conditions. Summary information of the

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

15. SUBSEQUENT EVENTS (CONTINUED)
discontinued operations for the years ended December 31, 1997, 1998 and 1999 is as follows (in thousands):

                                                  1997       1998       1999
                                                --------   --------   --------
Revenues......................................  $ 63,827   $ 81,929   $106,003
Total costs and expenses......................   (56,127)   (79,526)   (92,435)
Provision for income taxes....................    (4,835)    (1,353)    (5,816)
                                                --------   --------   --------
  Income from discontinued operations, net....  $  2,865   $  1,050   $  7,752
                                                ========   ========   ========

    For purposes of presenting operating results of the Company's continuing operations, all corporate interest expense and interest income has been charged, and all corporate interest income has been credited, to continuing operations. Corporate interest expense consists of all interest associated with the Senior Subordinated Notes, the term loan facility and the revolving credit facility. Corporate interest income represents income earned on corporate invested funds. None of this interest expense or income has been allocated to discontinued operations. Discontinued operations include interest expense on local borrowings related to the applicable foreign subsidiaries of $0.1 million, $0.1 million and $0.6 million for the years ended December 31, 1997, 1998 and 1999, respectively.

    Results of discontinued operations for 1999 include a charge associated with accelerated option vesting totaling $0.8 million (see Note 5) for Canberra employees and a $1.0 million charge associated with writing off the step-up in inventory acquired in connection with Canberra's April 1, 1999 acquisition of the net operating assets of Tennelec, Inc. Results of discontinued operations for 1998 include a $0.8 million charge associated with writing off the step-up in inventory acquired in connection with Canberra's September 1, 1997 acquisition of the net operating assets of Aquila Technologies Group, Inc. Net assets of the discontinued operations consisted of the following (in thousands):

                                                      DECEMBER 31,    DECEMBER 31,
                                                          1998            1999
                                                      -------------   -------------
Cash................................................     $ 1,321         $ 3,144
Accounts receivable, net............................      18,271          29,188
Inventories, net....................................      12,964          15,400
Accounts payable....................................      (5,868)         (6,646)
Accrued liabilities.................................      (8,685)         (9,163)
Other, net..........................................      (2,471)           (541)
                                                         -------         -------
  Net current assets................................     $15,532         $31,382
                                                         =======         =======
Property, plant and equipment, net..................     $15,233         $16,870
Goodwill, net.......................................       8,415          22,064
Noncurrent liabilities..............................      (3,594)           (616)
Minority interest...................................      (2,555)         (2,301)
Other, net..........................................       1,681             411
                                                         -------         -------
  Net noncurrent assets.............................     $19,180         $36,428
                                                         =======         =======

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

15. SUBSEQUENT EVENTS (CONTINUED)
    In December 2000, the Company's board of directors approved a modification to the Company's existing employee stock option plans allowing the Canberra employees to exercise their outstanding stock options within the 90 days immediately following the closing of the sale. This modification extends the previous provisions of the stock option agreements thereby creating a compensation charge for all outstanding options for Canberra employees when the employees separate from the Company. The estimated charge of approximately $12.5 million will be reflected as a component of the gain on disposal of discontinued operations.

REGISTRATION STATEMENT

    In February 2001, the Company filed a registration statement on Form S-1 for the sale of 10,000,000 shares of the Company's common stock. The offering will include 7,000,000 shares to be sold by GSLI, Stonington and certain other stockholders, and 3,000,000 shares to be sold by the Company. The net proceeds from the sale of the Company's shares will be used by the Company for general corporate purposes. The Company will not receive any proceeds from the sale of shares by the stockholders. Expenses related to the shares to be sold by GSLI will be recorded as additional goodwill and expenses related to the shares sold by the other stockholders will be charged to equity. The offering will not result in a change in control, as defined, in the Senior Subordinated Notes (see
Note 4).

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
GSI Lumonics Inc.

    We have audited the accompanying statements of net assets sold of GSI Lumonics Inc.'s Life Sciences Business as of December 31, 1998 and 1999 and the statements of net sales, cost of sales and direct operating expenses for the years then ended. These statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As described in Note 1, the accompanying statements were prepared in accordance with the Asset Purchase Agreement between GSI Lumonics Inc. and Packard BioScience Company dated August 19, 2000 and consummated effective October 1, 2000 for the sale of GSI Lumonics Inc.'s Life Sciences Business to Packard BioScience Company, and for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the S-1 Registration Statement of Packard BioScience Company. These statements are not intended to be a complete presentation of the assets, liabilities, revenue and expenses of GSI Lumonics Inc.'s Life Sciences Business.

    In our opinion, these statements present fairly, in all material respects, the net assets sold of GSI Lumonics Inc.'s Life Sciences Business as of December 31, 1998 and 1999 and the net sales, cost of sales and direct operating expenses for the years then ended, pursuant to the Asset Purchase Agreement described in Note 1, in conformity with accounting principles generally accepted in the United States.

                                                               Ernst & Young LLP
                                                           Chartered Accountants

Ottawa, Canada
October 25, 2000

                  GSI LUMONICS INC. -- LIFE SCIENCES BUSINESS
                         STATEMENTS OF NET ASSETS SOLD
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                     AS OF
                                                                 DECEMBER 31,           AS OF
                                                              -------------------   SEPTEMBER 30,
                                                                1998       1999         2000
                                                                ----     --------   -------------
                                                                                     (UNAUDITED)
                           ASSETS

CURRENT ASSETS:

  Accounts receivable, less allowance of $16, $24 and
    $15 as of December 31, 1998 and 1999 and September 30,
    2000, respectively......................................   $1,397     $5,027       $4,278

  Inventories (Note 3)......................................      900      2,421        1,948
                                                               ------     ------       ------

    Total current assets....................................    2,297      7,448        6,226

PROPERTY, PLANT AND EQUIPMENT, net of accumulated
  amortization of $92, $158 and $282, respectively..........       83        207          380

INTANGIBLE ASSETS, net of accumulated amortization of
  $nil, $124, and $207, respectively........................       --        910          827
                                                               ------     ------       ------

TOTAL ASSETS................................................    2,380      8,565        7,433
                                                               ------     ------       ------

                        LIABILITIES

CURRENT LIABILITIES:

  Accounts payable..........................................       78      1,090          615

  Accrued warranty expenses.................................       82        240        1,465

  Accrued compensation expenses.............................       77        483          159

  Deferred revenue and other accrued expenses...............      157        333          658
                                                               ------     ------       ------

    Total current liabilities...............................      394      2,146        2,897
                                                               ------     ------       ------

COMMITMENTS AND CONTINGENCIES (Note 5)

NET ASSETS SOLD.............................................   $1,986     $6,419       $4,536
                                                               ======     ======       ======

                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                   GSI LUMONICS INC.--LIFE SCIENCES BUSINESS
      STATEMENTS OF NET SALES, COST OF SALES AND DIRECT OPERATING EXPENSES

                         (IN THOUSANDS OF U.S. DOLLARS)

                                                            YEAR ENDED             NINE MONTHS ENDED
                                                           DECEMBER 31,              SEPTEMBER 30,
                                                      -----------------------   -----------------------
                                                        1998           1999       1999           2000
                                                      --------       --------   --------       --------
                                                                                      (UNAUDITED)
Net sales...........................................   $8,027        $13,790    $ 8,697        $13,086

Cost of sales.......................................    2,886          6,091      3,790          7,493
                                                       ------        -------    -------        -------

  Gross profit......................................    5,141          7,699      4,907          5,593
                                                       ------        -------    -------        -------

Research and development expenses...................    1,865          2,973      2,192          3,745

Selling, general and administrative expenses........    2,125          3,021      2,104          3,908

Amortization of technology and intangibles..........       --            124         83            124

Acquired in-process research and development
  (Note 2)..........................................       --          4,100      4,100             --
                                                       ------        -------    -------        -------

  Total direct operating expenses...................    3,990         10,218      8,479          7,777
                                                       ------        -------    -------        -------

Excess (deficiency) of net sales over (under) cost
  of sales and direct operating expenses............   $1,151        ($2,519)   ($3,572)       ($2,184)
                                                       ======        =======    =======        =======

                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                   GSI LUMONICS INC.--LIFE SCIENCES BUSINESS

                         NOTES TO FINANCIAL STATEMENTS

               (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE
          NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

1. BACKGROUND AND BASIS OF PRESENTATION

    The accompanying statements have been prepared in accordance with accounting principles generally accepted in the United States for the purpose of presenting the net assets sold of the Life Sciences Business ("Life Sciences") of GSI Lumonics Inc. ("GSI Lumonics") pursuant to the Asset Purchase Agreement (the "Agreement") entered into as of August 19, 2000 and consummated effective October 1, 2000 ("Closing Date") between GSI Lumonics and Packard BioScience Company (the "Buyer") and its net sales, cost of sales and direct operating expenses. Pursuant to the Agreement, GSI Lumonics sold to the Buyer certain assets including accounts receivable, inventories, property, plant and equipment and intangible assets for proceeds of approximately $40,000,000 cash and 4.5 million shares of the Buyer's common stock. The Buyer is to also assume certain liabilities pursuant to the Agreement.

    Life Sciences was a separately managed product line in the GSI Lumonics' Billerica facility, Massachusetts. Life Sciences manufactures laser-based microarray scanners and related analytical software used to read and interpret gene expression experiments. Major customers for these products include universities, research laboratories, and Government agencies. The business' principal markets are in the United States, Japan and Germany.

    Historically, GSI Lumonics did not maintain Life Sciences as a separate business unit and external financial statements have not been prepared. Therefore, the accompanying statements are derived from the historical accounting records of Life Sciences and present the net assets sold as of December 31, 1998 and 1999 and September 30, 2000, and the statements of net sales, cost of sales and direct operating expenses for the years ended
December 31, 1998 and 1999 and for the nine months ended September 30, 1999 and 2000. A statement of cash flows is not presented as Life Sciences did not maintain a cash balance, all cash flow activities were funded by GSI Lumonics and a statement of cash flows is not prepared at this reporting level. These statements are not intended to be a complete presentation of Life Sciences' financial position, results of operations and cash flows. The historical operating results may not be indicative of the results of operations of Life Sciences going forward due to changes in the business by the Buyer and the omission of various indirect operating expenses.

    The statements of net sales, cost of sales and direct operating expenses include all revenues and expenses directly attributable to Life Sciences products. Cost of sales includes material cost, direct labor and an allocation of factory overhead. Direct operating expenses consist principally of research and development, selling, general and administrative expenses, amortization and in-process research and development costs. Some selling, general and administrative expenses have been allocated to Life Sciences on various bases, including the basis of relative sales of Life Sciences to other sales of GSI Lumonics, personnel and estimated time spent on Life Sciences. The statements do not include corporate general and administrative expenses, interest, income taxes or any other corporate expense allocations. Since Life Sciences was not a separate business unit, GSI Lumonics had never segregated indirect operating cost information relative to Life Sciences for external financial reporting purposes. Accordingly, it is not practical to isolate or allocate such indirect operating costs to Life Sciences. In the opinion of management of Life Sciences, such allocations are reasonable.

    The interim financial information at September 30, 2000 and for the nine months ended September 30, 1999 and 2000 is unaudited but includes all adjustments and accruals which management considers necessary for a fair presentation of the net assets sold of Life Sciences at such date and the

                   GSI LUMONICS INC.--LIFE SCIENCES BUSINESS

               (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE
          NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

1. BACKGROUND AND BASIS OF PRESENTATION (CONTINUED) net sales, cost of sales and direct operating expenses for the nine month periods presented. The results for interim periods are not necessarily indicative of results to be expected for the year or any future periods.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES

    The preparation of these statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the audit report date, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    INVENTORIES

    Inventories, which include materials and conversion costs, are stated at the lower of cost (primarily first-in, first-out) or market.

    FINANCIAL INSTRUMENTS

    Financial instruments include accounts receivable, accounts payable and accrued liabilities. The carrying values of the business' financial instruments approximate their fair value.

    FIXED ASSETS

    Fixed assets are stated at cost. The declining-balance and straight-line methods determine depreciation over the estimated useful lives of the assets, generally 3 to 10 years. Depreciation expense, included in selling, general and administration expenses on the statements of net sales, cost of sales and direct operating expenses, for the years ended December 31, 1998 and 1999 and the nine months ended September 30, 1999 and 2000 was $48,000, $66,000, $50,000 and
$75,000, respectively.

    INTANGIBLES

    On March 22, 1999, GSI Lumonics completed a merger of equals with General Scanning Inc., Watertown, Massachusetts, a leading manufacturer of laser systems and components. The merger transaction was accounted for as a purchase. The aggregate purchase price was allocated to General Scanning's net identifiable assets, based on estimated fair values, including the net assets of Life Sciences Business as follows:

    1. Acquired technology of $624,000 results from an allocation of an appraisal of General Scanning intangible assets and is being amortized on a straight line basis over its useful life of 60 months;

    2. Assembled workforce of $268,000 results from an allocation of an appraisal of General Scanning intangible assets and is being amortized on a straight line basis over a 10 year period;

                   GSI LUMONICS INC.--LIFE SCIENCES BUSINESS

               (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE
          NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    3. Trademark and trade name of $142,000 results from an allocation of an appraisal of General Scanning intangible assets and is being amortized on a straight line basis over a 10 year period.

Acquired in-process research and development of $4,100,000 arising on the acquisition charged against income in 1999 results from an allocation of an appraisal of General Scanning intangible assets.

    REVENUE RECOGNITION

    Revenue is generally recognized at the time of shipment or when services are provided. Estimated potential product liability and warranty costs are accrued, based on the Company's experience, when revenue is recognized.

    FOREIGN CURRENCY TRANSLATION

    Assets and liabilities of foreign operations are translated from foreign currencies into U.S. dollars at the exchange rate in effect at the period-end. Revenues and expenses are translated at the average exchange rate in effect for the period. Foreign exchange gains or losses are recorded in the corporate ledger at GSI Lumonics and, as such, no segregation of these items is presented for product line foreign currency statements. As the foreign exchange gains and losses are not tracked on a product line basis and are not as a result of direct expenses incurred for the product line, they are not presented in the statement of net sales, cost of sales and direct operating expenses.

    STOCK BASED COMPENSATION

    The Life Sciences Group has elected to continue to apply APB 25 in accounting for its stock option plans, valuing the compensation expense using the intrinsic value method (Note 10).

    RECENT PRONOUNCEMENTS

    In December 1999, the Securities and Exchange Commission (the "SEC") issued Staff Accounting Bulletin (the "SAB") No. 101, Revenue Recognition in Financial Statements, which was amended in March 2000 by SAB 101A, and in June 2000 by SAB 101B. The SAB summarizes certain of the SEC staff views in applying generally accepted accounting principles to revenue recognition in financial statements. This SAB is effective beginning the fourth fiscal quarter of fiscal 2000. We believe this bulletin will not have a significant impact on our reported sales.

                   GSI LUMONICS INC.--LIFE SCIENCES BUSINESS

               (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE
          NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

3. INVENTORIES

    Inventories consisted of the following (in thousands):

                                          DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                              1998           1999           2000
                                          ------------   ------------   -------------
                                                                         (UNAUDITED)
Raw materials...........................      $603          $2,027         $1,596

Work-in-process.........................       173              --             --

Finished goods..........................       124             394            352
                                              ----          ------         ------

Total inventories.......................      $900          $2,421         $1,948
                                              ====          ======         ======

4. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consisted of the following (in thousands):

                                                          DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                              1998           1999           2000
                                                          ------------   ------------   -------------
                                                                                         (UNAUDITED)
Machinery and equipment and other.......................      $175           $ 365          $502
Furniture and fixtures..................................        --              --           160
                                                              ----           -----          ----
    Total cost..........................................       175             365           662
Less: Accumulated depreciation..........................       (92)           (158)         (282)
                                                              ----           -----          ----
    Property, plant and equipment, net..................      $ 83           $ 207          $380
                                                              ====           =====          ====

5. COMMITMENTS AND CONTINGENCIES

    LEGAL PROCEEDINGS AND DISPUTES

    GSI Lumonics Inc. V. BioDiscovery, Inc. On December 10, 1999, GSI Lumonics filed suit in the United States District Court for the District of Massachusetts seeking a declaration that its QuantArray Microarray Analysis Software does not infringe any copyright owned by BioDiscovery, Inc. or its president. BioDiscovery, Inc. is a manufacturer of microarray quantification software under the name ImaGene-C-. On December 21, 1999, BioDiscovery's president responded to GSI Lumonics' action for declaratory judgment by filing a separate suit in the United States District Court for the Southern District of California, alleging that GSI Lumonics reverse engineered his software, and also sued for copyright infringement. In the Massachusetts action, the court denied BioDiscovery's president's motion to dismiss and scheduled a trial for May 2000. In
April 2000, shortly before the trial was scheduled to begin, BioDiscovery's president abandoned his copyright infringement claim and consented to the entry of a default judgment in favor of GSI Lumonics. In the California action the court, in September 2000, allowed a motion by GSI Lumonics to dismiss BioDiscovery's president's complaint insofar as it alleged any reverse engineering, reverse compiling or copying of ImaGene-C-. On November 22, 2000, the

                   GSI LUMONICS INC.--LIFE SCIENCES BUSINESS

               (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE
          NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

5. COMMITMENTS AND CONTINGENCIES (CONTINUED)
Company announced that GSI Lumonics and BioDiscovery, Inc. have settled all outstanding claims between the parties.

    RISKS AND UNCERTAINTIES

    At December 31, 1998 and 1999 and September 30, 2000 one customer represented approximately nil, 16% and 16%, respectively of accounts receivable. Sales to this customer for the years ended December 31, 1998 and 1999 and the nine months ended September 30, 2000 represented approximately nil, 14% and 16% of total sales. Credit risk, with respect to trade receivables, is minimized because of the diversification of the business' sales and its growing customer base worldwide.

6. TRANSITION SERVICES AGREEMENT

    GSI Lumonics and the Buyer entered into a Transition Services Agreement whereby GSI Lumonics agreed to provide certain administrative and transitional services to the Buyer for an agreed price until March 31, 2001.

7. SUBLEASE AGREEMENT

    On the Closing Date, GSI Lumonics and the Buyer entered into a Sublease Agreement whereby GSI Lumonics has agreed to lease premises to the Buyer, for an agreed price, until June 30, 2001.

8. RELATED PARTY TRANSACTIONS

    Life Sciences recorded purchases from other product lines of GSI Lumonics during the years ended December 31, 1998 and 1999 and the nine month period ended September 30, 2000 of approximately $180,000, $321,000 and $369,000, respectively at amounts and terms approximately equivalent to third party transactions. Transactions with other divisions of GSI Lumonics are at normal trade terms.

9. SEGMENT INFORMATION

    Life Sciences manufactures laser-based microarray scanners and related analytical software used to read and interpret gene expression experiments. Major customers for these products include universities, research laboratories, and Government agencies. The business' principal markets are in the United States, Japan and Germany. Life Sciences has one reportable segment.

                   GSI LUMONICS INC.--LIFE SCIENCES BUSINESS

               (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE
          NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

9. SEGMENT INFORMATION (CONTINUED)
    Life Sciences attributes revenues to geographic areas on the basis of the customer location. Long-lived assets are attributed to geographic areas in which Company assets reside and all such assets reside in the United States. Geographic segment information is as follows (in thousands):

                                                                                   NINE MONTHS
                                                          YEAR ENDED                  ENDED
                                                         DECEMBER 31,             SEPTEMBER 30,
                                                    -----------------------       -------------
                                                      1998           1999             2000
                                                    --------       --------       -------------
                                                                                   (UNAUDITED)
Revenues from external customers:

  North America...................................   $7,095        $ 8,342           $ 6,763

  Europe..........................................      208          2,062             2,653

  Japan...........................................      724          3,386             3,670
                                                     ------        -------           -------

    Total.........................................   $8,027        $13,790           $13,086
                                                     ======        =======           =======

10. SHARE OPTIONS PLANS

    Employees of GSI Lumonics who are being transferred to the Buyer participated in share option plans depending on their original date of employment. The first plan dated 1992 involved General Scanning employees, the second dated 1995 was for GSI Lumonics employees. Employees transferred to the Buyer may have options under both plans, depending on the date of employment and options granted.

    GSI Lumonics accelerated the vesting of the options for all employees that were being transferred to the Buyer in the purchase and sale agreement
(Note 1). This arrangement allowed all options outstanding for the employees to vest immediately. Each employee will then have thirty days for options granted under the 1992 plan and sixty days for options granted under the 1995 plan to exercise these options.

    As of September 30, 2000, Life Science employees held accelerated options entitling them to acquire 37,038 shares at a weighted average exercise price of $5.49 per share and a stock based compensation charge of $408,000 was recorded by Life Sciences in the nine months ended September 30, 2000.

              INDEX TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

                                                                PAGE
                                                              --------
Pro Forma Statement of Net Assets as of September 30,
  2000......................................................    P-2

Pro Forma Statement of Loss from Continuing Operations
  before Extraordinary Items for the Nine Months Ended
  September 30, 2000........................................    P-3

Pro Forma Statement of Loss from Continuing Operations for
  the Year Ended December 31, 1999..........................    P-4

Notes to Pro Forma Consolidated Financial Statements........    P-5

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES

                       PRO FORMA STATEMENT OF NET ASSETS

                            AS OF SEPTEMBER 30, 2000
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                     HISTORICAL   HISTORICAL    PRO FORMA    PRO FORMA
                                                      PACKARD        GSLI      ADJUSTMENTS    PACKARD
                                                     ----------   ----------   -----------   ---------
                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................   $ 52,828      $   --       $(21,131)   $ 31,697
  Accounts receivable, net.........................     26,112       4,278             --      30,390
  Inventories, net.................................     19,075       1,948             --      21,023
  Deferred income taxes............................      4,160          --            105       4,265
  Net current assets of discontinued operations....     27,756          --             --      27,756
  Other............................................      3,913          --             --       3,913
                                                      --------      ------       --------    --------
    Total current assets...........................    133,844       6,226        (21,026)    119,044
                                                      --------      ------       --------    --------
PROPERTY, PLANT AND EQUIPMENT, at cost.............     27,332         662           (282)     27,712
Less: Accumulated depreciation.....................    (12,851)       (282)           282     (12,851)
                                                      --------      ------       --------    --------
                                                        14,481         380             --      14,861
                                                      --------      ------       --------    --------
OTHER ASSETS:
  Goodwill, net....................................     20,415          --         90,506     110,921
  Deferred financing costs, net....................      4,538          --             --       4,538
  Net noncurrent assets of discontinued
    operations.....................................     38,404          --             --      38,404
  Other assets.....................................      9,390         827           (827)      9,390
                                                      --------      ------       --------    --------
                                                        72,747         827         89,679     163,253
                                                      --------      ------       --------    --------
                                                      $221,072      $7,433       $ 68,653    $297,158
                                                      ========      ======       ========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY AND NET ASSETS
CURRENT LIABILITIES:
  Notes payable....................................   $  2,389      $   --       $     --    $  2,389
  Current portion of long-term debt................      1,302          --             --       1,302
  Accounts payable and accrued liabilities.........     17,775       2,239             --      20,014
  Deferred income..................................      9,250         658             --       9,908
                                                      --------      ------       --------    --------
    Total current liabilities......................     30,716       2,897             --      33,613
                                                      --------      ------       --------    --------
LONG-TERM DEBT, less current portion...............    171,397          --         20,000     191,397
                                                      --------      ------       --------    --------
DEFERRED INCOME TAXES..............................      4,493          --         (4,493)         --
                                                      --------      ------       --------    --------
OTHER NONCURRENT LIABILITIES.......................      2,745          --             --       2,745
                                                      --------      ------       --------    --------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY AND NET ASSETS................     11,721       4,536         53,146      69,403
                                                      --------      ------       --------    --------
                                                      $221,072      $7,433       $ 68,653    $297,158
                                                      ========      ======       ========    ========

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE PRO FORMA FINANCIAL
                                  STATEMENTS.

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES

                  PRO FORMA STATEMENT OF LOSS FROM CONTINUING
                     OPERATIONS BEFORE EXTRAORDINARY ITEMS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNT)
                                  (UNAUDITED)

                                                     HISTORICAL   HISTORICAL    PRO FORMA    PRO FORMA
                                                      PACKARD        GSLI      ADJUSTMENTS    PACKARD
                                                     ----------   ----------   -----------   ---------
Revenues...........................................   $115,446     $ 13,086      $     --    $128,532

Cost of sales......................................     50,738        7,493            --      58,231
                                                      --------     --------      --------    --------

Gross profit.......................................     64,708        5,593            --      70,301

Research and development expenses..................     19,950        3,745            --      23,695

Selling, general and administrative expenses.......     39,328        3,908         3,394      46,630

Amortization of technology and intangibles.........         --          124          (124)         --
                                                      --------     --------      --------    --------

Income (loss) from operations......................      5,430       (2,184)       (3,270)        (24)

Interest expense, net..............................    (13,715)          --        (2,100)    (15,815)
                                                      --------     --------      --------    --------

Loss from continuing operations before income taxes
  and extraordinary items..........................     (8,285)      (2,184)       (5,370)    (15,839)

Benefit from income taxes..........................      2,900           --         3,310       6,210
                                                      --------     --------      --------    --------

Loss from continuing operations before
  extraordinary items..............................   $ (5,385)    $ (2,184)     $ (2,060)   $ (9,629)
                                                      ========     ========      ========    ========

Weighted average shares outstanding................                                            60,281
                                                                                             ========

Basic and diluted loss per share from continuing
  operations before extraordinary items............                                          $  (0.16)
                                                                                             ========

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE PRO FORMA FINANCIAL
                                  STATEMENTS.

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES

             PRO FORMA STATEMENT OF LOSS FROM CONTINUING OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNT)
                                  (UNAUDITED)

                                                     HISTORICAL   HISTORICAL    PRO FORMA    PRO FORMA
                                                      PACKARD        GSLI      ADJUSTMENTS    PACKARD
                                                     ----------   ----------   -----------   ---------
Revenues...........................................   $158,890     $ 13,790      $     --    $172,680

Cost of sales......................................     78,310        6,091            --      84,401
                                                      --------     --------      --------    --------

Gross profit.......................................     80,580        7,699            --      88,279

Research and development expenses..................     22,796        2,973            --      25,769

Selling, general and administrative expenses.......     42,020        3,021         4,525      49,566

Amortization of technology and intangibles.........         --          124          (124)         --

Write-off of acquired in-process research and
  development......................................         --        4,100        (4,100)         --
                                                      --------     --------      --------    --------

Income (loss) from operations......................     15,764       (2,519)         (301)     12,944

Interest expense, net..............................    (22,094)          --        (2,800)    (24,894)
                                                      --------     --------      --------    --------

Loss from continuing operations before income
  taxes............................................     (6,330)      (2,519)       (3,101)    (11,950)

(Provision for) benefit from income taxes..........     (1,620)          --         2,730       1,110
                                                      --------     --------      --------    --------

Loss from continuing operations....................   $ (7,950)    $ (2,519)     $   (371)   $(10,840)
                                                      ========     ========      ========    ========

Weighted average shares outstanding................                                            50,299
                                                                                             ========

Basic and diluted loss per share from continuing
  operations.......................................                                          $  (0.22)
                                                                                             ========

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE PRO FORMA FINANCIAL
                                  STATEMENTS.

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. ACQUISITION AND BASIS OF PRESENTATION

    Effective October 1, 2000, Packard BioScience Company ("Packard" or "the Company") acquired the net operating assets of a division of GSI Lumonics, Inc. ("GSLI") (now operating as a division of Packard BioChip Technologies LLC, a wholly-owned subsidiary of the Company). The total amount paid consisted of approximately $40 million in cash and 4.5 million shares of Company common stock valued for accounting purposes at $65.2 million. The acquisition resulted in a charge in October 2000 totaling $12.1 million to write off the value assigned to acquired in-process research and development which had not yet reached technological feasibility, based upon an appraisal using the percentage of completion method. Goodwill related to this acquisition of approximately
$90.5 million will be amortized over a 20-year period.

    The pro forma information presented is theoretical in nature and not necessarily indicative of future consolidated results of operations of the Company or the consolidated results of operations which would have resulted had the Company acquired certain net assets of GSLI during the periods presented. The pro forma consolidated financial statements reflect the effects of the GSLI acquisition, assuming that the acquisition and related events occurred as of the beginning of the period for the unaudited pro forma statements of loss from continuing operations for the year ended December 31, 1999 and the nine months ended September 30, 2000, and as of September 30, 2000, for the unaudited pro forma statement of net assets as of September 30, 2000.

    The historical Packard and GSLI financial information included in the accompanying pro forma financial statements was derived from the historical financial statements included elsewhere herein.

    The historical GSLI statements of loss from continuing operations include all revenues and expenses directly attributable to GSLI's products. Cost of sales includes material cost, direct labor and an allocation of factory overhead. Some selling, general and administrative expenses have been allocated to GSLI on various bases, including the basis of relative sales of GSLI to other sales of GSI Lumonics Inc., personnel and estimated time spent on GSLI. The statements do not include corporate general and administrative expenses, interest, income taxes or any other corporate expense allocations. Since GSLI was not a separate business unit, GSI Lumonics Inc. had never segregated indirect operating cost information relative to GSLI for external financial reporting purposes. Accordingly, it is not practical to isolate or allocate such indirect operating costs to GSLI. In the opinion of management of GSLI, such allocations are reasonable.

2. PRO FORMA ADJUSTMENTS

    - The purchase price of GSLI consisted of the following (in thousands):

     Cash........................................................  $ 39,338
     Company common stock........................................    65,184
     Legal and other fees........................................     1,793
                                                                   --------
     Total consideration.........................................  $106,315
                                                                   ========

     The Company issued approximately 4.5 million shares of common stock to GSLI in connection with the acquisition. The value assigned to the stock was determined in accordance with guidance provided by the Emerging Issues Task Force. The value of the stock for tax purposes

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES

                                  (UNAUDITED)

2. PRO FORMA ADJUSTMENTS (CONTINUED)
     was approximately $87.7 million, which amount was determined based on the closing price on the date the shares were issued. The difference will result in an additional tax benefit of approximately $595,000 annually.

    - The purchase price was allocated as follows:

     Tangible net assets.........................................  $  3,709
     In-process research and development.........................    12,100
     Goodwill....................................................    90,506
                                                                   --------
     Total.......................................................  $106,315
                                                                   ========

     The Company wrote-off the value assigned to the acquired in-process research and development in the fourth quarter of 2000 as it had not reached technological feasibility as of the date of the acquisition. The value was determined based on an independent appraisal using the percentage of completion method. This write-off is not reflected in the accompanying pro forma statements of income loss from continuing operations since it is nonrecurring in nature.

    - Borrowings required to fund the cash portion of the acquisition are reflected in the accompanying pro forma financial statements along with interest expense thereon. In addition, the use of available cash to fund a portion of the cash requirement is reflected in the pro forma financial statements along with a corresponding reduction in interest income thereon.

    - The write-off of acquired in-process research and development included in the GSLI financial statements has been eliminated from the pro forma financial information.

    - The effect of the acquisition on income taxes is reflected in the accompanying financial statements, including the impact of the difference in the amount of goodwill for income tax purposes and financial reporting purposes.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               10,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                  ------------
                              P R O S P E C T U S
                              -------------------

                              MERRILL LYNCH & CO.
                           CREDIT SUISSE FIRST BOSTON
                                    JPMORGAN
                         BANC OF AMERICA SECURITIES LLC
                             ROBERT W. BAIRD & CO.

                                         , 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                       [ALTERNATE FRONT COVER PAGE FOR INTERNATIONAL PROSPECTUS]

                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED FEBRUARY 9, 2001

PROSPECTUS

                               10,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                               ------------------

    Packard BioScience Company is selling 3,000,000 shares and Packard BioScience Company stockholders are selling 7,000,000 shares. The international managers are offering 2,000,000 shares outside the U.S. and Canada and the U.S. underwriters are offering 8,000,000 shares in the U.S. and Canada.

    The shares are quoted on the Nasdaq National Market under the symbol "PBSC." On February 7, 2001, the last sale price of the shares as reported on the Nasdaq National Market was $15.00 per share.

    INVESTING IN THE COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

                               ------------------

                                                          PER SHARE    TOTAL
                                                          ---------    -----
Public offering price...................................     $           $
Underwriting discount...................................     $           $
Proceeds, before expenses, to Packard BioScience........     $           $
Proceeds to the selling stockholders....................     $           $

    The international managers may purchase up to an additional 300,000 shares from the selling stockholders at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The U.S. underwriters may similarly purchase up to an additional 1,200,000 shares from the selling stockholders.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares will be ready for delivery on or about       , 2001.

                               ------------------

MERRILL LYNCH INTERNATIONAL
         CREDIT SUISSE FIRST BOSTON
                                  JPMORGAN
                                           BANK OF AMERICA INTERNATIONAL LIMITED
                                                           ROBERT W. BAIRD & CO.
                                  -----------

                  The date of this prospectus is       , 2001.

                       [ALTERNATE FRONT COVER PAGE FOR INTERNATIONAL PROSPECTUS]

                                  UNDERWRITING

    We intend to offer the shares outside the U.S. and Canada through the international managers and in the U.S. and Canada through the U.S. underwriters. Merrill Lynch International, Credit Suisse First Boston (Europe) Limited, J.P. Morgan Securities Ltd., Bank of America International Limited and Robert W. Baird & Co. Incorporated are acting as lead managers for the international managers named below. Subject to the terms and conditions described in an international purchase agreement among us, the selling stockholders, certain other stockholders and the international managers, and concurrently with the sale of shares to the U.S. underwriters, we and the selling stockholders have agreed to sell to the international managers, and the international managers severally have agreed to purchase from us and the selling stockholders and concurrently with the sale of shares to the U.S. underwriters, the number of shares listed opposite their names below.

                                                               NUMBER
INTERNATIONAL MANAGER                                         OF SHARES
---------------------                                         ---------
    Merrill Lynch International ............................
    Credit Suisse First Boston (Europe) Limited.............
    J.P. Morgan Securities Ltd..............................
    Bank of America International Limited...................
    Robert W. Baird & Co. Incorporated......................
                                                              ---------
              Total.........................................  2,000,000
                                                              =========

    We, the selling stockholders and certain other stockholders have also entered into a U.S. purchase agreement with the U.S. underwriters for sale of the shares in the U.S. and Canada for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc., Banc of America Securities LLC and Robert W. Baird & Co. Incorporated are acting as U.S. representatives. Subject to the terms and conditions in the U.S. agreement, and concurrently with the sale of shares to the international managers pursuant to the international purchase agreement, we and the selling stockholders have agreed to sell to the U.S. underwriters, and the U.S. underwriters severally have agreed to purchase 8,000,000 shares from us and the selling stockholders. The public offering price per share and the total underwriting discount per share are identical under the international purchase agreement and the U.S. purchase agreement.

    The international managers and the U.S. underwriters have agreed to purchase all of the shares sold under the international and U.S. purchase agreements if any of these shares are purchased. If an underwriter defaults, the international and U.S. purchase agreements provide that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings for the sale of shares to be purchased by the international managers and the U.S. underwriters are conditioned on one another.

    We and the selling stockholders have agreed to indemnify the international managers and the U.S. underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the international managers and the U.S. underwriters may be required to make in respect of those liabilities.

    The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreements, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

    The lead managers have advised us and the selling stockholders that the international managers propose initially to offer the shares to the public at the public offering price listed on the cover page of this prospectus and to dealers at that price less a concession not in excess of $ per share. The international managers may allow, and the dealers may reallow, a discount not in excess of $ per share to other dealers. After the offering, the public offering price, concession and discount may be changed.

    The following table shows the public offering price, underwriting discount and proceeds before expenses to Packard BioScience Company and the selling stockholders. The information assumes either no exercise or full exercise by the international managers and the U.S. underwriters of their over-allotment options.

                                                  PER SHARE   WITHOUT OPTIONS   WITH OPTIONS
                                                  ---------   ---------------   ------------
Public offering price...........................      $              $                $
Underwriting discount...........................      $              $                $
Proceeds, before expenses, to Packard
  BioScience....................................      $              $                $
Proceeds to selling stockholders................      $              $                $

    The expenses of the offering, not including the underwriting discount, are estimated at $1.5 million and are payable by us.

OVER-ALLOTMENT OPTIONS

    The selling stockholders have granted options to the international managers to purchase up to 300,000 additional shares at the public offering price less the underwriting discount. The international managers may exercise this option for 30 days from the date of this prospectus solely to cover any over-allotments. If the international managers exercise this option, each will be obligated, subject to conditions contained in the purchase agreements, to purchase a number of additional shares proportionate to that international manager's initial amount reflected in the above table.

    The selling stockholders have also granted options to the U.S. underwriters, exercisable for 30 days from the date of this prospectus, to purchase up to 1,200,000 additional shares to cover any over-allotments on terms similar to those granted to the international managers.

INTERSYNDICATE AGREEMENT

    The international managers and the U.S. underwriters have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the international managers and the U.S. underwriters may sell shares to each other for purposes of resale at the public offering price, less an amount not greater than the selling concession. Under the intersyndicate agreement, the international managers and any dealer to whom they sell shares will not offer to sell or sell shares to U.S. or Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions under the intersyndicate agreement. Similarly, the U.S. underwriters and any dealer to whom they sell shares will not offer to sell or sell shares to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, except in the case of transactions under the intersyndicate agreement.

NO SALES OF SIMILAR SECURITIES

    We, our executive officers and directors and the selling stockholders have agreed generally, subject to exceptions, not to sell or transfer common stock for 90 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, we and these other individuals will agree not to directly or indirectly:

    - offer, pledge, sell or contract to sell any common stock;

    - sell any options or contract to purchase any common stock;

    - purchase any options or contract to sell any common stock;

    - grant any options, right or warrant for the sale of any common stock;

    - lend or otherwise dispose of or transfer any common stock;

    - request or demand that we file a registration statement related to the common stock; or

    - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

    This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The restrictions described above do not apply to the shares sold to the underwriters under this prospectus.

QUOTATION ON THE NASDAQ NATIONAL MARKET

    The shares are quoted on the Nasdaq National Market under the symbol "PBSC."

NASD REGULATIONS

    The underwriters will not confirm sales of the common stock to any account over which they exercise discretionary authority without the prior written specific approval of the customer.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

    Until the distribution of the common shares is completed, SEC rules may limit the underwriters from bidding for or purchasing our common stock. However, the U.S. representatives may engage in transactions that stabilize the price of the common shares, such as bids or purchases to peg, fix or maintain that price.

    The underwriters may purchase and sell the common shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover position created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from selling stockholders in the offering. The U.S. representatives may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the U.S. representatives will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are any sales in excess of such option. The U.S. representatives must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offering.

    The U.S. representatives may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the U.S. representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    Similar to other purchase transactions, the underwriters' purchases to cover the syndicated short sales may have the effect of raising or maintaining the market price of the common shares or preventing or retarding a decline in the market price of the common shares. As a result, the price of the common shares may be higher than the price that might otherwise exist in the open market.

    Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common shares. In addition, neither we nor any of the underwriters make any representation that the U.S. representatives or the lead managers will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

UK SELLING RESTRICTIONS

    Each international manager has agreed that:

    - it has not offered or sold and will not offer or sell any shares of common stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

    - it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom; and

    - it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of common stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements)(Exemptions) Order 1996 as amended by the Financial Services Act 1986 (Investment Advertisements)(Exemptions) Order 1997 or is a person to whom such document may otherwise lawfully be issued or passed on.

NO PUBLIC OFFERING OUTSIDE THE UNITED STATES

    No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of common stock, or the possession, circulation or distribution of this prospectus or any other material relating to our company or shares of our common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of our common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the shares of common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

    Purchasers of the shares offered by this prospectus may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price on the cover page of this prospectus.

PASSIVE MARKET MAKING

    In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

OTHER RELATIONSHIPS

    Banc of America Securities LLC is an affiliate of a lender under our senior credit facility. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, other investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. Messrs. End, Hoecker and Michas, who are Directors of our company, are also Directors and/or consultants to Merrill Lynch Capital Partners, Inc., which is associated with Merrill Lynch, Pierce, Fenner & Smith Incorporated. They have received, and may in the future receive, customary fees in connection with consulting services performed.

    In addition, affiliates of Robert W. Baird & Co. Incorporated own an aggregate of 1,373,030 shares of our common stock and affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated own an aggregate of 1,056,175 shares of our common stock. Further, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, J.P. Morgan Securities Inc. and Robert W. Baird & Co. Incorporated are affiliates of Limited Partners of the Stonington Capital Appreciation 1994 Fund, L.P. George Montgomery, an employee of Chase Securities Inc., which is an affiliate of J.P. Morgan Securities Inc., also owns 50,000 shares of our common stock.

                        [ALTERNATE BACK COVER PAGE FOR INTERNATIONAL PROSPECTUS]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               10,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                  ------------
                              P R O S P E C T U S
                              -------------------

                          MERRILL LYNCH INTERNATIONAL
                           CREDIT SUISSE FIRST BOSTON
                                    JPMORGAN
                     BANK OF AMERICA INTERNATIONAL LIMITED
                             ROBERT W. BAIRD & CO.

                                         , 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of common stock being registered, all of which will be paid by the Registrant:

                                                                AMOUNT
                                                              ----------
SEC registration fee........................................  $   40,700
NASD filing fee.............................................      16,775
Nasdaq National Market listing fee..........................      *
Printing and engraving expenses.............................      *
Legal fees and expenses.....................................      *
Accounting fees and expenses................................      *
Blue sky fees and expenses..................................      *
Transfer agent and registrar fees and expenses..............      *
Miscellaneous...............................................      *
                                                              ----------
    Total...................................................  $1,500,000
                                                              ==========

------------------------

*   To be provided by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Packard BioScience Company (the "Company") is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

    The Company's Certificate of Incorporation and By-Laws provide for the indemnification of directors and officers of the Company to the fullest extent permitted by Section 145.

    Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any transaction from which the director derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) for improper payment of dividends or redemptions of shares, or (iv) for any breach of a director's duty of loyalty to the company or its stockholders. The Company's Certificate of Incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Company upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Company.

    The Purchase Agreements relating to the offering are expected to provide that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933 (the "1933 Act"). Reference is made to the forms of Purchase Agreements filed as Exhibits
1.1 and 1.2 hereto. In addition, a custody agreement to be entered into by and among the Company and certain of its stockholders who may sell shares of their common stock in the offering is expected to provide that, if such sales are made, such selling stockholders are obligated, under certain circumstances and subject to certain limitations, to indemnify controlling persons of the Company against liabilities, including liabilities under the 1933 Act. Reference is made to the form of Irrevocable Power of Attorney and Custody Agreement filed as
Exhibit 10.21 hereto.

    The Company maintains directors and officers liability insurance for the benefit of its directors and certain of its officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The following is a summary of the transactions by the Registrant during the past three years involving sales of the Registrant's securities that were not registered under the Securities Act. Except as otherwise indicated, all share data reflect a 5-for-1 split of the common stock, par value $.002 per share (the "Common Stock"), of Packard BioScience Company (the "Company"), effective as of March 21, 2000.

   (A) Pursuant to its Management Stock Incentive Plan, dated as of March 4, 1997, the Company granted during the past three years an aggregate amount of:
(a) 3,550,000 options entitling their holders to purchase one share of Common Stock at an exercise price of $2.225 per share (subject to adjustments);
(b) 1,325,000 options at an exercise price of $2.725 per share (subject to adjustments); (c) 1,150,000 options at an exercise price of $2.792 per share (subject to adjustments); and (d) 2,126,250 options at an exercise price of $3.352 (subject to adjustments). In addition, on September 4, 1997 and January 29, May 14 and December 28, 1998, the Company issued 3,735 shares (at $2.225 per share), 50,000 shares (at $2.225 per share), 125,355 shares (at $2.792 per share) and 7,160 shares (at $2.792 per share), respectively, to Messrs. Michael Gut, William Ettinger, Edward Fischer and Ms. Patricia Lobb, under its Employee Stock Ownership Plan.

    (B) In connection with the acquisition of Carl Creative Systems, Inc. on March 31, 1998, pursuant to a Stock Purchase Agreement, dated as of March 31, 1998, between the Company and Mr. Richard A. Carl, the founder of Carl Creative Systems, Inc. and current President of CCS Packard, Inc., the Company:
(a) issued 408,310 shares of Common Stock to Mr. Carl, at a price of $2.792 per share; and (b) issued 136,105 shares of Common Stock to Mr. Daniel Roark, at a price of $2.792 per share.

    (C) In connection with the acquisition of BioSignal, Inc. on July 1, 1998, the Company issued 35,815 shares of Common Stock, valued at $2.792 per share, to Mr. Michael Dennis, the former CEO of BioSignal, Inc.

   (D) Effective October 1, 2000, the Company acquired certain assets and assumed certain liabilities of the life sciences division of GSI
Lumonics, Inc., a New Brunswick corporation ("GSI"), for aggregate consideration of approximately $129 million, consisting of approximately $40 million in cash and the issuance of approximately 4.5 million shares of the Company's common stock, pursuant to the terms and conditions of an Asset Purchase Agreement dated August 19, 2000 among the Company and two subsidiaries of GSI, GSI Lumonics Life Science Trust (the "Trust") and GSI Lumonics Trust, Inc. as trustee for the Trust.

    The sales described in this Item 15 were made, unless otherwise provided, in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. No underwriters were engaged in connection with the foregoing issuances of securities, and no commissions or discounts were paid.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A)    EXHIBITS

EXHIBIT
NUMBER                           EXHIBIT TITLE
-------                          -------------
   1.1    Form of U.S. Purchase Agreement+

   1.2    Form of International Purchase Agreement+

   3.1    Amended and Restated Certificate of Incorporation of the
          Registrant++

   3.2    Amended and Restated By-Laws of the Registrant++

   4.1    Specimen of Common Stock Certificate++

   4.2 Stockholders' Agreement, dated as of March 4, 1997, by and among the Company, Merrill Lynch KECALP L.P. 1994, KECALP
          Inc., the Management Investors listed in Schedule 1 thereto, the Non-Management Investors listed in Schedule 2 thereto and Stonington Capital Appreciation 1994 Fund, L.P. (the
          "Stockholders' Agreement")**

   4.3    Amendment No. 1, dated as of June 2, 1997, to the
          Stockholders' Agreement***

   4.4    Amendment No. 2, dated as of January 23, 1998, to the
          Stockholders' Agreement*

   4.5    Amendment No. 3, dated as of March 31, 1998, to the
          Stockholders' Agreement*

   5.1 Opinion of Wachtell, Lipton, Rosen & Katz (including consent)+

  10.1 Indenture, dated as of March 4, 1997, between the Registrant and The Bank of New York, as Trustee**

  10.2    Amended and Restated Credit Agreement, dated as of March 4,
          1997, and amended and restated as of August 17, 2000, by and among the Company, the Subsidiary Borrowers from time to time party thereto, Banc of America Securities LLC, as sole lead arranger and book manager, Fleet National Bank, as syndication agent, General Electric Capital Corporation, as documentation agent and Bank of America, N.A. as administrative agent+

  10.3    Packard BioScience Company 1997 Management Stock Incentive
          Plan**

  10.4 Canberra Industries, Inc. Stock Option Plan of 1971, as amended**

  10.5    Packard BioScience Company 2000 Stock Incentive Plan++

  10.6    Packard BioScience Company Non-Employee Director Option
          Compensation Plan++

EXHIBIT
NUMBER                           EXHIBIT TITLE
-------                          -------------
  10.7    Packard BioScience Company 2000 Employee Stock Purchase
          Plan++

  10.8    Employment Agreement by and between the Company and Emery G.
          Olcott**

  10.9    Employment Agreement by and between the Company and Richard
          T. McKernan**

 10.10    Employment Agreement by and between the Company and George
          Serrano**

 10.11    Employment Agreement by and between the Company and Staf van
          Cauter**

 10.12    Employment Agreement by and between the Company and Orren K.
          Tench, Jr.**

 10.13    Employment Agreement by and between the Company and Ben D.
          Kaplan******

 10.14 First Amendment to Employment Agreement by and between the Company and Ben D. Kaplan*

 10.15    Employment Agreement by and between the Company and Franklin
          R. Witney+

 10.16 First Amendment to Employment Agreement by and between the Company and Richard T. McKernan

 10.17    Form of Irrevocable Power of Attorney and Custody Agreement+

 10.18    Asset Purchase Agreement, dated August 19, 2000 between GSI
          Lumonics Life Science Trust, GSI Lumonics Trust, Inc. and the Company+++

 10.19    Asset Purchase Agreement between the Company and Compagnie
          Generale Des Matieres Nucleaires, dated as of November 28,
          2000+

  21.1    Subsidiaries of the Registrant+

  23.1    Consent of Arthur Andersen LLP++++

  23.2    Consent of Ernst & Young LLP++++

  23.3    Consent of Wachtell, Lipton, Rosen & Katz (included in
          Exhibit No. 5.1)+

  24.1    Powers of Attorney (included on signature page)

------------------------

     + To be filed by amendment.

   ++ Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (file No. 333-31996).

 +++ Filed as an exhibit to the Registrant's Form 8-K dated October 13, 2000.

++++ Filed herewith.

     * Filed as an exhibit to the Registrant's Form 10-K for the year ended December 31, 1999.

    ** Filed as an exhibit to the Registrant's Registration Statement on Form S-4 (file No. 333-24001).

   *** Filed as an exhibit to the Registrant's Form 10-K for the year ended
       December 31, 1997.

  **** Filed as an exhibit to the Registrant's Form 10-K for the year ended
       December 31, 1998.

 ***** Filed as an exhibit to the Registrant's Form 10-Q for the quarter ended
       September 30, 1999.

 ****** Filed as an exhibit to the Registrant's Form 10-Q for the quarter ending
        June 30, 1997.

(B) FINANCIAL STATEMENT SCHEDULE

    Packard BioScience Company and Subsidiaries Valuation and Qualifying Accounts and Reserves for the Three Year Period Ended December 31, 1999.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    (1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on the 5th day of February, 2001.

                                                       PACKARD BIOSCIENCE COMPANY

                                                       By:  /s/ BEN D. KAPLAN
                                                            -----------------------------------------
                                                            Name: Ben D. Kaplan
                                                            Title: Vice President and
                                                                  Chief Financial Officer

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ben D. Kaplan, David M. Dean and Timothy O. White, Jr., and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933 (the "Securities Act"), and any rules, regulations and requirements of the U.S. Securities and Exchange Commission in connection with the registration of securities under the Securities Act pursuant to this Registration Statement, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her respective capacity as a member of the Board of Directors or officer of the Registrant, this Registration Statement and/or such other form or forms as may be appropriate to be filed with the Commission as any of them may deem appropriate in respect of the Common Stock of the Registrant, to any and all amendments thereto (including post-effective amendments) to this Registration Statement, to any related Rule 462(b) Registration Statement and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 5, 2001.

                      SIGNATURE                                            TITLE
                      ---------                                            -----
                 /s/ EMERY G. OLCOTT
     -------------------------------------------       Chairman of the Board and Chief Executive
                   Emery G. Olcott                       Officer

               /s/ FRANKLIN R. WITNEY
     -------------------------------------------       President and Chief Operating Officer
                 Franklin R. Witney

                      SIGNATURE                                            TITLE
                      ---------                                            -----
                  /s/ BEN D. KAPLAN
     -------------------------------------------       Vice President and Chief Financial Officer
                    Ben D. Kaplan

                  /s/ DAVID M. DEAN
     -------------------------------------------       Corporate Controller
                    David M. Dean

               /s/ RICHARD T. MCKERNAN
     -------------------------------------------       Senior Vice President
                 Richard T. McKernan

                 /s/ GEORGE SERRANO
     -------------------------------------------       Vice President (President Canberra Industries)
                   George Serrano                        and Director

             /s/ NICHOLAS G. BACOPOULOS
     -------------------------------------------       Director
               Nicholas G. Bacopoulos

                  /s/ ROBERT F. END
     -------------------------------------------       Director
                    Robert F. End

               /s/ BRADLEY J. HOECKER
     -------------------------------------------       Director
                 Bradley J. Hoecker

                /s/ ALEXIS P. MICHAS
     -------------------------------------------       Director
                  Alexis P. Michas

              /s/ HARRY H. PENNER, JR.
     -------------------------------------------       Director
                Harry H. Penner, Jr.

               /s/ ROBERT C. SALISBURY
     -------------------------------------------       Director
                 Robert C. Salisbury

                  /s/ PETER P. TONG
     -------------------------------------------       Director
                    Peter P. Tong

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                        ON FINANCIAL STATEMENT SCHEDULE

To Packard BioScience Company:

    We have audited in accordance with auditing standards generally accepted in the United States, the consolidated balance sheets of Packard BioScience Company and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of income (loss), comprehensive income (loss), stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999, included in this prospectus, and have issued our report thereon dated February 14, 2000, except for Note 15 as to which the date is February 8, 2001. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying schedule on page S-2 is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Hartford, Connecticut
February 14, 2000

                                  SCHEDULE II

                  PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES
                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
               FOR THE THREE YEAR PERIOD ENDED DECEMBER 31, 1999

                                           BALANCE AT   CHARGED TO   CHARGED TO                 BALANCE
                                           BEGINNING    COSTS AND      OTHER                   AT END OF
                                           OF PERIOD     EXPENSES     ACCOUNTS    DEDUCTIONS    PERIOD
                                           ----------   ----------   ----------   ----------   ---------
DESCRIPTION                                 COLUMN A     COLUMN B     COLUMN C     COLUMN D    COLUMN E
-----------                                ----------   ----------   ----------   ----------   ---------
For the year ended December 31, 1997:
  Reserves which are deducted in the
    balance sheet from assets to which
    they apply --
    Reserves for uncollectible amounts...   $377,338     $ 61,331           --     $ 10,885    $427,784

For the year ended December 31, 1998:
  Reserves which are deducted in the
    balance sheet from assets to which
    they apply --
    Reserves for uncollectible amounts...   $427,784     $ 70,448      $20,315(a)  $114,818    $403,729

For the year ended December 31, 1999:
  Reserves which are deducted in the
    balance sheet from assets to which
    they apply --
    Reserves for uncollectible amounts...   $403,729     $ 91,161           --     $ 95,612    $421,321

------------------------

(a) Represents reserves recorded at dates of acquisition.

                                      S-2